SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                           EXCHANGE ACT OF 1934


Filed by the registrant   [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
     - - - - - [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or 14a-12

                          GILBERT ASSOCIATES, INC.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
              (Name of Registrant as Specified in Its Charter)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                 (Name of Person(s) Filing Proxy Statement,
                       if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.

     (1)  Title of each class of securities to which transaction applies:

          Class B Common Stock
          --------------------

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: /1/

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:


          --------------------

     (2)  Form, schedule or registration statement no.:


          --------------------

     (3)  Filing party:


          --------------------

     (4)  Date filed:


          --------------------



/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                            GILBERT ASSOCIATES, INC.
                                 P.O. BOX 1498
                          READING, PENNSYLVANIA 19603

                                                                    May 26, 1995

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Gilbert Associates, Inc. (the "Company") to be held at the Company's Green Hills Building, Morgantown Road, Green Hills, Pennsylvania 19607, on June 16, 1995, at 9:00 a.m., local time.

    At the meeting, you will be asked to consider and vote on a proposal to approve the sale by the Company of all of the stock of the Company's principal subsidiary, Gilbert/Commonwealth, Inc., to The Parsons Corporation.

    The Notice of Special Meeting of Stockholders and the Proxy Statement accompanying this letter more fully describe the matters to be considered at the Special Meeting. We urge you to read the enclosed materials carefully.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE SALE OF GILBERT/
COMMONWEALTH, INC. AND RECOMMENDS A VOTE "FOR" THE SALE.

    Approval of the sale requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Class B Common Stock entitled to vote thereon.

    Whether or not you plan to attend the Special Meeting, we urge you to sign, date and return the enclosed proxy card in the envelope provided so that as many shares as possible may be represented at the meeting. The vote of each stockholder is important and your cooperation in returning your executed proxy card will be appreciated. Should you desire to attend the meeting and vote in person, you may do so even though you have previously returned your proxy card. I encourage you to review the enclosed proxy materials closely before voting.

    Thank you.

                                          Sincerely,
                                          ALEXANDER F. SMITH
                                          Chairman of the Board

                            GILBERT ASSOCIATES, INC.
                                 P.O. BOX 1498
                          READING, PENNSYLVANIA 19603

          NOTICE OF SPECIAL MEETING OF HOLDERS OF CLASS B COMMON STOCK
                            TO BE HELD JUNE 16, 1995

Dear Stockholder:

    Notice is hereby given that a Special Meeting of holders of Class B Common Stock of GILBERT ASSOCIATES, INC. (the "Company") will be held at the Company's Green Hills Building, Morgantown Road, Green Hills, Pennsylvania 19607, on June 16, 1995 at 9:00 a.m., local time:

        1. To consider and vote upon a proposal to approve the Company's sale of all of the stock of Gilbert/Commonwealth, Inc. to The Parsons Corporation pursuant to the terms of a stock purchase agreement; and

        2. For the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only holders of record of issued and outstanding shares of Class B Common Stock of the Company at the close of business on May 1, 1995 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

    EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME BY A WRITTEN INSTRUMENT SIGNED IN THE SAME MANNER AS THE PROXY AND RECEIVED BY THE SECRETARY OF THE COMPANY AT OR BEFORE THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY BY VOTING IN PERSON.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
"FOR" THE PROPOSED SALE OF GILBERT/COMMONWEALTH.

                                          By order of the Board of Directors
                                          THOMAS F. HAFER
                                          Secretary

Dated: Reading, Pennsylvania
      May 26, 1995

                            GILBERT ASSOCIATES, INC.
                                 P.O. BOX 1498
                          READING, PENNSYLVANIA 19603
                                 (610) 775-5900

                                PROXY STATEMENT
                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gilbert Associates, Inc. (the "Company") for use at a Special Meeting of holders of Class B Common Stock of the Company to be held at the Company's Green Hills Building, Morgantown Road, Green Hills, Pennsylvania 19607, at 9:00 a.m. on June 16, 1995, and at any adjournment or adjournments thereof.

    The purpose of the Special Meeting is to consider the Board's proposal to approve the Company's sale (the "Sale") of all of the common stock of Gilbert/Commonwealth, Inc. ("G/C"), a wholly owned subsidiary of the Company, to The Parsons Corporation ("Parsons"), pursuant to the terms and conditions of a Stock Purchase Agreement dated as of March 30, 1995 (the "Stock Purchase Agreement"). Parsons has agreed to pay the Company a cash purchase price for the G/C common stock (the "G/C Stock") of $46 million, subject to adjustment as described herein. Parsons is a diversified international engineering and construction company with approximately 9,500 employees and total assets of over $580 million as of December 31, 1994.

    BY UNANIMOUS VOTE, THE BOARD OF DIRECTORS HAS DETERMINED THAT THE SALE OF G/C BY THE COMPANY TO PARSONS PURSUANT TO THE STOCK PURCHASE AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE SALE.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREON.

    The Proxy Statement and form of Proxy were first sent or given to Class B stockholders on or about May 26, 1995.

                               TABLE OF CONTENTS

PROXY STATEMENT......................................................................      1
SUMMARY..............................................................................      3
QUORUM AND VOTING RIGHTS.............................................................      5
PROPOSED SALE OF GILBERT/COMMONWEALTH, INC...........................................      5
        Background and Purposes......................................................      5
        Recommendation of the Board of Directors.....................................      7
        Fairness Opinion.............................................................      8
        Use of Proceeds..............................................................     11
        Tax and Regulatory Matters...................................................     11
        Effect of Sale on Shareholdings of G/C Employees.............................     12
        Pro Forma Unaudited Consolidated Financial Information.......................     13
THE STOCK PURCHASE AGREEMENT.........................................................     18
        General......................................................................     18
        Closing......................................................................     18
        Purchase Price...............................................................     18
        Items Excluded from Sale.....................................................     18
        Representations and Warranties...............................................     19
        Covenants....................................................................     19
        Lease........................................................................     19
        Employee Benefit Plans.......................................................     19
        Conditions to Closing........................................................     19
        Termination or Amendment of Stock Purchase Agreement.........................     20
        Expenses.....................................................................     20
        Indemnification..............................................................     20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.......................     21
SELECTED FINANCIAL INFORMATION OF GILBERT ASSOCIATES, INC. AND SUBSIDIARIES..........     22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
  OF GILBERT ASSOCIATES, INC. AND SUBSIDIARIES.......................................     23
        Three Months Ended March 31, 1995 and 1994...................................     23
        Fiscal Years 1994, 1993 and 1992.............................................     24
CERTAIN INFORMATION ABOUT THE COMPANY................................................     26
        Professional Services........................................................     26
        Communication Equipment......................................................     28
CERTAIN INFORMATION ABOUT PARSONS....................................................     28
MARKET PRICES FOR THE COMMON STOCK...................................................     29
APPRAISAL RIGHTS.....................................................................     29
INDEPENDENT PUBLIC ACCOUNTANTS.......................................................     29
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................     30
STOCKHOLDER PROPOSALS................................................................     30
OTHER MATTERS........................................................................     30
FINANCIAL STATEMENTS.................................................................    F-1
        Report of Independent Accountants............................................    F-1
        Audited Consolidated Financial Statements of the Company.....................    F-2
        Unaudited Consolidated Financial Statements of the Company for the first
        quarter of 1995 and 1994.....................................................   F-25
        Unaudited Financial Statements of Gilbert/Commonwealth, Inc..................   F-29
Annex A: Stock Purchase Agreement
Annex B: Dillon, Read & Co., Inc. Fairness Opinion

                                    SUMMARY

    The following is a brief summary of certain information contained elsewhere in this Proxy Statement. The summary is qualified in its entirety by reference to the full text of this Proxy Statement, including the exhibits and documents incorporated herein by reference.

General Information

Date, Time and Place of Special Meeting......  June 16, 1995 at 9:00 a.m., local time, at the Company's Green Hills Building,
                                                 Morgantown Road, Green Hills, Pennsylvania
                                                 19607.

Purpose......................................  To consider and act upon a proposal to approve the sale by the Company of the G/C
                                                 Stock to Parsons pursuant to the Stock
                                                 Purchase Agreement.

Record Date..................................  May 1, 1995.

Vote Required................................  The affirmative vote of a majority of the outstanding shares of the Company's Class B
                                                 Common Stock.

Parsons......................................  Parsons is a diversified international engineering and construction company with
                                                 over $580 million in assets and
                                                 approximately 9,500 employees as of
                                                 December 31, 1994. See "Certain Information
                                                 About Parsons" below.

Ownership....................................  The Company's executive officers and directors own 174,860 shares (or 13.12%) of
                                                 the total shares of Class B Common Stock
                                                 outstanding as of May 1, 1995, and have
                                                 indicated that they will vote their shares
                                                 in favor of the Sale.

Recommendation...............................  By unanimous vote, the Board of Directors of the Company has determined that the Sale is
                                                 fair to and in the best interests of the
                                                 Company's stockholders. The Board
                                                 recommends that stockholders vote to
                                                 approve the Sale.

The Sale of G/C

Terms; Price.................................  Parsons will acquire all of the G/C Stock
                                                 (but will not purchase certain excluded
                                                 assets and liabilities), and will guarantee
                                                 G/C's obligations under a ten year lease to
                                                 be entered into with Green Hills Management
                                                 for 200,000 square feet of office space.
                                                 The purchase price is $46,000,000 in cash,
                                                 subject to adjustment. See "The Stock
                                                 Purchase Agreement--Purchase Price."

Conditions to the Sale.......................  The closing of the Sale is subject to certain conditions, including the approval of the
                                                 Sale by a majority of the Company's Class B
                                                 stockholders at the Special Meeting. See
                                                 "Stock Purchase Agreement--Conditions to
                                                 Closing."

Closing Date of the Sale.....................  Subject to the terms and conditions of the
                                                 Stock Purchase Agreement, the closing date of
                                                 the Sale is expected to occur promptly
                                                 after the date of the Special Meeting.

Effect of Sale on Shareholdings
  of G/C Employees...........................    Under the Company's Certificate of
                                                 Incorporation, the Class B (voting) Common
                                                 Stock may only be held by directors or
                                                 "active employees" of the Company or a
                                                 subsidiary of the Company, or trusts for
                                                 the benefit of active employees. Following
                                                 the Sale, G/C will cease to be a subsidiary
                                                 of the Company. Consequently, shares of
                                                 Class B Common Stock of the Company owned
                                                 by G/C employees will then automatically
                                                 convert into shares of Class A (non-voting)
                                                 Common Stock. See "Proposed Sale of
                                                 Gilbert/Commonwealth, Inc.--Effect of Sale
                                                 on Shareholdings of G/C Employees." The
                                                 percentage interests in the Company's Class
                                                 B Stock of the Company's remaining
                                                 directors, officers and employees will
                                                 accordingly increase. See "Security
                                                 Ownership of Certain Beneficial Owners and
                                                 Management."

Termination of the Sale......................  The Stock Purchase Agreement may be
                                                 terminated by mutual written consent of the
                                                 Company and Parsons and in other specific
                                                 circumstances. See "The Stock Purchase
                                                 Agreement--Termination or Amendment."

                            QUORUM AND VOTING RIGHTS

    Only holders of record at the close of business on May 1, 1995 of the outstanding shares of the Company's Class B Common Stock are entitled to vote at the Special Meeting. Only directors and "active employees" of the Company and of its subsidiaries in which it owns, directly or indirectly, 100% of the voting shares, and certain trusts for the benefit of such employees, are entitled to hold Class B Common Stock. (On May 1, 1995, there were outstanding 1,290,269 shares of the Company's Class B Common Stock.) Such eligible stockholders are entitled to cast one vote for each share held of record. In addition, there were outstanding on such date 5,669,369 shares of the Company's Class A Common Stock, excluding treasury shares. Holders of Class A Common Stock are not eligible to vote at the Special Meeting.

    If the enclosed Proxy is appropriately marked, signed and returned in time to be voted at the Special Meeting, the shares represented by the Proxy will be voted in accordance with the instructions marked thereon. Signed Proxies not marked to the contrary will be voted (i) for the proposal to approve the Sale and (ii) as the proxy holders may in their discretion determine, on any other matter which may properly come before the Special Meeting or any adjournment or adjournments thereof.

    The Delaware General Corporation Law ("DGCL"), under which the Company is incorporated, requires that the Sale of the G/C Stock be approved by the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote at the Special Meeting. Since the affirmative vote of a majority of the outstanding shares of Class B Common Stock is required for approval of the Sale, abstentions, broker non-votes and withheld votes will have the effect of a negative vote.

    Dissenter's rights of appraisal are not available under the DGCL to Class B stockholders of the Company with respect to the Sale of the G/C Stock to Parsons. In addition, stockholders voting in favor of the Sale may be precluded from later seeking redress against the Company under the DGCL with respect to the Sale, and the Company intends to assert that a stockholder's vote for, abstention or signed proxy with no choice indicated would preclude such stockholder from seeking redress against the Company in such cases.

                  PROPOSED SALE OF GILBERT/COMMONWEALTH, INC.

BACKGROUND AND PURPOSES

    General. The Company is engaged in the business of providing professional services and the manufacture and sale of communication equipment. The Company has six main operating subsidiaries which include G/C, United Energy Services Corporation, Resource Consultants, Inc., SRA Technologies, Inc., GAI-Tronics Corporation and Green Hills Management Company. See "Certain Information about the Company" below.

    The Company's largest subsidiary, G/C, based in Reading, Pennsylvania, provides a wide range of engineering services, including electrical, mechanical, structural and nuclear engineering, construction management and procurement, primarily to the power generating industry. G/C's major services are the design, engineering and supervision of the construction of electric power generating stations and electric transmission and distribution systems as well as upgrading and retrofitting existing power plants. G/C itself does not construct power plants. It also renders services to industrial clients and various governmental agencies.

    Over the last several years, the engineering and consulting market within the electric power industry has changed dramatically. These changes stem from several reasons including deregulation of the electric utility industry, demand side management programs, and excess generating capacity which has led to a substantial decline in utility construction of large base load generating plants. With the shrinking market for these services, competition has become more intense. Compounding this situation is that an increasing number of engineering contracts are for fixed price, "turnkey" type projects which carry greater risks and require larger financial resources and capabilities. The interplay of these factors has had an adverse impact on G/C's business and future prospects, as evidenced by the fact that revenue and profitability levels have steadily declined over the last several years. For example, in 1985 G/C's gross revenues exceeded $175,000,000; in 1994, however, revenues had declined by 36% to $111,862,000. Moreover, the Company anticipates that these trends will continue. The Company believes that financial and other resources considerably greater than G/C now possesses will be needed to successfully compete in the coming years.

    While the U.S. domestic power industry has been suffering from the effects of deregulation and over capacity, the international power market has been expanding and is anticipated to be an area of greater growth in the future, particularly for turnkey projects. The Company believes that G/C does not have a significant foreign presence or the financial resources and capabilities to compete successfully in this marketplace.

    The Sale of G/C to Parsons. In light of these and other factors, the Company's Board of Directors has from time to time reviewed the Company's long-term corporate strategy. As part of this effort, on October 6, 1994, the Company retained Dillon, Read & Co. Inc. ("Dillon Read") as its financial advisor to assist the Company in analyzing alternative business strategies, including potential acquisitions, joint ventures and divestments, designed to enhance stockholder value.

    In October 1994, the Board determined that it was unlikely that the Company's financial and business objectives of expanding G/C's business and maintaining competitive operating subsidiaries, without excessive additional investment, could be achieved through an acquisition or joint venture. In particular, the Board believed that the Company did not possess the financial resources which would be required to enable G/C to expand its operations--either through acquisitions or joint ventures, or direct capital contributions--to compete effectively, including by assuming the greater financial risks in fixed priced, turnkey contracts. While the Board recognized that divesting G/C would substantially change the Company's business, it ultimately concluded that it would not be in the Company's interest to continue to operate G/C in the face of a declining market and revenues. Rather, the Board believed that the Company should concentrate its efforts and resources on expanding its communications subsidiaries, which have generally been profitable since they were acquired, including through internal growth, further acquisitions and joint ventures. Accordingly, the Board decided that it would be consistent with the Company's objectives and in the best interests of stockholders for management, with the assistance of Dillon Read, to investigate possible divestment opportunities. The Company therefore solicited indications of interest to purchase G/C from a limited number of prospective purchasers who management, with the advice of Dillon Read, had determined would likely be interested in such an opportunity (the "Limited Auction"). In January 1995, Parsons preliminarily expressed an interest in acquiring G/C for $46 million, and on January 23, 1995 Dillon Read advised the Company that based upon the terms of the offer by Parsons as outlined to them, upon the Company's request Dillon Read was prepared to render an opinion as to the fairness to the stockholders from a financial point of view of the consideration to be received from Parsons under the Parsons' offer.

    On March 1, 1995, the Company's Board held a special meeting to review with senior management the status of the ongoing discussions and negotiations with Parsons. At that time, the Board was also informed that Parsons was expected to make a formal offer to purchase the G/C Stock for $46 million. Following further discussion, the Board unanimously adopted resolutions authorizing management to accept Parsons' offer and carry out the sale. On March 6, 1995, Dillon Read again advised the Company that based upon the terms of the offer by Parsons as outlined to them, upon the Company's request Dillon Read was prepared to render an opinion as to the fairness to the stockholders from a financial point of view of the consideration to be received under the Parsons' offer. On March 10, 1995, the Board unanimously adopted resolutions determining that the sale of G/C to Parsons is in the best interests of the stockholders of the Company and represents the best value available under the circumstances to the Company's stockholders; authorizing the execution and delivery of a stock purchase agreement; and recommending that the Class B stockholders approve the sale of G/C to Parsons pursuant to that stock purchase agreement.

    On March 30, 1995, the Company and Parsons entered into the Stock Purchase Agreement, which sets forth the definitive terms and conditions of the Sale. On April 5, 1995, the Company requested from Dillon Read and Dillon Read provided an oral opinion (confirmed in writing on April 10, 1995) that the consideration to be received by the Company from Parsons for the Sale of the G/C Stock is fair to the stockholders from a financial point of view (the "Dillon Read Opinion").

    Impact of Sale on the Company; the Company's Operations Following the
Sale. As illustrated below under Pro Forma Unaudited Consolidated Financial Information, the Sale of G/C, which has been the Company's principal subsidiary for many years, will significantly impact the Company. In 1994, G/C accounted for approximately $110 million in revenues, or 40% of the Company's total revenues. And at December 30, 1994, G/C accounted for approximately $25 million, or 17%, of consolidated assets excluding subsidiaries not included in the Sale. Thus, the Company will be a considerably smaller Company with lower revenues, and against which to allocate corporate overhead. The Company believes that this loss of revenues will be mitigated somewhat by the $3,000,000 in annual revenues under the lease to be executed by G/C, future reductions in corporate overhead, and, potentially, revenues associated with any future acquisition or, in the interim, earnings on the purchase price payable by Parsons for the G/C Stock.

    The Sale of G/C will also result in a loss of synergy with United Energy Services, a wholly-owned subsidiary of the Company which provides operations and engineering consulting services primarily to the nuclear power market. In addition, the Company will not be positioned to benefit from any future recovery of the construction and service business in the domestic power industry.

    The employees of G/C owned an aggregate of 783,208 shares of the 1,209,269 total outstanding shares of the Company's Class B (voting) Stock as of May 1, 1995. As a result of the Sale, all of these shares will either be automatically converted into Class A (non-voting) Stock or, at the option of the stockholder, repurchased by the Company. These transactions will have several effects. First, the percentage voting interest of Class B shares held by the executive officers of the Company will increase from 13.1% to 31.8%. In addition, the net proceeds from the purchase price payable by Parsons for the G/C Stock which will be available to the Company for future acquisitions and other general corporate purposes will be reduced to the extent G/C employees elect to receive cash in lieu of Class A shares. See Note H to the Pro Forma Unaudited Financial Statements below.

    Following the Sale of G/C, the Company's primary future focus will be in the manufacture and sale of communication equipment and in professional service firms which complement the Company's existing professional service businesses. While the Company is actively seeking acquisitions and joint venture opportunities, it has not identified any specific prospects, and there can be no assurances that the Company will succeed in identifying any such opportunities or that any acquisitions or joint ventures will be successful. In addition, while the Company currently intends to focus on the communications and professional service industries, the Company may effect an acquisition in other industries if the Board determines that it is in the interest of the Company and stockholders to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has unanimously determined that the Sale is fair to and in the best interests of the Company's stockholders, and recommends that the Class B stockholders approve the Sale.

    In determining to accept Parsons' offer and to recommend that the Class B stockholders approve the sale of G/C, the Board considered a number of factors, including the following:

        (i) The Board's understanding of the options available to the Company in light of the market for G/C's traditional engineering, design and services business, which options included, in lieu of divesting G/C, (i) significantly expanding the resources of G/C through acquisitions, joint ventures or capital infusions, in order to enhance G/C's competitiveness, or
    (ii) continuing to operate G/C in substantially the same manner. For the reasons discussed above under "The Sale of G/C to Parsons", the Board rejected these alternatives;

        (ii) The Board's review of presentations from, and discussion of the terms and conditions of the Sale with, senior executive officers of the Company;

        (iii) The Board's consideration of, among other things, information with respect to the financial condition, results of operations and business of the Company and G/C, on both an historical and a prospective basis;

        (iv) The fact that only one other formal offer to purchase G/C was received by the Company after the agreement in principle with Parsons was signed and that that offer was in any case inferior to the Parsons offer with respect to price and other material terms;

        (v) The Board's understanding that Dillon Read would be prepared to render an opinion as to the fairness to the stockholders from a financial point of view of the consideration to be received by the Company under the Parsons' offer; and

        (vi) The willingness by Parsons to maintain a substantial G/C presence in Reading as evidenced by its agreement to guarantee G/C's obligations under a long term lease with the Company's Green Hills Management subsidiary for 200,000 square feet of office space.

    The Board did not assign relative weights to the factors discussed above.

FAIRNESS OPINION

    On January 23, 1995 and March 6, 1995, Dillon Read advised the Company that based upon the terms of the Parsons' offer as outlined to them, upon the Company's request Dillon Read was prepared to render an opinion as to the fairness to the stockholders from a financial point of view of the consideration to be received by the Company from Parsons under the Parsons' offer. On April 5, 1995, the Company requested from Dillon Read and Dillon Read provided the Dillon Read Opinion (confirmed in writing on April 10, 1995) that the consideration to be received by the Company from Parsons for the Sale of the G/C Stock is fair to the stockholders from a financial point of view. The full text of the Dillon Read Opinion is attached hereto as Annex B and stockholders are encouraged to read it in its entirety for information with respect to the procedures followed, assumptions made and matters considered by Dillon Read in arriving at its opinion. In rendering the Dillon Read Opinion, Dillon Read did not render any opinion as to the value of the Company, express a view as to the range of values at which the Class A Common Stock may trade following consummation of the Sale nor make any recommendation to stockholders with respect to the advisability of disposing or retaining shares held in the Company. The opinion does not address the fairness of the Sale to the stockholders in any capacity, including without limitation, as employees, other than as holders of common stock. In addition, the Dillon Read Opinion does not constitute a recommendation regarding whether or not it is advisable for Class B stockholders to vote in favor of the Sale.

    In arriving at its opinion, Dillon Read, among other things, (i) reviewed the Stock Purchase Agreement and exhibits thereto, (ii) reviewed a draft of the Proxy Statement, (iii) reviewed certain publicly available business and financial information relating to the Company, (iv) reviewed the reported price and trading activity for the common stock, (v) reviewed certain internal financial information and other data provided by the Company relating to the business and prospects of G/C, including financial projections prepared by management of the Company and G/C, (vi) conducted discussions with members of senior management of the Company and G/C, (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Dillon Read considered relevant, (viii) reviewed publicly available financial and securities market data pertaining to publicly held companies in lines of business Dillon Read believed to be similar to those of G/C, (ix) considered the results of the Limited Auction of G/C conducted at the Company's request by Dillon Read and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as Dillon Read deemed necessary or appropriate.

    In connection with its review, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. In addition, Dillon Read did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries nor was Dillon Read furnished with any such evaluation or appraisal. Dillon Read assumed that all of the information, including the projections, provided to them by the Company's management was prepared in good faith and was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of G/C, and was based upon the historical performance of G/C and certain estimates and assumptions which were reasonable at the time made. Further, the Dillon Read Opinion is based on economic, monetary and market conditions as they existed and could be evaluated at the time.

    In rendering its opinion, Dillon Read considered a variety of valuation methods which are summarized below:

    Public Company Analysis. Using publicly available information, Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria of G/C to certain other companies in the engineering and/or engineering consulting businesses that were comparable to G/C for purposes of this analysis. The group of companies used in the comparison consisted of Dames & Moore, Inc., The Failure Group, Inc., Fluor Corp., Foster Wheeler Corporation, Jacobs Engineering Group, Inc., Morrison Knudsen Corp., Stone & Webster Incorporated, Tenera Corp. and Vectra Corp. (collectively, the "Comparison Companies").

    Dillon Read analyzed the unlevered market value (equity market value plus debt, minus cash) of the Comparison Companies as multiples of revenues, operating income, and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest twelve month period ("LTM"), and the equity market value of the Comparison Companies as multiples of LTM net income and latest fiscal quarter ("LFQ") ended book value.

    An analysis of unlevered market value to LTM revenues yielded ranges of 0.23x to 0.91x with a mean of 0.47 for the Comparison Companies, which compares with an implied ratio of 0.41x for the proposed Sale based on the purchase price of $46 million.

    An analysis of the unlevered market value to LTM EBITDA yield ranges of 5.6x to 10.7x with a mean of 8.3x for the Comparison Companies, which compares with an implied ratio of 6.0x for the proposed Sale based on the purchase price of $46 million.

    An analysis of the unlevered market value to LTM operating income yielded ranges of 6.8x to 23.6x, with a mean of 13.5x for the Comparison Companies, which compares with an implied ratio of 7.9x for the proposed Sale based on the purchase price of $46 million.

    An analysis of the equity market value to LTM net income yielded ranges of 14.5x to 26.0x, with a mean of 20.0x for the Comparison Companies, which compares with an implied ratio of 13.1x for the proposed Sale based on the purchase price of $46 million.

    An analysis of the equity market value to LFQ book value yielded ranges of 0.76x to 3.32x, with a mean ratio of 1.72x for the Comparison Companies, which compares with an implied ratio of 3.71x for the proposed Sale based on the purchase price of $46 million.

    Dillon Read believes that these multiples, in the aggregate, supported Dillon Read's view that the consideration to be received by the Company is fair, from a financial point of view, to the stockholders because, taken as a whole, the implied ratios were within the range of selected multiples of the Comparison Companies.

    Discounted Cash Flow Analysis. Dillon Read performed a discounted cash flow evaluation of G/C based upon three sets of projections furnished by the management of the Company and G/C; an upside, mid-range, and downside case. Utilizing these projections, Dillon Read discounted to present value, under varying assumed discount rates, estimated future unlevered cash flows. Such analysis indicated that assuming terminal value multiples ranging from 6.0x to 8.0x EBITDA and discount rates ranging from 14% to 15%, the net present value of G/C's unlevered future after-tax cash flows ranged from $65.0 million to $85.3 million in the upside case, $40.8 million to $52.3 million in the mid-range case, and $31.3 million to $39.7 million in the downside case. Dillon Read believes that the discounted cash flow analysis supported Dillon Read's opinion that the consideration to be received by the Company is fair, from a financial point of view, to the stockholders because the purchase price for G/C was within the range of present values, considered as a whole, of G/C's future cash flows.

    Acquisition Analysis. Using publicly available information, Dillon Read compared, based upon the total transaction values price multiples of certain financial criteria of G/C to certain completed acquisitions which Dillon Read deemed relevant. The acquisitions which were analyzed included eight transactions: Raytheon Corp.'s acquisition of EBASCO Services, Inc., Jacobs Engineering Group Inc.'s acquisition of CRS Sirrine Engineers, Pacific Nuclear Systems' acquisition of certain assets of ABB Impell, Thermo Electron Corp.'s acquisitions of Coleman Research Corp., Odgen Corp.'s acquisition of ERC International Inc., Hadson Corp.'s acquisition of UltraSystems, Incorporated, R-C Holding Co.'s acquisition of Research Cottrell, Inc., and Raytheon Company's acquisition of Stearns Catalytic World.

    For these acquisitions, Dillon Read analyzed the adjusted aggregate purchase price (equity value plus debt less cash, where available) of the acquired company as multiples of the acquired company's LTM revenues, operating income, and EBITDA, and the aggregate purchase price of the acquired company as multiples of the acquired company's LTM net income and LFQ book value.

    Based upon the analysis of these transactions, the multiples of adjusted purchase price LTM revenues yielded ranges of 0.22x to 1.11x with a mean of 0.60x, which compares with an implied ratio of 0.41x for the proposed Sale based on the purchase price of $46 million.

    An analysis of the unlevered market value to LTM EBITDA yielded ranges of 3.3x to 10.3x with a mean of 8.0x for these transactions, which compares with an implied ratio of 6.0x for the proposed Sale based on the purchase price of $46 million.

    An analysis of the unlevered market value to LTM operating income yielded ranges of 3.8x to 24.0x, with a mean of 12.4x for these transactions, which compares with an implied ratio of 7.9x for the proposed Sale based on the purchase price of $46 million.

    An analysis of the equity market value to LTM net income yielded ranges of 12.3x to 38.6x, with a mean of 23.7x for these transactions, which compares with an implied ratio of 13.1x for the Sale based on the purchase price of $46 million.

    An analysis of the equity market value to LFQ book value yielded ranges of 1.00x to 2.20x, with a mean ratio of 1.53x for these transactions, which compares with an implied ratio of 3.71x for the proposed Sale based on the purchase price of $46 million.

    Dillon Read believes that these multiples supported Dillon Read's view that the consideration to be received by the Company is fair, from a financial point of view, to the stockholders because the ratios described above, based upon the purchase price of G/C, equalled or exceeded the ranges of selected acquisition multiples.

    Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all factors and analyses, could create a misleading or incomplete view of the valuation process underlying the Dillon Read Opinion. Dillon Read did not quantify the effect of each factor upon its valuation. Dillon Read made numerous assumptions with respect to G/C's historical financial performance, industry performance, general business and economic conditions and the other matters discussed herein, many of which are beyond the Company's and Dillon Read's control. Any assumed estimates contained in Dillon Read's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein. Such estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

    Dillon Read is an internationally recognized investment banking firm which, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Dillon Read on the basis of the firm's expertise and reputation.

    Pursuant to the terms of an engagement letter dated October 6, 1994, Dillon Read has acted as exclusive financial advisor to the Company in the Sale. To date, Dillon Read has been paid fees of $75,000. Dillon Read will also receive a fee of $657,500 upon the consummation of the Sale. Pursuant to a letter agreement dated April 5, 1995, Dillon Read will receive a fee of $300,000 for services rendered in connection with providing the Dillon Read Opinion. The Company has also agreed to indemnify Dillon Read and its officers, directors, employees, agents and controlling persons against certain liabilities arising in connection with its engagement. In the ordinary course of its business, Dillon Read may trade the securities of the Company for its own account and for the account of its customers, and accordingly, may at any time hold a long or short position in such securities.

USE OF PROCEEDS

    The Sale is expected to result in net proceeds (after giving effect to taxes and transaction expenses) to the Company of approximately $38,494,000, although the adjustments to the purchase price at closing could increase or decrease this amount. The Company will use a portion of the Sale proceeds to repurchase shares of its Class A and Class B Common Stock, including shares held by G/C employees who are participants in the Company's Stock Purchase Program and make the election referred to below under "Effect of Sale on Shareholdings of G/C Employees." As previously announced, on March 10, 1995, the Board authorized the repurchase of up to $15 million of its Class A and B Common Stock in open market transactions and directly from employees. The repurchase program supersedes the Company's existing $6 million stock repurchase program. The balance of the Sale proceeds will be used by the Company for general corporate purposes, including future acquisitions or joint ventures. While the Company is actively seeking acquisitions and joint venture opportunities, it has not yet identified any specific prospects.

TAX AND REGULATORY MATTERS

    The Sale of the G/C Stock will have no federal income tax consequences for holders of Class A or Class B Common Stock.

    The Company and Parsons will elect, under Section 338(h)(10) of the Internal Revenue Code, to treat the Sale of the G/C Stock as a sale of assets of G/C and certain of its subsidiaries for federal tax purposes. The Company anticipates that the Sale will result in a significant gain for tax purposes, which will be treated principally as a long-term capital gain, a portion of which may be offset by an existing capital loss carryover. The Company will be responsible for any such tax liability resulting from the Sale. The agreement of the Company and Parsons to make the Section 338(h)(10) election was a negotiated term of the transaction. The election will enable Parsons to obtain a "stepped-up" basis in the assets of G/C. The election will not have a material impact on the Company's tax liability and will not increase the amount of capital gain which the Company would otherwise recognize on the sale of G/C.

    The Sale will be treated as a sale of assets and liabilities for accounting purposes. As a result, a gain will be recognized in the statement of operations, and the related balance sheet accounts will be removed from the Company's consolidated balance sheet. See "Pro Forma Unaudited Consolidated Financial Information."

    The Company and Parsons have jointly filed with the Federal Trade Commission and the United States Department of Justice the notification required by the Hart-Scott-Rodino Anti-trust Improvements Act. The "waiting period" under that Act during which the Sale may not be consummated while the Federal Trade Commission and Department of Justice consider the applicability of the antitrust laws to the Sale has been terminated.

EFFECT OF SALE ON SHAREHOLDINGS OF G/C EMPLOYEES

    As described above, the Company has two classes of Common Stock--Class A Common Stock, which is publicly traded on the NASDAQ National Market System, but which is non-voting, and Class B Common Stock, which is voting stock but which is not publicly traded. Under the Company's Certificate of Incorporation, only directors of the Company, "active employees" of the Company, or any of its subsidiaries, and certain trusts for the benefit of employees, are entitled to hold Class B Common Stock. With respect to Class B Common Stock held under the Retirement Savings Plan of Gilbert Associates, Inc. ("RSP") and the Stock Purchase Program for Employees of Gilbert Associates, Inc. and its Subsidiaries ("SPP"), the trustee of the RSP and SPP, respectively, will vote in accordance with instructions received from each participant who has Class B Common Stock allocated to his account, as required by the terms of those plans. The Class B Common Stock owned by participants who do not provide voting instructions will be voted by the trustee in the same proportion as those shares voted by the trustee in accordance with the direction of the plan participants.

    Following the Sale of the G/C Stock to Parsons, G/C and its subsidiaries (except for Excluded Subsidiaries, as defined below) will cease to be subsidiaries of the Company and, therefore, the Class B Common Stock owned by employees of G/C or those subsidiaries will automatically convert into shares of Class A Common Stock. However, the Company is providing G/C employees who are participants in the SPP the opportunity to elect, at any time prior to the closing of the Sale, but contingent on the closing, to receive a cash distribution from the SPP following the closing in lieu of shares of Class A Common Stock which they would otherwise receive under the SPP. (Stockholders who make such election prior to the date of the Special Meeting will not forfeit their right to vote their Class B shares at the Special Meeting.) The amount of cash to be distributed will be determined based on the average closing prices reported for Class A Common Stock on the NASDAQ National Market System for the five trading days preceding the election date. If requested by G/C employees at any time prior to the closing of the Sale (and in accordance with the Company's past practice of repurchasing Class B shares from any of its employees when requested), the Company will also repurchase their shares of Class B Common Stock owned otherwise than through the SPP, on the same terms as described above. Under the Company's Certificate of Incorporation, all shares of Class B Common Stock held by G/C employees who do not elect to receive a cash distribution under the SPP will automatically be converted into shares of Class A Common Stock following the Sale. At May 1, 1995, employees of G/C owned an aggregate of 783,208 shares of Class B Common Stock, of which 576,613 shares were held for their account in the SPP.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

    The following Pro Forma Unaudited Consolidated Statements of Operations for the year ended December 30, 1994 and the three months ended March 31, 1995 and Pro Forma Unaudited Consolidated Balance Sheet as of March 31, 1995 are presented to give effect to the Sale of G/C. Pro Forma adjustments made for the Pro Forma Unaudited Consolidated Statements of Operations assume the Sale was consummated on January 1, 1994 and December 31, 1994, respectively, and the Pro Forma Unaudited Consolidated Balance Sheet assumes the Sale was consummated on March 31, 1995. No pro forma adjustments have been made to reflect any interest income that may be earned on the $38,494,000 in estimated net proceeds received on the Sale or to reflect potential resulting reductions in corporate overhead expenses.

    The pro forma financial information does not purport to be indicative of the results which would actually have been obtained had the Sale been completed as of the date and for the period presented or which may be obtained in the future.

    Consolidated historical financial data used to prepare the pro forma unaudited consolidated financial statements were derived from the audited financial statements for the year ended December 30, 1994 and the unaudited financial statements for the three month period ended March 31, 1995, and attached to this Proxy Statement as pages F-1 to F-28. The pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" below.

                   GILBERT ASSOCIATES, INC. AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 1994

                                              CONSOLIDATED      PRO FORMA          CONSOLIDATED
                                               HISTORICAL      ADJUSTMENTS          PRO FORMA
                                              ------------    -------------        ------------
Revenue:
  Professional services revenue............   $229,887,000    $(109,741,000)(A)    $123,843,000
                                                                  3,697,000 (B)
  Communication equipment sales............     46,045,000                           46,045,000
  Other income.............................      6,563,000       (2,121,000)(A)       7,442,000
                                                                  3,000,000 (C)
                                              ------------    -------------        ------------
                                               282,495,000     (105,165,000)        177,330,000
                                              ------------    -------------        ------------
Costs and expenses:
  Professional services costs..............    179,216,000      (79,173,000)(A)     103,740,000
                                                                  3,697,000 (B)
  Communication equipment costs............     31,215,000                           31,215,000
  Selling, general and administrative
    expenses...............................     76,116,000      (27,211,000)(A)      52,130,000
                                                                  3,225,000 (B)
  Depreciation and amortization............      6,922,000       (1,898,000)(A)       5,024,000
  Interest expense.........................        186,000                              186,000
                                              ------------    -------------        ------------
                                               293,655,000     (101,360,000)        192,295,000
                                              ------------    -------------        ------------
Loss before provision for taxes on loss....    (11,160,000)      (3,805,000)        (14,965,000)
Provision for taxes on loss................        460,000       (1,636,000)(D)      (1,176,000)
                                              ------------    -------------        ------------
Net Loss...................................   $(11,620,000)   $  (2,169,000)       $(13,789,000)
                                              ------------    -------------        ------------
                                              ------------    -------------        ------------
Net loss per average number of Class A and
  Class B shares outstanding...............   $      (1.66)   $       (0.31)       $      (1.97)
                                              ------------    -------------        ------------
                                              ------------    -------------        ------------
Average shares outstanding.................      7,002,834        7,002,834           7,002,834
                                              ------------    -------------        ------------
                                              ------------    -------------        ------------

                   GILBERT ASSOCIATES, INC. AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995

                                                  CONSOLIDATED     PRO FORMA          CONSOLIDATED
                                                   HISTORICAL     ADJUSTMENTS          PRO FORMA
                                                  ------------    ------------        ------------
Revenue:
  Professional service revenue.................   $ 50,636,000    $(23,264,000)(A)    $ 28,040,000
                                                                       668,000 (B)
  Communication equipment sales................     11,849,000                          11,849,000
  Other income.................................      2,099,000        (862,000)(A)       1,987,000
                                                                       750,000 (C)
                                                                             0
                                                  ------------    ------------        ------------
                                                    64,584,000     (22,708,000)         41,876,000
                                                  ------------    ------------        ------------
Costs & expenses:
  Professional service costs...................     39,488,000     (16,510,000)(A)      23,646,000
                                                                       668,000 (B)
  Communication equipment costs................      7,722,000                           7,722,000
  Selling, general and administrative
    expenses...................................     13,703,000      (6,193,000)(A)       8,003,000
                                                                       493,000 (B)
  Depreciation and amortization................      1,606,000        (426,000)(A)       1,180,000
  Interest expenses............................         46,000                              46,000
                                                  ------------    ------------        ------------
                                                    62,565,000     (21,968,000)         40,597,000
                                                  ------------    ------------        ------------
Income (loss) before provision for taxes on
  income.......................................      2,019,000        (740,000)          1,279,000
Provision for taxes on income..................        885,000        (324,000)(D)         561,000
                                                  ------------    ------------        ------------
Net Income(loss)...............................   $  1,134,000    $   (416,000)       $    718,000
                                                  ------------    ------------        ------------
                                                  ------------    ------------        ------------
Net income(loss) per average number of Class A
  and Class B shares outstanding...............   $       0.16    $      (0.06)       $       0.10
                                                  ------------    ------------        ------------
                                                  ------------    ------------        ------------
Average shares outstanding.....................   $  6,956,124    $  6,956,124        $  6,956,124
                                                  ------------    ------------        ------------
                                                  ------------    ------------        ------------

                   GILBERT ASSOCIATES, INC. AND SUBSIDIARIES
                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1995

                                                  CONSOLIDATED     PRO FORMA         CONSOLIDATED
CONSOLIDATED                                       HISTORICAL     ADJUSTMENTS         PRO FORMA
- -----------------------------------------------   ------------    ------------       ------------
ASSETS
Current assets:
  Cash & cash equivalents......................   $  5,305,000    $ 38,494,000 (E)   $ 43,799,000
  Accounts receivable..........................     32,508,000     (10,901,000)(F)     21,607,000
  Allowance for doubtful accounts..............     (2,603,000)        900,000 (F)     (1,703,000)
  Unbilled revenue.............................     21,604,000      (9,577,000)(F)     12,027,000
  Inventories..................................      6,846,000               0          6,846,000
  Deferred income taxes........................      4,420,000      (1,435,000)(F)      2,985,000
  Other current assets.........................      5,731,000      (1,172,000)(F)      4,559,000
                                                  ------------    ------------       ------------
  Total current assets.........................     73,811,000      16,309,000         90,120,000
                                                  ------------    ------------       ------------
Property, plant and equipment at cost:
  Land.........................................      3,693,000               0          3,693,000
  Buildings....................................     43,081,000               0         43,081,000
  Furniture & equipment........................     36,416,000     (14,024,000)(F)     22,392,000
                                                  ------------    ------------       ------------
                                                    83,190,000     (14,024,000)        69,166,000
Less accumulated depreciation and
amortization...................................     41,281,000      (9,127,000)(F)     32,154,000
                                                  ------------    ------------       ------------
                                                    41,909,000      (4,897,000)(F)     37,012,000
Deferred income taxes..........................      1,610,000        (630,000)(F)        980,000
Other assets...................................      2,607,000               0          2,607,000
Goodwill.......................................     23,254,000               0         23,254,000
                                                  ------------    ------------       ------------
Total Assets...................................   $143,191,000    $ 10,782,000       $153,973,000
                                                  ------------    ------------       ------------
                                                  ------------    ------------       ------------
LIABILITIES
Current liabilities:
  Note payable.................................   $          0    $                  $          0
  Accounts payable.............................      4,246,000      (1,777,000)(F)      2,469,000
  Salaries and wages...........................      8,361,000      (3,400,000)(F)      4,961,000
  Income taxes, current payable................      2,212,000        (315,000)(F)      1,897,000
  Estimated liability for contract losses......      3,716,000                          3,716,000
  Other accrued liabilities....................     10,762,000                         10,762,000
  Contractual billings in excess of recognized
    revenue....................................      1,859,000      (1,374,000)(F)        485,000
                                                  ------------    ------------       ------------
  Total current liabilities....................     31,156,000      (6,866,000)        24,290,000
                                                  ------------    ------------       ------------
Long-term debt.................................        842,000                            842,000
Other long-term liabilities....................      6,597,000                          6,597,000
Self-insured retention.........................      5,481,000      (2,500,000)(F)      2,981,000
Commitment and contingencies...................              0                                  0
STOCKHOLDERS' EQUITY
Capital stock:
  Class A common stock, nonvoting, par value $1
    per share Issued: 1995, 7,706,048 shares...      7,706,000                          7,706,000
  Class B common stock, voting, par value $1
    per share Issued and outstanding: 1995,
    1,279,252 shares...........................      1,279,000                          1,279,000
Capital in excess of par value.................     38,673,000                         38,673,000
Retained earnings..............................     83,598,000      20,148,000 (G)    103,746,000
Class A common stock held in treasury, at cost:
    1995, 2,034,571 shares.....................    (32,141,000)                       (32,141,000)
                                                  ------------    ------------       ------------
                                                    99,115,000      20,148,000        119,263,000
                                                  ------------    ------------       ------------
Total liabilities and Stockholders' Equity.....   $143,191,000    $ 10,782,000       $153,973,000
                                                  ------------    ------------       ------------
                                                  ------------    ------------       ------------

         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

       (A) To reflect the removal of G/C's operations.

       (B) To reflect the restoration of amounts eliminated in consolidation prior to Sale.

       (C) To reflect rental income under long-term lease of office space. See "Stock Purchase Agreement--Lease."

       (D) To reflect the tax benefit associated with the aforementioned pro forma adjustments.

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET

       (E) To reflect cash proceeds of Sale, net of transaction expenses and income taxes.

       (F) To reflect the removal of account balances as a result of the Sale.

       (G) To recognize the net gain on Sale.

OTHER NOTES

       (H) Of the 783,208 shares of Class B Common Stock held by employees of G/C at May 1, 1995, 576,613 shares are held for their account in the Company's Stock Purchase Program. As described under "Proposed Sale of Gilbert Commonwealth, Inc.--Effect of Sale on Shareholdings of G/C Employees," the Company has offered to repurchase these 576,613 Class B shares, and, if requested by G/C employees, will also repurchase on the same terms their Class B shares held otherwise than through the SPP. If G/C employees tender all such 783,208 shares, the Company will expend approximately $10,181,704 which is based upon a closing share price of $13 on the NASDAQ National Market System as of May 4, 1995. (All Class B shares held by G/C employees which are not repurchased by the Company will convert to Class A shares at the Closing.) As a result of the repurchase, the Company's average Class A and B shares outstanding would decline approximately 11%.

           A $1 increase in the share repurchase price will result in an additional $783,208 aggregate payment to the G/C shareholders. Conversely, a $1 decline in the share price will result in a $783,208 decrease in such payments. Any Class B shares not repurchased by the Company pursuant to the Stock Purchase Program or otherwise, and held by G/C employees, will automatically convert to Class A shares following the Closing.

                          THE STOCK PURCHASE AGREEMENT

GENERAL

    The Stock Purchase Agreement provides for the sale by the Company of all of the G/C Stock to Parsons, subject to the terms and conditions therein contained. Following the closing of the Sale (the "Closing"), G/C will cease to be a subsidiary of the Company and will become a wholly-owned subsidiary of Parsons.

    The following summary is qualified in its entirety by the terms of the Stock Purchase Agreement which is attached as Annex A to this Proxy Statement.

CLOSING

    The Company anticipates that the Closing will, subject to the terms and conditions of the Stock Purchase Agreement, occur promptly following the Special Meeting. At the Closing, among other things the Company will deliver to Parsons the G/C Stock, Parsons will pay to the Company the purchase price in cash and G/C will enter into the Lease, as described below.

PURCHASE PRICE

    The cash purchase price for the G/C Stock payable by Parsons is $46,000,000, provided, however, that the purchase price is subject to increase or decrease on a dollar-for-dollar basis to the extent that the consolidated stockholders' equity of G/C as of March 31, 1995, as shown on an adjusted balance sheet of G/C as of that date, exceeds or is less than $15,000,000. Such adjustments to the March 31, 1995 balance sheet will include, among other things, the adjustments necessary to reflect the exclusion of the items not included in the Sale as described under "Items Excluded from Sale" below. G/C's stockholders' equity as of March 31, 1995 as shown on its preliminary adjusted March 31, 1995 balance sheet is $16,159,000 which, if accepted by Parsons, will result in a purchase price of $47,159,000.

    Under the terms of the Stock Purchase Agreement, Parsons may object to the adjusted March 31, 1995 balance sheet at any time on or before June 18, 1995. If Parsons so objects, the parties will have 30 days to resolve any differences; failing agreement within that period, the March 31, 1995 adjusted balance sheet will be determined finally by independent public accountants mutually acceptable to the Company and Parsons. (If such agreement is not reached by the Closing, Parsons will pay $46,000,000 at Closing, with any balance to be paid by the appropriate party as a post-closing adjustment.)

    The Stock Purchase Agreement also provides that, within 45 days following the Closing, (i) G/C will pay to the Company an amount equal to 40% of the pre-tax book income of G/C and its subsidiaries (other than those subsidiaries excluded from the Sale, as described below), or, alternatively, (ii) the Company will pay to G/C an amount equal to 40% of the pre-tax book loss of G/C and such subsidiaries, in either case, from March 31, 1995 through the Closing. The foregoing adjustment is intended to compensate the Company or Parsons, as the case may be, for the income tax liability or benefit associated with G/C's operations for the period between March 31, 1995 and the Closing. The Company expects that any such payment would not materially affect the purchase price.

ITEMS EXCLUDED FROM SALE

    The Stock Purchase Agreement provides that certain assets and liabilities of G/C and G/C's subsidiaries will not be included in the Sale and will be transferred to and/or assumed by the Company on or before the Closing. These items include all real estate owned by G/C, the stock of the Excluded Subsidiaries (as defined below), liability for certain pre-closing litigation, and liabilities, reserves and assets relating to certain pension and other benefit plans. The Company estimates the amount of these assumed liabilities to be approximately $7 million. In addition, certain intercompany debt and advances owed to or by G/C will be settled by Closing. "Excluded Subsidiaries" are Green Hills Management Company, a real estate development and management subsidiary, GAI, Inc., a finance subsidiary, and Gilbert Associates (Europe) Limited, which is inactive.

REPRESENTATIONS AND WARRANTIES

    The Stock Purchase Agreement contains various representations and warranties by each of the Company and G/C, on the one hand, and Parsons, on the other hand, relating to, among other things: (a) corporate organization, existence, good standing and, in the case of G/C, the corporate power and authority to own, lease and operate its properties and carry out its business; (b) corporate power and authority to enter into and perform the Stock Purchase Agreement; (c) due authorization, execution, delivery and performance of the Stock Purchase Agreement (subject, in the case of the Company and G/C, to approval thereof by the Company's Class B stockholders); (d) the validity and binding effect of the Stock Purchase Agreement; (e) the Sale not conflicting with the terms of the charter documents or resulting in a breach of third-party agreements; and (f) receipt of required consents or approvals of governmental bodies or any third parties to consummate the Sale. Additionally, with respect to G/C, the Stock Purchase Agreement contains representations and warranties relating to, among other things, capital structure, litigation, compliance with applicable laws and contracts, accuracy of documents filed with the Securities and Exchange Commission, and environmental compliance.

    The representations and warranties set forth in the Stock Purchase Agreement will, subject to certain exceptions, terminate two years after the Closing.

COVENANTS

    G/C and the Company have agreed that from the date of the Stock Purchase Agreement until the Closing, G/C will, and will cause each of its subsidiaries to, conduct its business and operations in the ordinary course consistent with past practices and not engage in any activity or material transaction outside of its ordinary and usual course of business. In addition, G/C has agreed that it will not, without the prior consent of Parsons, take certain actions including amendments to its charter or by-laws, and declaration or payment of dividends on the G/C Stock to the Company.

LEASE

    As mentioned above, all real estate, including the office building located at the Green Hills Corporate Center in Reading, Pennsylvania, will be excluded from the Sale. However, Parsons has agreed to cause G/C to enter into a lease agreement ("Lease") with Green Hills Management pursuant to which G/C will lease 200,000 square feet of office space in the Green Hills Corporate Center for a term of ten years. G/C's obligations under the Lease will be guaranteed by Parsons. The Lease provides for an annual rental of $3 million, which is subject to escalation at the rate of 3% annually, and requires Green Hills Management to provide utilities and other significant services and to pay real estate taxes. G/C will have the right to extend the Lease for two additional five-year periods for a rental negotiated at that time. In addition, beginning in the sixth year of the Lease, G/C has the right to surrender 10,000 square feet annually (with rent to be reduced proportionately).

EMPLOYEE BENEFIT PLANS

    Following the Closing, Parsons will not sponsor or become responsible for any existing G/C employee benefit plans, which plans include the SPP, RSP, Stock Bonus Purchase Plan, Direct Stock Purchase Plan and Stock Option Plans. Parsons has agreed in the Stock Purchase Agreement, however, to enroll each eligible employee of G/C (i) effective as of the Closing, in its Employee Stock Ownership Plan, (ii) as soon as practicable following the Closing, in its Retirement Savings Plan and (iii) effective not later than January 1, 1996, in the welfare benefit plans maintained for Parsons employees. Although it is not obligated to do so, Parsons has advised the Company that it intends to maintain G/C's existing welfare benefit plans in effect until G/C's employees are enrolled in Parson's welfare benefit plans.

CONDITIONS TO CLOSING

    The obligation of Parsons to consummate the Sale is subject to the satisfaction or waiver of certain conditions, including, (a) approval of the Sale by the requisite vote of Class B stockholders, (b) receipt by the Company of all third party and governmental consents, approvals and orders required to effect the contemplated transactions, (c) receipt at the Closing of a favorable legal opinion of counsel to the Company regarding certain matters, (d) absence of certain pending or threatened litigation by any governmental authority or third person, and (e) the accuracy in all material respects of the representations and warranties of the Company and G/C contained in the Stock Purchase Agreement as of the date of the Agreement and as of the Closing, and the performance and compliance by the Company and G/C in all material respects of their obligations under the Stock Purchase Agreement.

    The obligation of the Company to consummate the Sale is subject to the satisfaction or waiver of certain conditions including, (a) approval of the Sale by the requisite vote of the Company's Class B stockholders, (b) receipt by the Company of all third party and governmental consents, approvals and orders required to effect the contemplated transactions, (c) absence of certain pending or threatened litigation by any governmental authority, and (d) the accuracy in all material respects of the representations and warranties of Parsons contained in the Stock Purchase Agreement as of the date of the Agreement and as of the Closing, and the performance by Parsons in all material respects of its obligations under the Stock Purchase Agreement.

    The Company and Parsons are not aware of any third party or governmental consents, approvals or orders required to effect the Sale and which have not been obtained. In addition, the Company and Parsons are not aware of any pending or threatened litigation by any governmental agency or third party which could cause the applicable conditions described in (b) above not to be satisfied at the Closing.

TERMINATION OR AMENDMENT OF STOCK PURCHASE AGREEMENT

    At any time prior to the Closing, the Stock Purchase Agreement may be terminated by mutual consent of the Boards of Directors of the Company and Parsons, notwithstanding approval by the Class B stockholders. In addition, if the Closing does not occur on or prior to August 31, 1995, either the Company or Parsons may terminate the Stock Purchase Agreement without liability unless the failure to close resulted from a default under the Stock Purchase Agreement.

    The Stock Purchase Agreement may be amended by the mutual consent of the Company and Parsons. In addition, either the Company or Parsons may waive any condition (other than approval of the Sale by the Class B stockholders and any required governmental or regulatory approvals) to its obligation to consummate the Sale. The Company will not, however, waive a material condition to Closing following the approval of the Sale by the Class B stockholders without obtaining approval of the Class B stockholders.

EXPENSES

    Whether or not the sale is consummated, the Company and Parsons will each bear their own costs and expenses incurred in connection with the Stock Purchase Agreement. Expenses incurred in connection with preparing and printing the proxy materials will be borne by the Company.

INDEMNIFICATION

    The Company has agreed to indemnify Parsons and its affiliates with respect to certain matters, including a breach of a representation, warranty or covenant by the Company or G/C in the Stock Purchase Agreement, any tax imposed on G/C relating to the period prior to the Closing, and environmental matters, up to a maximum aggregate indemnity obligation of $46 million.

    Parsons has agreed to indemnify the Company and its affiliates with respect to certain matters, including a breach of a representation, warranty or covenant by Parsons in the Stock Purchase Agreement, and matters relating to the operation of G/C after the Closing.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of May 1, 1995, the beneficial ownership of Common Stock of each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Class B Common Stock (based on the records of the Company's stock transfer agent), each director, each executive officer and all executive officers and directors of the Company, as a group. The table also sets forth the beneficial ownership of Common Stock by each such person immediately after giving effect to the Sale on a pro forma basis assuming the conversion of all shares of Class B Common Stock now held by G/C employees into shares of Class A Common Stock. See "Proposed Sale of Gilbert Commonwealth, Inc.--Effect of Sale on Shareholdings of G/C Employees".

                                                                        ACTUAL
                                                  --------------------------------------------------
                                                                                CLASS
                                                  CLASS B         PERCENTAGE      A       PERCENTAGE
                                                  COMMON              OF        COMMON        OF
   IDENTITY                                        STOCK           CLASS(1)     STOCK      CLASS(1)
- -----------------------------------------------   -------         ----------    ------    ----------
J.W. Boyer, Jr.................................     --               --         1,500       *
T.S. Cobb......................................    28,951(2)(3)       2.22%      --         --
J.R. Itin(4)...................................    68,611(2)(3)       5.21%      --         --
D.E. Lyons.....................................     1,700            *           --         --
A.F. Smith.....................................    73,477             5.69%     5,426 (5)   *
J.W. Stratton..................................     --               --         2,500       *
J.A. Sutton....................................     1,296            *            266       *
D.K. Wilson, Jr................................       825            *           --         --
All executive officers and directors as a
  group........................................   174,860(2)(3)      13.12%     9,692       *

                                                                      PRO FORMA
                                                  --------------------------------------------------
                                                                                CLASS
                                                  CLASS B         PERCENTAGE      A       PERCENTAGE
                                                  COMMON              OF        COMMON        OF
   IDENTITY                                        STOCK           CLASS(1)     STOCK      CLASS(1)
- -----------------------------------------------   -------         ----------    ------    ----------
J.W. Boyer, Jr.................................     --               --         1,500       *
T.S. Cobb......................................    28,951(2)(3)       5.53%      --         --
J.R. Itin(4)...................................    68,611(2)(3)      12.88%      --         --
D.E. Lyons.....................................     1,700            *           --         --
A.F. Smith.....................................    73,477            14.49%     5,426 (5)   *
J.W. Stratton..................................     --               --         2,500       *
J.A. Sutton....................................     1,296            *            266       *
D.K. Wilson, Jr................................       825            *           --         --
All executive officers and directors as a
  group........................................   174,860(2)(3)      31.84%     9,692       *

- ------------

(1) Asterisks indicate beneficial ownership of less than 1% of the outstanding shares of the class.

(2) Includes options held by Messrs. Cobb and Itin to purchase 16,375 shares, and 25,750 shares, respectively, of Class B Common Stock exercisable within 60 days.

(3) Includes shares purchased on his behalf under the Company's Stock Purchase Program from contributions (and dividends thereon) made through March 31, 1995 and the Payroll Stock Ownership portion of the Retirement Savings Plan.

(4) As previously reported, on April 19, 1995, Mr. Itin, 62, elected to take early retirement and resigned as a member of the board and Chief Financial Officer of the Company. He will be a consultant to the Company for two years. Mr. Itin's decision to elect early retirement is not due to a disagreement with management regarding the sale of G/C or otherwise. The Company anticipates that it will take approximately four months to retain a successor. In the interim, Mr. Cobb has assumed Mr. Itin's duties as Chief Financial Officer.

(5) Includes 468 shares owned of record and beneficially by Mr. Smith's wife, as to which shares he disclaims beneficial ownership.

    Bankers Trust Company, 280 Park Avenue, New York, New York 10017 has advised the Company that at May 1, 1995 it held through controlled nominees 945,612 shares of the Company's Class B Common Stock, or 73.29% of the class then outstanding, as trustee on behalf of employees pursuant to various employee benefit plans of the Company.

                         SELECTED FINANCIAL INFORMATION
                  OF GILBERT ASSOCIATES INC. AND SUBSIDIARIES

    The following tables set forth certain financial data for the Company for the five years 1994, 1993, 1992, 1991, and 1990, derived from the Company's audited consolidated financial statements for such periods, and for the three months ended March 31, 1995, derived from the Company's unaudited consolidated financial statement for such period. The pro forma amounts reflect estimated results and financial position of the Company as if the sale of G/C had occurred as described under "Pro Forma Unaudited Consolidated Financial Information". All amounts are in thousands, except for share data.

                                                             PRO FORMA                 ACTUAL
                                                            THREE MONTHS            THREE MONTHS
                                                        ENDED MARCH 31, 1995    ENDED MARCH 31, 1995
                                                        --------------------    --------------------
SUMMARY OF OPERATIONS:
Total Revenue........................................         $ 41,876                $ 64,584
Net Income...........................................              718                   1,134
Per share of Class A & Class B Common Stock:
Net Income...........................................         $   0.10                $   0.16
Dividends to stockholders............................             0.20                    0.20
SUMMARY OF FINANCIAL POSITION:
Total assets.........................................         $153,973                $143,191
Long-term debt.......................................              842                     842
Stockholders' equity.................................          119,263                  99,115
Stockholders' equity per share.......................            17.16                   14.26

                        CONSOLIDATED
                       PRO FORMA 1994     1994         1993         1992        1991          1990
                       --------------   --------     --------     --------    --------      --------
SUMMARY OF
  OPERATIONS:
Total Revenue........     $177,330      $282,495     $291,606     $301,209    $277,428      $260,633
Net Income (Loss)....      (13,789)      (11,620)(1)    6,452(2)     9,057       3,252(3)     11,664
Per Share of Class A
  and Class B Common
  Stock:
  Net Income (Loss)..     $  (1.97)     $  (1.66)    $    .87     $   1.19    $    .42      $   1.48
  Dividends to
    Stockholders.....          .80           .80          .76          .72         .72           .68
SUMMARY OF FINANCIAL
  POSITION:
Total Assets.........                   $147,085     $170,247     $165,424    $169,155      $159,247
Long-Term Debt.......                        871        1,066        1,097       4,330           228
Stockholders'
Equity...............                     99,514      118,114      124,042     125,268       129,808
Stockholders' Equity
  Per Share..........                      14.30        16.82        16.65       16.25         16.66

- ------------
(1) Decreased by $15,800,000 for expenses associated with the nuclear service business, including a goodwill write-off, severance and idled leased facility costs, and the increase of reserves to cover contractual issues on contracts completed in prior years and increased by $75,000 for closure of foreign subsidiaries and settlement of certain contractual issues (Note 9). (References to "Notes" refer to the notes included in the Company's financial statements included on pages F-1-F-24 to this Proxy Statement.)

(2) Decreased by $1,320,000 to increase reserves for costs associated with resolving a series of claims filed by former employees of a subsidiary which was closed in 1988 (Note 9) and $200,000 for changes in accounting principles (Notes 3 and 6).

(3) Decreased by $4,920,000 for expenses associated with the realizability of certain assets, anticipated losses on certain contracts and restructuring charges.

    Per share amounts and average shares outstanding have been adjusted for the effect of a five-for-four stock split effective May 4, 1990.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                  OF GILBERT ASSOCIATES, INC. AND SUBSIDIARIES

    The following Management's Discussion and Analysis of Results of Operations and Financial Condition should be read in conjunction with the Company's financial statements attached as pages F-1 to F-28 to this Proxy Statement.

THREE MONTHS ENDED MARCH 31, 1995 AND 1994

    Results of Operations. Net income declined $33,000 and earnings per share decreased by $.01 in the first quarter of 1995 as compared to the first quarter of 1994. The slight decline in earnings relates primarily to lower operating results within the professional services segment offset in part by improvements within the communication equipment segment.

    The professional services segment reported an 18% decrease in revenue in the first quarter of 1995 as compared to the same period in 1994. The decline is primarily due to large decreases in services provided to the nuclear power industry and public utility clients. The gross profit percentage decreased from 23% to 22% in the current quarter due primarily to lower margins realized on services provided to the U.S. Government.

    The communication equipment segment revenue increased 2% in the first quarter of 1995 as compared to the same period in 1994 due primarily to higher international sales and increased revenue from the Instrument Associates, Inc. ("IAI") division. The gross profit percentage increased from 32% in the first quarter of 1994 to 35% in the current quarter. The increase is due primarily to the benefits realized as a result of consolidating operations and sales of higher margin products.

    Other income increased 32% in the first quarter of 1995 compared to the same period last year due primarily to higher income derived from a joint venture within the professional services segment. The joint venture is comprised of G/C, Union Boiler and Morrison Knudson Company, and was specifically established to service one contract. Each company has equal voting rights and G/C receives 51% of the joint venture's profits, if any. The contract expires at the end of 1996 and has an option for two additional years.

    Selling, general and administrative expenses declined 13% in the current quarter compared to the first quarter of 1994. The decline is primarily due to the lower business activity within the power industry. Depreciation and amortization decreased 6% in the first quarter of 1995 compared to the same period last year due primarily to lower goodwill amortization as a result of the 1994 third quarter goodwill write-off.

    Income before provision for taxes on income increased 2% in the first quarter of 1995 compared to the same period in 1994 due primarily to higher results within the communication equipment segment, which was offset in part by a decline within the professional services segment.

    The effective tax rate increased from 41% to 44% from the first quarter of 1994 to the first quarter of 1995 due to a higher effective state income tax rate, which in part is due to limitation in loss carrybacks and carryforwards in certain jurisdictions.

    Deregulation in the domestic power utility industry, excess power generation capacity, demand side management programs and aversion to nuclear power will continue to put downward pressures on the level of services provided by the Company, particularly to nuclear power related customers, until additional power generation capacity is needed. If G/C is divested, the Company's reliance on the power industry will be reduced greatly, and any future negative impact as a result of changes in the power market should not therefore be significant to the Company.

    The Sale of G/C, if approved by the Class B stockholders, and subject to the satisfaction of the other Closing conditions, will be consummated effective April 1, 1995. As a result, the Company's results of operations will exclude G/C beginning April 1, 1995. The immediate impact to the Company's operations following the sale of G/C will be an approximately 37% decline in total revenue based upon the financial information for the year ended December 30, 1994 and the three months ended March 31, 1995. This assumes additional annual rental revenue of $3,000,000 as a result of G/C signing a ten year lease, but excludes any revenue resulting from interest income earned on the sale proceeds. Net income may decline slightly from the first quarter of 1995. This assumes interest income earned on sale proceeds only partially offsets net income derived from G/C and the corporate overhead expense that it absorbed. It is, however, difficult to project the impact to net income and earnings per share given the uncertainties regarding the amount, if any, of repurchases of common stock and the price per share thereof, operations of the Company's remaining units, the extent to which corporate overhead expenses are reduced and possible future acquisitions. At this time, no acquisitions are imminent.

    After the sale of G/C, the Company's primary future focus will be in the manufacture and sale of communication equipment and professional service firms which may complement the Company's existing professional services businesses. The Company, as a result of the sale, has reduced its reliance on the power market and does not consider this to be an area of major focus in the future.

    Liquidity and Capital Resources. Working capital decreased $228,000 and cash and cash equivalents declined $2,122,000 in the first three months of 1995. The decline in cash and cash equivalents is largely due to the repayment of a $2,000,000 note payable, which was outstanding under the Company's line of credit with Meridian Bank for four days at an interest rate of 7.38% per annum. The Company does not anticipate requiring outside long-term financing during the next year. Amounts generated from operations, combined with available cash and cash equivalents and short-term lines of credit, should provide adequate working capital to satisfy operating requirements, contractual and lease obligations related to the third quarter 1994 charge and the contingent payment to former IAI principals. The anticipated cash proceeds from the disposition of G/C, as discussed in Note 5 (References to "Notes" in this section refer to the notes included in the Company's unaudited financial statements for the three months ended March 31, 1995 and 1994 attached as pages F-25 to F-28 to this Proxy Statement), will provide sufficient cash to fund the $15,000,000 stock repurchase program as described in Note 6.

    Unused lines of credit with three banks aggregating $16,500,000 are also available for short-term cash needs. The short-term lines of credit consist of the following: Meridian Bank, $10 million, which expires April 30, 1996; Chemical Bank, $5 million, which expires June 30, 1995; and The Chase Manhattan Bank, N.A., $3 million, which expires June 30, 1995. At March 31, 1995, the entire Chase line was available, and $9 million and $4.5 million, respectively, were available under the Meridian and Chemical lines. Outstanding borrowings under these lines bear interest at a function of the prime rate. The Chemical and Chase lines are used primarily to secure letters of credit posted by the Company; the Meridian line is used to fund short-term working capital requirements. No restrictions on cash transfers between the Company and its subsidiaries exist.

    The Company estimates that capital expenditures in 1995 will be approximately $3,000,000, assuming G/C is sold, and $5,000,000 if the sale does not occur.

FISCAL YEARS 1994, 1993 AND 1992

    Results of Operations. Excluding all adjustments, the Company's net income decreased $3,867,000 and earnings per share decreased $.49, or 49% and 45%, respectively, in 1994 as compared to 1993. Prior to adjustments, net income for 1993 decreased $1,085,000, or 12% from 1992, and earnings per share decreased $.11 or 9% in the same period. The decreases relate primarily to lower operating results within the professional services segment, formerly called the engineering and consulting segment. The decline in net income was greater than the decline in earnings per share due to fewer shares outstanding. Revenue declined 3% in both 1994 and 1993 due to declines within the professional services segment, offset in part by higher revenue within the communication equipment segment. Adjustments for 1994 included a third quarter charge to income of $15,800,000 (net of $2,000,000 income tax benefit) or $2.26 per share, associated with the nuclear operations (Note 9) (References to "Notes" refer to the notes included in the Company's audited financial statements included on pages F-1 to F-24 to this Proxy Statement). This charge will not have a significant impact on future operations. Adjustments also included a $75,000 increase in net income, or $.01 per share, in the second quarter of 1994 relative to closing foreign subsidiaries and settlement of certain contractual issues (Note 9). Adjustments for 1993 included a $1,320,000 reduction in net income or $.18 per share in the second quarter of 1993 to increase reserves for claims filed by former employees (Note 9), and a $200,000 reduction in net income or $.03 per share in the first quarter of 1993 for changes in accounting principles (Notes 3 and 6).

    The professional services segment, renamed to more accurately reflect the revenue stream, reported a 6% decrease in revenue in 1994 as compared to 1993. The decrease is due primarily to large declines in volume of services provided to the nuclear power market, offset largely by revenue derived from SRA Technologies, Inc. ("SRA"), which was acquired on December 10, 1993. Nuclear power related revenue declined approximately $36,000,000 in 1994 compared to 1993 which was largely offset by $19,000,000 of additional revenue from SRA. The decline in nuclear power related revenue relates primarily to lower revenues from United Energy Services Corporation ("UESC"). The gross profit percentage was 22% in 1994, a decrease from 24% in the prior year. The decrease is due primarily to competitive pressures within the nuclear market and the professional services segment in general. Revenue decreased 8% in 1993 as compared to 1992, due primarily to declines in the volume of services provided to the nuclear power market, offset by increases in U.S. defense related revenue. Nuclear power related revenue declined approximately $29,000,000 which was partially offset by higher revenue from non nuclear power customers and U.S. defense related revenue. The decline in nuclear power related revenue relates primarily to UESC. The gross profit percentage was 24% in 1993 and 1992.

    The communication equipment segment revenue increased 10% in 1994 as compared to 1993. The increase relates primarily to revenue derived from IAI, which was acquired on December 28, 1993. The gross profit percentage decreased to 32% in 1994 from 34% in 1993 due primarily to IAI, and to a lesser extent, costs associated with consolidating manufacturing operations. IAI is structured to operate on lower margins than other operations within this segment, but has lower selling, general and administrative expenses which more than offset the impact of lower gross profit. Revenue volume increased 30% in 1993 as compared to 1992 due primarily to revenue derived from the acquisition of the Femco Division of Mark IV Industries in late 1992. The gross profit margin decreased 2% in 1993 to 34% due primarily to sales of lower margin products.

    Other income increased 6% in 1994 as compared to 1993, and 31% in 1993 as compared to 1992. The increases relate primarily to income derived from a joint venture within the professional services segment which has earned income, prior to income taxes, of $2,080,000, $1,406,000 and $715,000 in 1994, 1993 and 1992,
respectively.

    Selling, general and administrative expenses decreased 1% in 1994 as compared to 1993 after excluding the adjustments mentioned above. Selling, general and administrative expenses relative to the recent acquisitions of SRA and IAI were offset by lower expenses within the professional services segment. Also excluding the above adjustments, these expenses were substantially unchanged in 1993 from 1992. Depreciation and amortization increased 8% in 1994 as compared to 1993 due primarily to amortization associated with the recent acquisitions. Depreciation and amortization increased 12% in 1993 compared to 1992 due primarily to depreciation on the office facility completed in late 1992. Interest expense was not significant in 1994, 1993 or 1992.

    Income before provision for taxes on income and cumulative effect of changes in accounting principles decreased 46% from 1993 to 1994, excluding the adjustments mentioned above. The decrease relates primarily to lower operating results within the professional services segment, particularly the nuclear power market. Income before provision for taxes on income and cumulative effect of changes in accounting principles in 1993 decreased 11% compared to 1992 after excluding the aforementioned adjustments. The decrease relates primarily to lower operating results within the professional services segment, particularly the nuclear power market, offset in part by higher operating results within the communication equipment segment.

    The provision for taxes on income, prior to all adjustments, increased to an effective tax rate of 43% in 1994 from 40% in 1993. The increase is due primarily to a higher effective state tax rate, which in part is due to limitations in loss carrybacks and carryforwards in certain jurisdictions. In 1993, the effective tax rate increased to 40% from 39% in 1992 due primarily to the enacted increase in the statutory federal income tax rate to 35%.

    Liquidity and Capital Resources. Working capital decreased $6,829,000, or 14% in 1994. The decline relates primarily to lower operating results. Cash and cash equivalents declined $3,289,000 during the year due primarily to lower borrowings. Capital expenditures declined $7,600,000 in 1993 compared to 1992 largely due to a $6,273,000 reduction in expenditures for an office facility, which was substantially completed by the end of 1992. Reference is made to "Liquidity and Capital Resources" under "Three Months Ended March 31, 1995 and 1994" above.

                     CERTAIN INFORMATION ABOUT THE COMPANY

    The Company was organized as a holding company in 1984. Through its operating subsidiaries, the largest of which is G/C, the Company is engaged in the businesses of providing professional services and the manufacture and sale of communication equipment. G/C, formerly known as "Gilbert Associates, Inc.," was organized in 1942. The Company and its subsidiaries are sometimes referred to below as the "Gilbert companies." The Company's principal executive offices are located at
P.O. Box 1498, Reading, Pennsylvania 19603, telephone number (610) 775-5900.

PROFESSIONAL SERVICES

    The professional services business segment consists of the Company's largest subsidiary, G/C, and its subsidiaries, together with UESC, Resource Consultants, Inc. ("RCI") and SRA, which are wholly-owned subsidiaries of the Company.

    G/C, based in Reading, Pennsylvania, provides a wide range of engineering and consulting services, including electrical, mechanical, structural and nuclear engineering, construction management, procurement, and consulting services. G/C's major services are the design, engineering and supervision of the construction of electric power generating stations and electric transmission and distribution systems as well as upgrading and retrofitting existing power plants. It also renders services to industrial clients and various governmental agencies. UESC, based in Atlanta, Georgia, primarily provides operations and engineering consulting services to the nuclear power industry. RCI, based in Vienna, Virginia, provides engineering, outplacement services, technical and other program support services to U.S. defense agencies, principally the U.S. Navy and Army, and other U.S. Government agencies. SRA, based in Falls Church, Virginia, provides research and consulting services in life and environmental sciences, engineering and related technical areas, principally to U.S. Government agencies.

    The following table sets forth for the past three fiscal years the revenues derived from the listed categories of professional services rendered.

                                                                PROFESSIONAL SERVICES REVENUES
                                                                  (IN THOUSANDS OF DOLLARS)
                                                                 1994        1993        1992
                                                               --------    --------    --------
Design and Related Services.................................   $111,359*   $123,945*   $127,844*
Operations Services.........................................     34,921      61,834      85,351
Defense Related Services....................................     63,092      57,624      51,027
Life and Environmental Sciences Services....................     20,515

- ------------

* G/C operations accounted for $109,741, $123,101 and $127,755 in 1994, 1993 and
  1992, respectively, of these amounts. G/C operations did not account for revenues in any other categories of services.

    The following table sets forth the approximate percentage of operating revenues derived from the principal markets served by the professional services segment during 1994 and the approximate percentage of backlog as of December 30, 1994 represented by work arrangements with clients in such markets:

                                                             PERCENTAGE OF     PERCENTAGE OF BACKLOG
    MARKET FOR SERVICES                                      1994 REVENUE     AS OF DECEMBER 30, 1994
- ----------------------------------------------------------   -------------    -----------------------
U.S. Private Industry.....................................         39%                   16%
U.S. Federal, State and Local Governments and Agencies....         58%                   82%
Foreign Governments and Businesses........................          3%                    2%

    The work arrangements of this segment, while varying, are essentially either "cost-plus" or "fixed-price". Under a cost-plus arrangement, the Company is reimbursed for its costs plus an agreed-upon fee, whereas under a fixed-price arrangement, the entire price to be paid to the Company is established at the beginning of the job. G/C, UESC, RCI and SRA have limited the number and extent of their fixed-price commitments in light of their experience that extended periods of performance and changes in governmental requirements tend to make it difficult to make adequate allowance for escalation and contingencies in fixed-price quotations. The majority of the Gilbert companies' professional services revenue was attributable to contracts other than fixed-price arrangements in each of the last three years. In addition, fixed-price contracts represent less than a majority of the backlog attributable to such segment at December 30, 1994. The ability to continue to sell services on a basis other than fixed-price will, however, depend upon a number of factors including the state of the national economy, the level of actual and planned capital and operating expenditures by prospective clients, and the trend of contracting practices in the markets in which such services are rendered.

    The subsidiaries comprising the Gilbert companies' professional services segment own various patents and trademarks and have pending applications for other patents. However, such patents and trademarks are not individually or cumulatively significant to the business of such segment.

    Although the professional services segment is not dependent upon a single client, its five largest clients have generally accounted for approximately three-fifths of its total revenues. During 1994, the United States Government and the Tennessee Valley Authority ("TVA") accounted for 34% and 13%, respectively, of total professional services revenues. During 1993, the United States Government and TVA accounted for 24% and 16%, respectively, of total professional services revenues. These amounts represent revenue earned by the Company as prime contractor. No other client or its affiliate accounted for 10% or more of such revenues in 1994 or 1993.

    On December 30, 1994, the professional services segment had a total of 3,033 employees, of which 2,126 employees were professional and technical personnel. In comparison, such segment had a total of 3,428 employees on December 31, 1993, of which 2,459 employees were professional and technical personnel.

COMMUNICATION EQUIPMENT

    The communication equipment segment of the business of the Gilbert companies consists of the sale and customizing of communications equipment and related systems by GAI-Tronics Corporation ("GAI-Tronics"), a wholly-owned subsidiary of the Company.

    GAI-Tronics is principally engaged in the development, assembly and marketing of communication systems for industrial operations. In serving such customers, GAI-Tronics provides custom services by adapting communication systems to operate under extraordinary plant conditions such as excessive dust and explosive atmospheres. GAI-Tronics also designs and manufactures land mobile radio communication devices.

    GAI-Tronics' significant class of products or services is the design and assembly of communication systems.

    The approximate percentage of GAI-Tronics' sales derived from the principal markets for its products during 1994 and the approximate percentage of its backlog as of December 30, 1994 represented by contracts with clients in such markets, were as follows:

                                                             PERCENTAGE OF     PERCENTAGE OF BACKLOG
    MARKET FOR PRODUCTS                                      1994 REVENUE     AS OF DECEMBER 30, 1994
- ----------------------------------------------------------   -------------    -----------------------
U.S. Private Industry.....................................         79%                   53%
Foreign Governments and Businesses........................         21%                   47%

    GAI-Tronics is continually modifying its products and attempting to further expand its product line. GAI-Tronics manufactures relatively few of the basic components employed in its equipment; instead, it primarily designs and assembles its equipment and systems by use of standard or special components manufactured by others. Several sources of supply exist for such components so that GAI-Tronics is not dependent upon any single supplier.

    GAI-Tronics owns various patents and trademarks. However, such patents and trademarks are of less significance to GAI-Tronics' operations than its experience and reputation.

    GAI-Tronics' business is not dependent upon a single customer or a very few customers. An insubstantial amount of GAI-Tronics' sales in 1994 were made for installation in projects or to customers for which subsidiaries comprising the professional services segment had served as consulting engineer. (See "Professional Services," above).

    On December 30, 1994, GAI-Tronics had a total of 394 employees, of which 169 employees were professional and technical personnel. In comparison, GAI-Tronics had a total of 420 employees on December 31, 1993, of which 174 were professional and technical personnel.

                       CERTAIN INFORMATION ABOUT PARSONS

    The Parsons Corporation is an engineering and construction organization serving the transportation, aviation, petroleum and chemical, environmental, power, and pulp and paper industries. Additional markets served include infrastructure (such as highway and bridge projects), government, industrial and community development.

    Parsons designs highways, bridges, rail and transit systems, aviation facilities, ports and harbors, and intelligent transportation systems. Petroleum and chemical projects include facilities for petroleum refining, sulfur management, oil and gas production, gas processing, and chemical and petrochemical production. Environmental services include water and wastewater treatment; hazardous, mixed and nuclear waste; environmental planning; air quality; and decontamination and decommissioning.

    Power projects include thermal and hydroelectric power plants, and transmission and distribution systems. Industrial services include facilities engineering, and systems for printing and pulp and paper processing. Parsons also provides design and construction services for major infrastructure, water supply facilities, commercial development, and community and recreational facilities. Demilitarization, and research, development and test facility design services are provided to government agencies.

    Parsons was a publicly-held company from 1969 to 1984. In 1984 and 1985, all of Parsons' outstanding common shares were purchased by an employee stock ownership plan. Parson's business activities are conducted through a number of wholly-owned subsidiaries.

    Parson's principal executive offices are located at 100 West Walnut Street, Pasadena, California 91124, telephone no. (818) 440-2630.

                       MARKET PRICES FOR THE COMMON STOCK

    The Company's Class A Common Stock is traded in the over-the-counter market. Price quotations are available through the NASDAQ National Market System under the symbol GILBA. The following table sets forth the high and low price quotations by quarter as reported by the NASDAQ National Market System and cash dividends declared on each share of Class A and Class B Common Stock. Prices quoted represent high and low closing sale prices on the NASDAQ National Market System.

                                                DIVIDENDS                    1994                                 1993
                                               ------------            ----------------                     ----------------
                                               1994    1993             HIGH              LOW                HIGH              LOW
                                               ----    ----     -------------    --------------     --------------    --------------
First Quarter...............................   $.20    $.18     $      18 3/4    $       16 1/2     $       21 1/2    $       19 1/4
Second Quarter..............................    .20     .18            17 3/4            14 3/4             21 3/4            20 1/4
Third Quarter...............................    .20     .20            15 1/2                14             21 1/2            16 1/4
Fourth Quarter..............................    .20     .20                15                12                 17            14 1/2

    On May 11, 1995, the reported high and low sale prices for Class A Common Stock were $13 and $13, respectively.

    On March 1, 1995, the date preceding the public announcement by the Company of the proposed Sale, the reported high and low sales prices for the Class A Common Stock were $13 and $12 1/2, respectively.

    At May 1, 1995, there were 3,301 record holders of Class A Common Stock and 255 record holders of Class B Common Stock.

    The Company is not in arrears in the payment of any dividends on its Common Stock, nor is the Company in default in the payment of any principal or interest on its outstanding indebtedness.

                                APPRAISAL RIGHTS

    Dissenter's rights of appraisal are not available under the DGCL to Class B Stockholders of the Company with respect to the Sale of G/C Stock to Parsons.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Coopers & Lybrand L.L.P. served as independent auditors to the Company for the fiscal year ended December 30, 1994. Representatives of Coopers & Lybrand L.L.P. are not expected to be present to take questions at the Special Meeting, nor is it contemplated that any statement by Coopers & Lybrand L.L.P. will be issued either before or after the meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents, which have previously been filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, are incorporated in this Proxy Statement by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1994;

        2. The Company's Form 10-K/A filed on May 1, 1995 and Form 10-K/A No. 2 filed on May 24, 1995;

        3. The Company's Current Reports on Form 8-K dated March 2, 1995, March 13, 1995 and April 19, 1995, and Form 8-K/A filed on March 2, 1995; and

        4. The Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1994, Form 10-Q/A filed on May 24, 1995, and Form 10-Q/A No. 2 filed on May 25, 1995.


                             STOCKHOLDER PROPOSALS


    The Proxy Statement relating to the Company's 1995 Annual Meeting of Stockholders will set forth the date by which the Company must receive any proposal which a holder of Class B Common Stock intends to present at the 1996 Annual Meeting. Stockholder proposals should be submitted to Thomas F. Hafer, Secretary of the Company, at the address indicated on the first page of this Proxy Statement.


                                 OTHER MATTERS

    The Board of Directors does not intend to bring any other matter before the Special Meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters as they, in their discretion, may determine.

    The Company will pay all costs of soliciting Proxies in the accompanying form. Solicitation will be made by mail, and officers and regular employees of the Company may also solicit Proxies by telephone, telecopy or personal interview. The Company has also retained Bankers Trust Company to aid in the solicitation of Proxies, at an estimated cost of $2,500, plus reimbursement of expenses.

                                          By order of the Board of Directors



                                          THOMAS F. HAFER,
                                          Secretary

May 26, 1995

Report of Independent Accountants

To the Stockholders and Board of Directors, Gilbert Associates, Inc.:

    We have audited the accompanying consolidated balance sheets of Gilbert Associates, Inc. and Subsidiaries as of December 30, 1994 and December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gilbert Associates, Inc. and Subsidiaries as of December 30, 1994 and December 31, 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 30, 1994 in conformity with generally accepted accounting principles.

    As discussed in Notes 3 and 6 to the consolidated financial statements, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions in 1993.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 3, 1995                               COOPERS & LYBRAND L.L.P.

GILBERT ASSOCIATES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the years 1994, 1993 and 1992
                                                1994           1993           1992
Revenue:

  Professional services revenue         $229,887,000   $243,403,000   $264,222,000
  Communication equipment sales           46,045,000     41,987,000     32,233,000
  Other income                             6,563,000      6,216,000      4,754,000
                                         -----------    -----------    -----------
                                         282,495,000    291,606,000    301,209,000
                                         -----------    -----------    -----------

Costs and expenses:

  Professional services costs            179,216,000    185,233,000    200,892,000
  Communication equipment costs           31,215,000     27,632,000     20,490,000
  Selling, general and administrative
    expenses                              76,116,000     60,958,000     59,041,000
  Depreciation and amortization            6,922,000      6,416,000      5,725,000
  Interest expense                           186,000        205,000         95,000
                                         -----------    -----------    -----------
                                         293,655,000    280,444,000    286,243,000
                                         -----------    -----------    -----------
Income(Loss) before provision for taxes
  on income(loss) and cumulative effect
  of changes in accounting principles    (11,160,000)    11,162,000     14,966,000
Provision for taxes on income(loss)          460,000      4,510,000      5,909,000
                                         -----------    -----------    -----------
Income(Loss) before cumulative effect
  of changes in accounting principles    (11,620,000)     6,652,000      9,057,000
Cumulative effect of changes in
  accounting principles                        -           (200,000)         -
                                         -----------    -----------    -----------
    Net income(loss)                    $(11,620,000)  $  6,452,000   $  9,057,000
                                         ===========    ===========    ===========
Net income(loss) per average number of
  Class A and Class B shares
  outstanding:

  Income(Loss) before cumulative effect
    of changes in accounting principles      $(1.66)           $.90          $1.19
  Cumulative effect of changes in
    accounting principles                         -            (.03)             -
                                        -----------     -----------    -----------
  Net income(loss)                           $(1.66)           $.87          $1.19
                                        ===========     ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

GILBERT ASSOCIATES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the years 1994, 1993 and 1992
                                                            1994           1993          1992

Cash flows from operating activities:
 Net income(loss)                                   $(11,620,000)   $ 6,452,000   $ 9,057,000
 Adjustments to reconcile net income(loss) to net
     cash provided by operating activities:
   Depreciation and amortization                       6,922,000      6,416,000     5,725,000
   Goodwill write-off                                 12,200,000          -             -
   Provision for doubtful accounts, net                 (164,000)       810,000       121,000
   Provision for estimated liability for
    contract losses, net                               3,700,000        223,000       135,000
   Provision for self-insured retention                  825,000      1,018,000       978,000
   Benefit from deferred income taxes                   (725,000)    (1,000,000)   (1,505,000)
   Cumulative effect of changes in accounting
     principles                                            -            200,000         -
   Gain on sale of short-term investments                  -            (20,000)     (155,000)
   Changes in current assets and current
    liabilities, net of effects from
    acquisitions:
     Accounts receivable and unbilled revenue          9,148,000      9,542,000     4,094,000
     Inventories                                        (359,000)       482,000     2,097,000
     Other current assets                               (287,000)      (183,000)      310,000
     Accounts payable and salaries and wages          (3,039,000)    (1,401,000)     (649,000)
     Other accrued liabilities                          (862,000)       290,000     3,300,000
     Income taxes, currently payable                      68,000       (505,000)    1,544,000
     Estimated liability for contract losses          (1,241,000)      (572,000)     (617,000)
     Contractual billings in excess of
      recognized revenue                                 280,000         61,000        21,000
   Other, net                                           (492,000)       601,000      (168,000)
                                                      ----------     ----------    ----------
    Net cash provided by operating activities         14,354,000     22,414,000    24,288,000
                                                      ----------     ----------    ----------
Cash flows from investing activities:
 Payments for acquisitions, net of cash
   acquired                                           (1,500,000)   (14,161,000)   (9,782,000)
 Net decrease in short-term investments                    -          6,149,000    15,354,000
 Payments for property, plant and equipment           (5,513,000)    (4,441,000)  (12,041,000)
 Proceeds from sale of property, plant
  and equipment                                          202,000      1,263,000       169,000
                                                      ----------     ----------    ----------
    Net cash used for investing activities            (6,811,000)   (11,190,000)   (6,300,000)
                                                      ----------     ----------    ----------





The accompanying notes are an integral part of the consolidated financial statements.

GILBERT ASSOCIATES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the years 1994, 1993 and 1992 (continued)
                                                        1994           1993          1992

Cash flows from financing activities:
 Payments of long-term debt                         (364,000)      (545,000)   (7,582,000)
 Net (repayments)borrowings under note payable    (3,000,000)     5,000,000         -
 Issuance of treasury stock in connection
   with stock option, award and purchase
   plans                                             916,000        543,000       509,000
 Payments to acquire treasury stock               (2,206,000)    (7,262,000)   (5,138,000)
 Cash dividends paid                              (5,607,000)    (5,650,000)   (5,480,000)
 Other, net                                         (571,000)       454,000        34,000
                                                  ----------     ----------    ----------
    Net cash used for financing activities       (10,832,000)    (7,460,000)  (17,657,000)
                                                  ----------     ----------    ----------

Net increase(decrease) in cash and
 cash equivalents                                 (3,289,000)     3,764,000       331,000
Cash and cash equivalents at beginning
 of year                                          10,716,000      6,952,000     6,621,000
                                                  ----------     ----------    ----------
Cash and cash equivalents at end of year         $ 7,427,000    $10,716,000   $ 6,952,000
                                                  ==========     ==========    ==========
Supplemental cash flow disclosures:
 Interest paid, net of interest capitalized      $   103,000    $   122,000   $    91,000
 Income taxes paid, net of refunds received      $ 1,117,000    $ 6,015,000   $ 5,870,000



















The accompanying notes are an integral part of the consolidated financial statements.

GILBERT ASSOCIATES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 30, 1994 and December 31, 1993


ASSETS                                           December 30,   December 31,
                                                         1994           1993

Current assets:
Cash and cash equivalents                        $  7,427,000   $ 10,716,000
Accounts receivable, net of allowance
 for doubtful accounts of $2,677,000 in 1994
 and $3,427,000 in 1993                            33,452,000     38,526,000
Unbilled revenue                                   19,570,000     23,480,000
Inventories                                         6,761,000      6,402,000
Deferred income taxes                               4,420,000      4,205,000
Other current assets                                5,918,000      5,751,000
                                                  -----------    -----------
    Total current assets                           77,548,000     89,080,000
                                                  -----------    -----------
Property, plant and equipment, at cost:
Land                                                3,693,000      3,702,000
Buildings                                          43,002,000     41,885,000
Furniture and equipment                            46,907,000     43,888,000
                                                  -----------    -----------
                                                   93,602,000     89,475,000
Less accumulated depreciation and
  amortization                                     51,534,000     46,924,000
                                                  -----------    -----------
                                                   42,068,000     42,551,000
                                                  -----------    -----------
Deferred income taxes                               1,610,000      1,100,000
Other assets                                        2,441,000      2,117,000

Goodwill                                           23,418,000     35,399,000
                                                  -----------    -----------
    Total Assets                                 $147,085,000   $170,247,000
                                                  ===========    ===========










The accompanying notes are an integral part of the consolidated financial statements.

GILBERT ASSOCIATES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 30, 1994 and December 31, 1993

LIABILITIES                                               December 30,    December 31,
                                                                  1994            1993


Current liabilities:
Note payable                                              $  2,000,000    $  5,000,000
Accounts payable                                             3,784,000       5,593,000
Salaries and wages                                           8,239,000       9,469,000
Income taxes, currently payable                              1,496,000       1,868,000
Estimated liability for contract losses                      5,272,000       2,813,000
Other accrued liabilities                                   11,400,000      12,431,000
Contractual billings in excess of
 recognized revenue                                          2,474,000       2,194,000
                                                           -----------     -----------
    Total current liabilities                               34,665,000      39,368,000
                                                           -----------     -----------
Long-term debt                                                 871,000       1,066,000
Other long-term liabilities                                  6,704,000       7,036,000
Self-insured retention                                       5,331,000       4,663,000
Commitments and contingencies                                    -               -

STOCKHOLDERS' EQUITY

Capital stock:
  Class A common stock, nonvoting, par value $1 per share
    Issued:  1994, 7,698,484 shares;
    1993, 7,625,566 shares                                   7,698,000       7,625,000
  Class B common stock, voting, par value $1 per share
    Issued and outstanding:  1994, 1,286,816 shares;
    1993, 1,359,734 shares                                   1,287,000       1,360,000
Capital in excess of par value                              38,707,000      38,932,000
Retained earnings                                           83,854,000     101,081,000
Foreign currency translation adjustments                         -              83,000
Class A common stock held in treasury, at cost:
    1994, 2,024,396 shares; 1993, 1,961,474 shares         (32,032,000)    (30,967,000)
                                                           -----------     -----------
                                                            99,514,000     118,114,000
                                                           -----------     -----------
    Total Liabilities and Stockholders' Equity            $147,085,000    $170,247,000
                                                           ===========     ===========


The accompanying notes are an integral part of the consolidated financial statements.


                                   F-6

GILBERT ASSOCIATES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
For the years 1994, 1993 and 1992
                                                 Common Stock
                                             --------------------
                                         Class A                Class B
                                         -------                -------
                                     Shares    Amount      Shares      Amount
                                     ------    ------      ------      ------

Balances at January 3, 1992       7,844,026   $7,844,000   1,141,274  $1,141,000
Conversion from Class A to
  Class B, net                     (144,394)    (145,000)    144,394     145,000
                                   ---------   ---------   ---------   ---------
Balances at January 1, 1993        7,699,632   7,699,000   1,285,668   1,286,000
Conversion from Class A to
  Class B, net                       (74,066)    (74,000)     74,066      74,000
                                   ---------   ---------   ---------   ---------
Balances at December 31, 1993      7,625,566   7,625,000   1,359,734   1,360,000
Conversion from Class B to
  Class A, net                        72,918      73,000     (72,918)    (73,000)
                                   ---------   ---------   ---------   ---------
Balances at December 30, 1994      7,698,484  $7,698,000   1,286,816  $1,287,000
                                   =========   =========   =========   =========





















The accompanying notes are an integral part of the consolidated financial statements.

GILBERT ASSOCIATES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
For the years 1994, 1993 and 1992
                                                                      Foreign             Class A
                                         Capital in                   Currency         Treasury Stock
                                         Excess of       Retained   Translation        --------------
                                         Par Value       Earnings   Adjustments     Shares       Amount
                                         ---------       --------   -----------     ------       ------
Balances at January 3, 1992             $38,888,000   $ 96,702,000    $ 268,000    1,275,066  $(19,575,000)
Net Income                                               9,057,000
Cash dividends paid, $.72 per
  share                                                 (5,480,000)
Translation adjustments                                                (174,000)
Purchase of treasury stock                                                           290,682    (5,138,000)
Issuance of treasury stock in
  connection with stock option,
  award and purchase plans                  11,000                                   (32,130)      498,000
                                        ----------     -----------      -------    ---------    ----------
Balances at January 1, 1993             38,899,000     100,279,000       94,000    1,533,618   (24,215,000)
Net income                                               6,452,000
Cash dividends paid, $.76 per
  share                                                 (5,650,000)
Translation adjustments                                                 (11,000)
Purchase of treasury stock                                                           459,947    (7,262,000)
Issuance of treasury stock in
  connection with stock option,
  award and purchase plans                  33,000                                   (32,091)      510,000
                                        ----------     -----------      -------    ---------   -----------
Balances at December 31, 1993           38,932,000     101,081,000       83,000    1,961,474   (30,967,000)
Net income(loss)                                       (11,620,000)
Cash dividends paid, $.80 per
  share                                                 (5,607,000)
Translation adjustments                                                 (83,000)
Purchase of treasury stock                  (8,000)                                  134,624    (2,198,000)
Issuance of treasury stock in
  connection with stock option,
  award and purchase plans                (217,000)                                  (71,702)    1,133,000
                                        ----------     -----------      -------    ---------   -----------
Balances at December 30, 1994          $38,707,000    $ 83,854,000    $     -      2,024,396  $(32,032,000)
                                        ==========     ===========      =======    =========   ===========

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements


1.   SIGNIFICANT ACCOUNTING POLICIES:

FISCAL YEAR: The company uses a 52-53 week fiscal year ending on the Friday nearest December 31. The 1994, 1993 and 1992 fiscal years comprised 52 weeks each and ended on December 30, 1994, December 31, 1993 and January 1, 1993, respectively.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the company and its subsidiaries. All material intercompany transactions have been eliminated. Investments in joint ventures where the company does not have a controlling interest are accounted for under the equity method.

RECOGNITION OF REVENUE: The company recognizes revenue on contracts entered into for professional services as the work is performed.
Costs and expenses are charged to operations as incurred. Losses, estimated to be sustained upon completion of contracts, are charged to income in the year such estimates are determinable.

INSURANCE PROGRAMS: The company's overall insurance coverages, excluding professional liability, contain provisions for large deductibles and funding on a claims paid basis. Necessary accruals, which relate primarily to health care and workers' compensation, aggregate $3,494,000 and $3,262,000 at December 30, 1994 and December 31, 1993, respectively, and are included in other accrued liabilities on the consolidated balance sheets.

The accrual for reported claims and for claims incurred but not yet reported relating to professional liability insurance is estimated on the basis of historical claims experience. This accrual is reflected on the consolidated balance sheets as self-insured retention.

PROPERTY, PLANT AND EQUIPMENT AND ACCUMULATED DEPRECIATION AND
AMORTIZATION: For financial reporting purposes, the company provides for depreciation and amortization of property, plant and equipment, including assets under capital leases, on the straight-line method over the estimated useful lives of the various classes of assets. For income tax purposes, the company uses accelerated depreciation where permitted.

Cost of maintenance and repairs is charged to expense as incurred. Renewals and improvements are capitalized. Upon retirement or other disposition of items of plant and equipment, cost of the item and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Interest cost capitalized in 1992 amounted to $420,000.

GOODWILL: Substantially all of the goodwill is being amortized by charges to operations on a straight-line basis over 40 years, and such amortization amounted to $842,000 in 1994, $778,000 in 1993 and $605,000 in 1992. Accumulated amortization amounted to $3,264,000 at December 30, 1994 and $4,775,000 at December 31, 1993.

The company periodically reviews goodwill to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur. The company's primary financial indicator for assessing recoverability of goodwill is whether the subsidiaries are generating a sufficient amount of income and cashflow on an undiscounted basis.

INVENTORIES: Inventory values are determined on the first-in, first-out (FIFO) method and are stated at the lower of cost or market.

INCOME TAXES: The company utilizes the liability method of accounting for income taxes. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates.

STATEMENTS OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

RECLASSIFICATION: The consolidated balance sheets and consolidated statements of cash flows have been reclassified to conform with current year presentation.

2.   ACQUISITIONS:

On December 10, 1993, the company acquired all of the outstanding capital stock of SRA Technologies, Inc. (SRA) for $6,500,000 in cash. The company also paid $1,500,000 in cash for other intangible assets, which resulted in a total purchase price of $8,000,000. On December 28, 1993, the company acquired the net assets of Instrument Associates, Inc. (IAI) for $5,704,000 in cash plus an additional amount not to exceed $1,000,000, to be paid if the business acquired from IAI earns, prior to income taxes, $1,655,000 in a consecutive four month period. The contingency payment period remains in effect indefinitely and when made, will increase goodwill.

On December 21, 1992, the company acquired the net assets of the Femco Division of Mark IV Industries, Inc. (Femco) for $8,782,000 in cash.

During the first quarter of 1994, the company paid the former stockholders of GENSYS Corporation $1,500,000 in cash as part of the April 1, 1991 purchase agreement, which resulted in an increase in goodwill.

All acquisitions were accounted for as purchases, and goodwill was determined based upon the fair values of assets acquired and liabilities assumed. At the dates of acquisition, such liabilities aggregated $6,336,000 and $1,342,000 in 1993 and 1992, respectively. Goodwill for SRA, IAI and Femco was $3,563,000, $5,639,000 and $5,752,000, respectively, which is being amortized on a straight-line basis over 40 years. The company's consolidated statements of operations include the results of operations of the acquired businesses since the dates of acquisition.

3.   INCOME TAXES:

In the first quarter of 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). As a result of this change, net income increased $700,000 or $.09 per share due to the recording of deferred income tax assets not previously recognized. This adjustment was recorded as a cumulative effect of change in accounting principles.

Income tax provisions consist of the following:

                          1994          1993            1992
                          ----          ----            ----
Current:
  Federal          $   790,000   $ 5,035,000     $ 6,585,000
  State and
    foreign            395,000       475,000         829,000
                    ----------    ----------      ----------
                     1,185,000     5,510,000       7,414,000
                    ----------    ----------      ----------

Deferred:
  Federal             (620,000)     (900,000)     (1,285,000)
  State               (105,000)     (100,000)       (220,000)
                    ----------    ----------      ----------
                      (725,000)   (1,000,000)     (1,505,000)
                    ----------    ----------      ----------
                   $   460,000   $ 4,510,000      $5,909,000
                    ==========    ==========      ==========
The components of the net deferred income tax asset are as follows:

                                              December 30,      December 31,
                                                      1994              1993
                                              ------------      ------------
  Net current deferred income tax asset        $ 4,420,000       $ 4,205,000
  Net non-current deferred income tax asset      1,610,000         1,100,000
                                                ----------         ---------
  Net deferred income tax asset                $ 6,030,000       $ 5,305,000
                                                ==========         =========
The tax effects of temporary differences which comprise the deferred tax assets and liabilities are as follows:

                                              December 30,      December 31,
                                                      1994              1993
Deferred income tax assets:                   ------------      ------------

  Reserves for contract disallowances
    and bad debts                              $ 3,295,000       $ 2,540,000
  Retirement liabilities                         2,634,000         2,366,000
  Self-insured retention                         2,239,000         1,865,000
  Vacation accrual                                 995,000         1,276,000
  Legal claims reserves                            934,000           950,000
  Workers' compensation reserves                   898,000           682,000
  Other                                          1,971,000         2,596,000
                                                ----------        ----------
                                                12,966,000        12,275,000
                                                ----------        ----------

                                       December 30,  December 31,
                                               1994          1993
Deferred income tax liabilities:       ------------  ------------

  Depreciation                          $ 2,936,000   $ 2,937,000
  Contract retention                      2,214,000     2,509,000
  Other                                   1,786,000     1,524,000
                                         ----------    ----------
                                          6,936,000     6,970,000
                                         ----------    ----------
  Net deferred income tax asset         $ 6,030,000   $ 5,305,000
                                         ==========    ==========

A reconciliation of the statutory income tax rate to the effective tax rate follows:

                                        1994       1993      1992
                                        ----       ----      ----

Federal statutory tax rate             (34.0)%     35.0%     34.0%
Closure of foreign subsidiaries         (4.1)       -         -
State and foreign taxes                  2.1        2.2       2.7
Amortization and write-off of goodwill  39.0        2.1       1.4
Other, net                               1.1        1.1       1.4
                                        ----       ----      ----
  Effective tax rate                     4.1%      40.4%     39.5%
                                        ====       ====      ====


The 1991 sale of stock of Gilbert/Commonwealth Inc. of Michigan resulted in a capital loss for federal income tax purposes of $10,225,000. As of December 30, 1994, $8,758,000 of capital loss remains available to offset future capital gains before its expiration in 1996. Due to the uncertainty of future utilization of this capital loss, no deferred income tax asset has been recorded.

4.  LONG-TERM DEBT:

Long-term debt consists of the following obligations:

                                       December 30,  December 31,
                                               1994          1993
                                          ---------     ---------
Note payable, $15,000 due monthly
  including interest at 7.15%            $     -       $  248,000
Note payable, $6,000 due monthly to
   1996, including interest at 8%           111,000       171,000
Capital lease obligation, with principal
   payments not exceeding $9,000
   due monthly to 2007, plus interest
   at variable rates not exceeding
   prime + 1/2%.                            871,000       927,000
                                           --------     ---------
                                            982,000     1,346,000
Less current maturities                    (111,000)     (280,000)
                                           --------     ---------
                                          $ 871,000    $1,066,000
                                           ========     =========

The aggregate maturities of long-term debt, including the capital lease obligation, in each of the five years subsequent to 1994 are as follows:

          1995                  $111,000
          1996                    81,000
          1997                    48,000
          1998                    53,000
          1999                    58,000

The company leases a building under a noncancelable capital lease which expires in 2007. The agreement includes an option to purchase the building for a nominal amount upon expiration of the lease.

In connection with the aforementioned capital lease, the company has pledged as collateral the following:
                                      December 30,
                                              1994
                                       -----------
Land and building                       $  980,000
Less accumulated depreciation             (227,000)
                                         ---------
                                        $  753,000
                                         =========

At December 30, 1994, minimum future lease payments under the capital lease and the present value of minimum lease payments are as follows:

  1995                                       $  117,000
  1996                                          117,000
  1997                                          117,000
  1998                                          117,000
  1999                                          117,000
  2000 and thereafter                           862,000
                                              ---------
     Total minimum lease payments             1,447,000
     Less amount representing interest         (576,000)
                                              ---------
  Present value of minimum lease payments    $  871,000
                                              =========

The company and its subsidiaries have arrangements with several banks whereby unused lines of credit aggregating $14,205,000 are available at December 30, 1994 for short-term financing, with interest charges based upon the banks' prime lending rates.

5.  INVENTORIES:

Inventories consist of the following:

                            December 30,  December 31,
                                    1994          1993
                              ----------    ----------
Raw materials                 $3,278,000    $2,985,000
Work in process and
  finished goods               3,483,000     3,417,000
                               ---------     ---------
                              $6,761,000    $6,402,000
                               =========     =========

6.   POSTRETIREMENT BENEFITS:

Substantially all regular, full-time employees of the company and its subsidiaries are participants in various defined contribution retirement plans. Employer contributions under these plans are generally at the discretion of the company, based upon profits and employees' voluntary contributions to the plans. Company contributions charged to operations in 1994, 1993 and 1992 totaled $4,231,000, $4,369,000 and $5,121,000, respectively.

In the first quarter of 1993, the company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). As a result, a $900,000 charge (net of $600,000 income tax benefit) or $.12 per share was recorded by the company as a cumulative effect of a change in accounting principles. This statement requires an accrual of the cost of providing postretirement benefits during the active service period of employees. Certain subsidiaries of the company currently provide life insurance benefits for retirees. The company is self-insured for these benefits, which consist primarily of $5,000 policies. Under the current program, the accumulated benefit obligation related to the life insurance policies is approximately $1,800,000 as of December 30, 1994. The accumulated benefit obligation is primarily unfunded. The discount factor used in computing the accumulated benefit obligation is 6%. The adoption of SFAS 106 did not have a material impact on current operations.

7.  CAPITAL STOCK:

Except for voting privileges, shares of Class A and Class B common stock are identical. Class B stockholders must be either directors of the company, or active employees of the company or its subsidiaries. They may not sell or transfer such stock without having first extended an offer of sale to the company. There were 12,000,000 authorized shares of Class A and Class B common stock as of December 30, 1994 and December 31, 1993.

8.  STOCK OPTION, AWARD AND PURCHASE PLANS:

Under the 1989 Gilbert Stock Option Plan, the company may grant to officers and other key management employees, incentive or non-qualified stock options to purchase an aggregate of 250,000 shares of Class B common stock at a price not less than seventy-five percent of the fair market value at the date of grant. Fair market value of the Class B shares is deemed to be the closing price, as quoted on the NASDAQ National Market System, of the Class A common stock on the date of the grant. The term within which each option may be exercised is at the discretion of the company. In no case shall this term exceed ten years. Options to purchase 63,550 Class B shares were granted at fair market value during 1994 and are exercisable between March 18, 1996 and March 18, 1999 at $17.50 per share. At
December 30, 1994, 77,150 shares remain available for future grants.

A summary of stock option activity related to this plan and the 1982 and 1987 stock option plans which are no longer granting options is as follows:

                                                            Number of
                        Number of          Option Price      Shares
                         Shares              Per Share     Exercisable
                       ---------           ------------    -----------
Outstanding at
  Jan. 3, 1992          295,345           $ 8.16-$26.50        213,137
Granted                  52,050                  $20.00
Exercised               (12,500)          $ 8.16-$17.20
Expired                  (8,375)          $17.20-$26.50
                        -------
Outstanding at
  Jan. 1, 1993          326,520           $11.84-$26.50        240,321
Granted                  57,000                  $21.00
Exercised               (18,375)          $11.84-$17.20
Expired                 (32,424)          $17.20-$26.50
                        -------
Outstanding at
   Dec. 31, 1993        332,721           $11.84-$26.50        237,172
Granted                  63,550                  $17.50
Exercised               (62,500)          $11.84-$17.20
Expired                 (54,824)          $17.50-$26.50
                        -------
Outstanding at
   Dec. 30, 1994        278,947           $12.00-$26.50        178,098
                        =======

The company has an Equity Award Plan whereby the company may grant to officers and other key management employees, awards to purchase an aggregate of 234,375 shares of common stock at a price equal to fair market value on the date of purchase. Unless accepted, the awards expire fifteen days from the date of grant. To date, awards to purchase 195,331 shares of the company's common stock have been granted and accepted at prices ranging from $11.04 to $22.20 per share. As a result of subsequent sales by participants, 72,495 of these shares remain outstanding at December 30, 1994. For a period of ten years subsequent to the date of purchase, the company is required, if requested by the participant, to repurchase shares under the plan for an amount equal to 90% of the original purchase price.

Under the Stock Bonus Purchase Plan, employees may use up to 50% of their annual incentive compensation to purchase shares of common stock at fair market value. Employees purchasing shares will receive a stock bonus as determined by the Board of Directors each year. The company may grant an aggregate of 200,000 shares under this plan. During 1994, 6,202 shares were issued under this plan. To date, 41,104 shares have been issued, and 158,896 shares remain available for future grants as of December 30, 1994.

9. SPECIAL CHARGES:

In the third quarter of 1994, the company recorded a charge to income of $15,800,000 (net of $2,000,000 income tax benefit) or $2.26 per share, associated with its nuclear service business. The charge is comprised of a $12,200,000 or $1.74 per share goodwill write-off and $1,025,000 or $.15 per share for severance and idled leased facility costs to reflect the current market conditions. The charge also includes $2,575,000 or $.37 per share to increase reserves to cover contractual issues on contracts completed in prior years. The majority of this charge related to a specific audit issue for a contract completed in 1991. The audit issue was not known by the company until the third quarter of 1994. The total charge is included in selling, general and administrative expenses. The entire charge, including the goodwill write-off, will not have a material impact on future results of operations.

The $12,200,000 goodwill write-off represents the entire goodwill amount associated with United Energy Services Corporation (UESC) and its subsidiaries. UESC provides consulting services principally to the nuclear power industry.

The goodwill write-off stems primarily from the deterioration in the commercial nuclear power market. Market forces, including deregulation of the electric utility industry, the emergence of independent power producers and technological advances making fossil plants more efficient, have particularly affected the commercial nuclear industry, resulting in a dramatic decline in the demand and pricing of services. These changing market conditions have resulted in increased competition on those services typically provided by UESC. UESC incurred substantial losses late in 1993 and continued to operate at a loss through 1994. For these reasons, and the continued uncertainty surrounding UESC's nuclear business returning to a level of profitability sufficient to recover the carrying values of goodwill, it became apparent to management that UESC's goodwill is permanently impaired and no longer has any value.

During the second quarter of 1994, the company closed foreign subsidiaries and settled certain contractual issues which had been previously reserved. The combination of these two events increased net income by $75,000 or $.01 per share. Income(Loss) before provision for taxes on income(loss) and cumulative effect of changes in accounting principles was reduced by $525,000. Of this amount, $1,100,000 related primarily to a reserve for a lease obligation and severance costs, which was partially offset by a $700,000 favorable outcome on the aforementioned contract settlement. These amounts were recorded in selling, general and administrative expenses. The provision for taxes on income(loss) was reduced by $600,000 primarily due to a federal income tax deduction associated with the closure of foreign subsidiaries.

In the second quarter of 1993, the company recorded a charge to income of $2,200,000 to increase reserves for costs associated with resolving a series of claims filed by former employees of a subsidiary which was closed in 1988. This reserve is recorded in other accrued liabilities on the consolidated balance sheet. After the income tax benefit of $880,000, net income was reduced by $1,320,000 or $.18 per share. The company is contesting these matters vigorously and is in the process of pursuing various legal actions. The timing of the final resolution is not yet known.

10.  OPERATING LEASES:

The company leases, as lessee, facilities, data processing equipment, office equipment, automobiles and aircraft charter services under leases expiring during the next eleven years. Total rental expense under operating lease agreements amounted to $7,000,000 in 1994, $5,900,000 in 1993 and $5,700,000 in 1992. Minimum future rentals under noncancelable operating leases with initial or remaining terms in excess of one year at December 30, 1994 are as follows:

        1995                        $ 5,999,000
        1996                          4,488,000
        1997                          2,576,000
        1998                          2,019,000
        1999                          1,754,000
        2000 and thereafter           6,256,000
                                     ----------
          Total minimum rentals     $23,092,000
                                     ==========

The company leases, as lessor, office space to unrelated parties under leases expiring between 1995 and 2004. Minimum future rentals under noncancelable operating leases at December 30, 1994 are as follows:

        1995                         $ 2,714,000
        1996                           2,531,000
        1997                           2,461,000
        1998                           2,520,000
        1999                           2,492,000
        2000 and thereafter           11,108,000
                                      ----------
          Total minimum rentals      $23,826,000
                                      ==========

11.  FINANCIAL INSTRUMENTS:

Letters of credit and performance bonds are issued by the company during the ordinary course of business through major domestic banks and insurance companies. The company has outstanding letters of credit and performance bonds, not reflected in the consolidated financial statements, in the amount of $5,814,000 at December 30, 1994 and $5,369,000 at December 31, 1993.

Financial instruments which potentially subject the company to the concentration of credit risk, as defined by SFAS No. 105, consist principally of accounts receivable. Concentration of credit risk with respect to receivables is limited due to the majority of customers being comprised of either public utilities or the U.S. Government.

12.  CONTINGENCIES:

Various lawsuits, claims and other contingent liabilities arise in the ordinary course of the company's business. While the ultimate disposition of these contingencies is not determinable at this time, management believes that any liability resulting therefrom will not materially affect the consolidated financial statements of the company.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED):

The following is a tabulation of the unaudited quarterly financial data for each of the four quarters of the years 1994 and 1993:
                                                        QUARTER ENDED
                                   ------------------------------------------------------------------
                                      April 1, 1994   July 1, 1994   Sept. 30, 1994   Dec. 30, 1994
                                   ------------------------------------------------------------------
Revenue                                 $74,852,000    $74,058,000      $67,919,000     $65,666,000
Income(Loss) before provision for
  taxes on income(loss)                   1,977,000      1,330,000      (15,940,000)      1,473,000
Net income(loss)                          1,167,000      1,130,000      (14,750,000)        833,000
Net income(loss) per share
  of common stock                              $.17           $.16           $(2.11)           $.12

                                                        QUARTER ENDED
                                   ------------------------------------------------------------------
                                      April 2, 1993   July 2, 1993     Oct. 1, 1993   Dec. 31, 1993
                                   ------------------------------------------------------------------
Revenue                                 $75,295,000    $74,274,000      $70,825,000     $71,212,000
Income before provision for taxes
  on income and cumulative effect
  of changes in accounting principles     3,704,000      1,221,000        3,323,000       2,914,000
Income before cumulative effect of
  changes in accounting principles        2,223,000        751,000        1,925,000       1,753,000
Cumulative effect of changes in
  accounting principles                    (200,000)         -                -               -

Net income                                2,023,000        751,000        1,925,000       1,753,000

Per share of common stock:
  Income before cumulative effect
    of changes in accounting
    principles                                 $.30           $.10             $.26            $.24
  Cumulative effect of changes in
    accounting principles                      (.03)             -                -               -
  Net income                                   $.27           $.10             $.26            $.24

NOTES:
  The results of operations for the quarter ended September 30, 1994 includes a charge to income of $15,800,000 (net of $2,000,000 income tax benefit) or $2.26 per share, associated with the nuclear service business.

  Results of operations for the quarter ended July 1, 1994 was increased by $75,000 or $.01 per share due to the closure of foreign subsidiaries and the settlement of certain contractual issues.

  Results of operations for the quarter ended July 2, 1993 includes a charge to income of $1,320,000 (net of $880,000 income tax benefit), or $.18 per share, for costs associated with resolving a series of claims filed by former employees.

  The changes in accounting principles result from the company's adoption of Statements of Financial Accounting Standards for Income Taxes and Postretirement Benefits Other Than Pensions.

14.  SEGMENT INFORMATION:

The company and its subsidiaries are primarily engaged in providing professional services to public utilities, governmental agencies and a variety of other customers. GAI-Tronics Corporation, a subsidiary, is engaged in the development, assembly and marketing of communication equipment. Information about the company's operations by segment for the years 1994, 1993 and 1992 is as follows:

                                               Professional     Communication
                                                 Services         Equipment     Consolidated
- ---------------------------------------------------------------------------------------------------------------
Year ended December 30, 1994:

          Revenue                              $229,887,000      $ 46,045,000   $275,932,000
                                                ===========       ===========    ===========

          Operating profit(loss)               $(13,686,000)     $  4,872,000   $ (8,814,000)
                                                ===========       ===========
          Interest expense                                                          (186,000)
          General corporate expenses                                              (6,643,000)
          Other income                                                             4,483,000
                                                                                 -----------
          Income(Loss) before income taxes
            and cumulative effect of
            changes in accounting
            principles                                                          $(11,160,000)
                                                                                 ===========
          Identifiable assets                  $ 83,028,000      $ 32,534,000   $115,562,000
                                                ===========       ===========
          Corporate assets                                                        31,523,000
                                                                                 -----------
          Total assets, December 30, 1994                                       $147,085,000
                                                                                 ===========
          Depreciation and amortization        $  5,081,000      $  1,222,000
                                                ===========       ===========
          Capital expenditures                 $  4,244,000      $    876,000
                                                ===========       ===========

                                               Professional     Communication
                                                 Services         Equipment     Consolidated
- --------------------------------------------------------------------------------------------------------------
Year ended December 31, 1993:

          Revenue                              $243,403,000      $ 41,987,000   $285,390,000
                                                ===========       ===========    ===========

          Operating profit                     $  9,389,000      $  3,914,000   $ 13,303,000
                                                ===========       ===========
          Interest expense                                                          (205,000)
          General corporate expenses                                              (6,746,000)
          Other income                                                             4,810,000
                                                                                 -----------
          Income before income taxes and
            cumulative effect of changes
            in accounting principles                                            $ 11,162,000
                                                                                 ===========
          Identifiable assets                  $101,472,000      $ 34,062,000   $135,534,000
                                                ===========       ===========
          Corporate assets                                                        34,713,000
                                                                                 -----------
          Total assets, December 31, 1993                                       $170,247,000
                                                                                 ===========
          Depreciation and amortization        $  4,651,000      $  1,167,000
                                                ===========       ===========
          Capital expenditures                 $  2,916,000      $    694,000
                                                ===========       ===========


                                               Professional     Communication
                                                Services          Equipment     Consolidated
- --------------------------------------------------------------------------------------------------------------
Year Ended January 1, 1993:

          Revenue                             $264,222,000      $ 32,233,000    $296,455,000
                                               ===========       ===========     ===========
          Operating profit                    $ 14,154,000      $  3,348,000    $ 17,502,000
                                               ===========       ===========
          Interest expense                                                           (95,000)
          General corporate expenses                                              (6,480,000)
          Other income                                                             4,039,000
                                                                                 -----------
          Income before income taxes and
            cumulative effect of changes
            in accounting principles                                            $ 14,966,000
                                                                                 ===========
          Identifiable assets                 $100,977,000      $ 28,614,000    $129,591,000
                                               ===========       ===========
          Corporate assets                                                        35,833,000
                                                                                 -----------
          Total assets, January 1, 1993                                         $165,424,000
                                                                                 ===========
          Depreciation and amortization       $  4,592,000      $    969,000
                                               ===========       ===========
          Capital expenditures                $  3,113,000      $    639,000
                                               ===========       ===========

Revenue by segment consists of sales to unaffiliated customers; intersegment sales are not significant. Operating profit(loss) is total revenue less operating expenses, and excludes interest expense, general corporate expenses and other income. Other income excludes $2,080,000, $1,406,000 and $715,000 in 1994, 1993 and 1992,
respectively, relative to a joint venture, which is reflected in the professional services operating profit. Prior year segment information has been restated to be consistent with current year presentation. Although the company receives professional services revenue from many customers, two major customers accounted for revenues of $107,000,000, $98,000,000 and $79,000,000 in 1994, 1993
and 1992, respectively. Of these amounts, approximately $77,000,000, $58,000,000 and $54,000,000 was received from several United States governmental agencies in 1994, 1993 and 1992, respectively.

Identifiable assets by segment are those assets that are used in the operations of each segment. Corporate assets are those assets not used in the operations of a specific segment and consist primarily of cash and cash equivalents, an office facility and in prior years, short-term investments. Capital expenditures for the office facility were $393,000, $831,000 and $7,104,000 in 1994, 1993 and 1992,
respectively, and are excluded from the capital expenditures above. Depreciation on the office facility amounted to $619,000, $598,000 and $164,000 in 1994, 1993 and 1992, respectively, and is also excluded from the depreciation and amortization above.

		GILBERT ASSOCIATES, INC. AND SUBSIDIARIES
		  CONSOLIDATED CONDENSED BALANCE SHEETS
			       (UNAUDITED)

ASSETS                                        Mar. 31, 1995   Dec. 30, 1994
- ------                                        -------------   -------------

Current assets:
  Cash and cash equivalents                    $  5,305,000    $  7,427,000
  Accounts receivable, net of allowance
    for doubtful accounts of $2,603,000 and
    $2,677,000, respectively                     29,905,000      33,452,000
  Unbilled revenue                               21,604,000      19,570,000
  Inventories                                     6,846,000       6,761,000
  Deferred income taxes                           4,420,000       4,420,000
  Other current assets                            5,731,000       5,918,000
                       			       ------------    ------------
      Total current assets                       73,811,000      77,548,000
                       			       ------------    ------------
Property, plant and equipment                    83,190,000      93,602,000
Less accumulated depreciation and amortization   41,281,000      51,534,000
                       			       ------------    ------------
                                         	 41,909,000      42,068,000

Deferred income taxes                             1,610,000       1,610,000

Other Assets                                      2,607,000       2,441,000

Goodwill                                         23,254,000      23,418,000
                       			       ------------    ------------
TOTAL ASSETS                                   $143,191,000    $147,085,000
       					       ============    ============

LIABILITIES & STOCKHOLDERS' EQUITY
- ----------------------------------

Current liabilities:
  Note payable                                 $      -        $  2,000,000
  Accounts payable                                4,246,000       3,784,000
  Salaries and wages                              8,361,000       8,239,000
  Income taxes                                    2,212,000       1,496,000
  Estimated liability for contract losses         3,716,000       5,272,000
  Contractual billings in excess of
    recognized revenue                            1,859,000       2,474,000
  Other accrued liabilities                      10,762,000      11,400,000
                       			       ------------    ------------
      Total current liabilities                  31,156,000      34,665,000
                       			       ------------    ------------
Long-term debt                                      842,000         871,000
Self-insured retention                            5,481,000       5,331,000
Other long-term liabilities                       6,597,000       6,704,000
Commitments and contingencies                         -              -

Stockholders' equity:
  Common stock                                    8,985,000       8,985,000
  Capital in excess of par value                 38,673,000      38,707,000
  Retained earnings                              83,598,000      83,854,000
  Treasury stock                                (32,141,000)    (32,032,000)
                       			       ------------    ------------

      Total stockholders' equity                 99,115,000      99,514,000
                       			       ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $143,191,000    $147,085,000
       					       ============    ============

 See accompanying notes to consolidated condensed financial statements.

     		GILBERT ASSOCIATES, INC. AND SUBSIDIARIES
	     CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
	                  (UNAUDITED)

       					      Three Months Ended
     			                 ------------------------------
       					 Mar. 31, 1995     Apr. 1, 1994
        			         -------------     ------------

Revenue:

  Professional services revenue          $ 50,636,000     $ 61,636,000
  Communication equipment sales            11,849,000       11,629,000
  Other income                              2,099,000        1,587,000
                                         ------------     ------------
       					   64,584,000       74,852,000
                                         ------------     ------------
Costs and expenses:

  Professional services costs              39,488,000       47,396,000
  Communication equipment costs             7,722,000        7,949,000
  Selling, general and administrative
    expenses                               13,703,000       15,770,000
  Depreciation and amortization             1,606,000        1,704,000
  Interest expense                             46,000           56,000
                                         ------------     ------------
       					   62,565,000       72,875,000
                                         ------------     ------------
Income before provision
  for taxes on income                       2,019,000        1,977,000

Provision for taxes on income                 885,000          810,000
                                         ------------     ------------
Net income                               $  1,134,000     $  1,167,000
				         ============     ============
Per share of common stock:

  Net Income                                     $.16             $.17

  Cash dividends                                 $.20             $.20

Average number of shares of common
  stock outstanding                          6,956,124       7,028,261


 See accompanying notes to consolidated condensed financial statements.

		GILBERT ASSOCIATES, INC. AND SUBSIDIARIES
	     CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
			       (UNAUDITED)


       					                Three Months Ended
     			                         ------------------------------
       					         Mar. 31, 1995     Apr. 1, 1994
        			                 -------------     ------------
Cash flows from operating activities:
  Net income                                       $ 1,134,000    $ 1,167,000
  Adjustments to reconcile net income
    to net cash provided by operating
     activities:
      Items not affecting cash                       1,877,000      2,049,000
      Changes in current assets and
       	current liabilities                            (45,000)    (2,491,000)
      Other, net                                      (241,000)      (486,000)
                                                    ----------    -----------

	  Net cash provided by operating
           activities                                2,725,000        239,000
                                                    ----------    -----------
Cash flows from investing activities:
  Payment for acquisition of GENSYS Corporation            -       (1,500,000)
  Payments for property, plant and equipment        (1,178,000)    (1,270,000)
                                                    ----------    -----------
	  Net cash used for investing
           activities                               (1,178,000)    (2,770,000)
                                                    ----------    -----------
Cash flows from financing activities:
  Payments under note payable                       (2,000,000)    (5,000,000)
  Issuance of treasury stock in connection
    with stock option, award and
    purchase plans                                      99,000        431,000
  Payments to acquire treasury stock                  (242,000)      (520,000)
  Cash dividends paid                               (1,391,000)    (1,407,000)
  Long-term debt payments                              (29,000)      (286,000)
  Other, net                                          (106,000)      (412,000)
                                                    ----------    -----------
	  Net cash used for financing
           activities                               (3,669,000)    (7,194,000)
                                                    ----------    -----------

Net decrease in cash and cash equivalents           (2,122,000)    (9,725,000)
Cash and cash equivalents at beginning of period     7,427,000     10,716,000
                                                    ----------    -----------

Cash and cash equivalents at end of period         $ 5,305,000    $   991,000
                                                    ==========    ===========
Supplemental cash flow disclosures:
  Income taxes paid, net of refunds received       $   170,000    $  (449,000)

 See accompanying notes to consolidated condensed financial statements.

	  NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. The financial statements furnished herein reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations for the interim periods. Such adjustments are of a normal recurring nature. The consolidated condensed statement of cash flow has been restated to conform with the current period presentation.

2. Net income per share of common stock was determined using the average number of Class A and Class B shares outstanding. The effect on net income per share resulting from dilution upon exercise of outstanding stock options is not material, and therefore is not shown.

3. During the first quarter of 1994, the company paid the former stockholders of GENSYS $1,500,000 as part of the April 1, 1991 purchase agreement, which resulted in an increase in goodwill of $1,360,000, net of an income tax benefit of $140,000.

4. Other accrued liabilities as of March 31, 1995 and December 30, 1994 include a $2,200,000 reserve for costs associated with resolving a series of claims filed by former employees of a subsidiary which was closed in 1988. Also included in other accrued liabilities are accruals relating primarily to health care and workers' compensation which amounted to $3,530,000 and $3,494,000 at March 31, 1995 and December 30, 1994, respectively.

5. On March 2, 1995, the company announced that it signed an agreement in principle to sell its largest subsidiary, Gilbert/Commonwealth, Inc. (G/C), to The Parsons Corporation for $46,000,000 subject to certain adjustments. On March 30, 1995, a formal agreement to purchase G/C was signed. As part of the agreement, the buyer will sign a 10 year lease for 200,000 square feet of office space from the company. The agreement is contingent upon a favorable shareholder vote of the company's Class B shareholders, which is anticipated to occur late in the second quarter of 1995. Assuming this transaction is approved by the shareholders, the operations of G/C beginning April 1, 1995, will be excluded from the company's results of operations. The company anticipates recognizing a gain, after income taxes, of approximately $20,000,000 or $2.88 per share.

    The purchase price will increase or decrease on a dollar-for-dollar basis to the extent that the agreed upon stockholders' equity of G/C as of March 31, 1995 exceeds or is less than $15,000,000.

6. On March 13, 1995, the company announced that the Board of Directors authorized the repurchase of up to $15,000,000 worth of its common stock. The repurchases will be made from time to time in the open market as well as from the company employees. The $15,000,000 program replaces the previously announced $6,000,000 Class A common stock repurchase program.

                             Gilbert/Commonwealth, Inc.
                   	  Unaudited Financial Statements



	  	The unaudited G/C condensed balance sheets as of March 31, 1995 and December 30, 1994 and the unaudited condensed statement of operations and cash flows for the three months ended March 31, 1995 and April 1, 1994; and the G/C unaudited balance sheets, statement of operations and cash flows for the three year periods ended 1994, 1993 and 1992 are set forth below. The financial statements include liabilities associated with the TVA Sequoyah contract settlement, dividend unit award accrual, former employee age discrimination claim, open window pension, and post retirement obligations, which are specifically excluded from the sale of G/C, and reflect corporate overhead charges. The financial statements do, however, exclude intercompany balances and real property specifically excluded from the sales transaction.

Gilbert/Commonwealth, Inc.
Unaudited Condensed Balance Sheets as of March 31, 1995
 and December 30, 1994

		                                   March 31, 1995	  December 30, 1994
                                                   --------------         -----------------
Assets
Current Assets:
Accounts receivable                                 $  10,901,000          $  11,659,000
Allowance for bad debts                                (1,750,000)            (1,738,000)
Unbilled revenue	                                9,577,000              8,488,000
Deferred income taxes                                   2,670,000              2,670,000
Other current assets                                    1,172,000                728,000
                                                    -------------          -------------
 Total current assets                                  22,570,000             21,807,000

Furniture and equipment at cost                        11,475,000             22,197,000
Less accumulated depreciation and amortization         (7,626,000)         1,055,276,824
                                                    -------------          -------------
		                                        3,849,000              3,732,000

Deferred income taxes                                   1,370,000              1,370,000
                                                    -------------          -------------
Total Assets	                                    $  27,789,000          $  26,909,000
					            =============          =============
Liabilities

Current Liabilities:
Accounts Payable	                            $   1,777,000          $   1,460,000
Salaries and wages                                      3,400,000              4,247,000
Accrued income taxes                                      627,000                679,000
Accrued health care costs                                 596,000                815,000
Accrued defined contribution retirement plan              214,000                743,000
Estimated liability for contract losses                 1,098,000              2,700,000
Contractual billings in excess of recognized revenue    1,374,000              1,921,000
Accrued former employee claims                          2,200,000              2,200,000
Other current liabilities                               1,927,000              1,436,000
                                                    -------------          -------------
 Total current liabilities                             13,213,000             16,201,000

Other non current liabilities                           3,406,000              3,440,000

Stockholders' Equity                                   11,170,000 	       7,268,000
                                                      -----------          -------------
Total Liabilities & Stockholders' Equity            $  27,789,000          $  26,909,000
					            =============          =============


Gilbert/Commonwealth, Inc.
Unaudited Condensed Statement of Operations for the Three Months Ended March 31, 1995 and April 1, 1994


		                                March 31, 1995	         April 1, 1994
                                                --------------         ---------------
Revenue:

Professional service revenue                     $    23,301,000 	$    28,448,000
Other Income	                                         862,000                488,000
                                                 ---------------        ---------------
		                                      24,163,000             28,936,000
                                                 ---------------        ---------------
Costs & Expenses:
Professional service costs                            16,547,000             20,115,000
Selling, general and administrative expenses           6,818,000              7,360,000
Depreciation and amortization                            426,000                452,000
                                                 ---------------        ---------------
		                                      23,791,000             27,927,000
                                                 ---------------        ---------------
Income before provision for taxes on income              372,000              1,009,000
Provision for taxes on income                            163,000                414,000
                                                 ---------------        ---------------
Net Income	                                 $       209,000 	$       595,000
                                                 ===============        ===============

Gilbert/Commonwealth, Inc.
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 1995 and April 1, 1994


                  		                              March 31, 1995        April 1, 1994
                                                             ---------------       --------------
Net Income	                                             $       209,000       $      595,000
Adjustments to reconcile net income to net
 cash provided by operating activities:
     Items not affecting cash                                        438,000              452,000
     Changes in current assets and current liabilities            (3,797,000)       1,068,206,824
                                                             ---------------       --------------
      Net cash used for operating activities                      (3,150,000)          (4,488,000)
                                                             ---------------       --------------
Payments for furniture and equipment                                (543,000)            (700,000)
                                                             ---------------       --------------
Transfer from parent                                               3,693,000            5,188,000
                                                             ---------------       --------------
Cash and cash equivalent at end of period                    $             0       $            0


	  Gilbert/Commonwealth, Inc.

	  Note to Consolidated Condensed Financial Statements for Three Months Ended March 31, 1995


	  Note 1.	The financial statements furnished reflect all
	  adjustments which are in the opinion of management, necessary for a fair presentation of financial position and results of operations for the interim periods. Such adjustments are of a normal recurring nature.

Gilbert/Commonwealth, Inc.
Unaudited  Financial Statements
For the Years Ended 1994, 1993 and 1992


Balance Sheets
		                               December 30, 1994      December 31, 1993	  January 1, 1993
		                               -----------------      -----------------   ---------------
Assets
Current Assets:
Accounts receivable                            $      11,659,000      $      14,741,000   $    17,715,000
Allowance for bad debts                               (1,738,000)            (2,402,000)       (2,341,000)
Unbilled revenue	                               8,488,000             10,590,000        11,396,000
Deferred income taxes                                  2,670,000              2,500,000         1,900,000
Other current assets                                     728,000                755,000         1,296,000
		                               -----------------      -----------------   ---------------
 Total current assets                                 21,807,000             26,184,000        29,966,000

Furniture and equipment at cost                       22,197,000             22,968,000        21,417,000
Less accumulated depreciation and amortization       (18,465,000)           (19,379,000)      (17,753,000)
		                               -----------------      -----------------   ---------------
		                                       3,732,000              3,589,000         3,664,000

Deferred income taxes                                  1,370,000              1,500,000           755,000
		                               -----------------      -----------------   ---------------
Total Assets	                               $      26,909,000      $      31,273,000   $    34,385,000
		                               =================      =================   ===============
Liabilities

Current Liabilities:
Accounts Payable	                       $       1,460,000      $       1,760,000   $     2,660,000
Salaries and wages                                     4,247,000              5,095,000         4,979,000
Accrued income taxes                                     679,000              1,051,000         1,068,000
Accrued health care costs                                815,000                869,000         1,263,000
Accrued defined contribution retirement plan             743,000              1,214,000         1,734,000
Estimated liability for contract losses                2,700,000              1,253,000         1,525,000
Contractual billings in excess of recognized revenue   1,921,000              1,956,000         2,030,000
Accrued former employee claims                         2,200,000              2,200,000                 0
Other current liabilities                              1,436,000              2,224,000         2,396,000
		                               -----------------      -----------------   ---------------
 Total current liabilities                            16,201,000             17,622,000        17,655,000

Other non current liabilities                          3,440,000              3,374,000         1,914,000

Stockholders' Equity                                   7,268,000             10,277,000        14,816,000

		                               -----------------      -----------------   ---------------
Total Liabilities & Stockholders' Equity       $      26,909,000      $      31,273,000   $    34,385,000
				               =================      =================   ===============


Gilbert/Commonwealth, Inc.
Unaudited  Financial Statements

Unaudited Statements of Operations
- ----------------------------------

		                               December 30, 1994       December 31, 1993    January 1, 1993
                                               -----------------       -----------------    ---------------

Revenue:

Professional service revenue                   $     109,741,000       $     123,101,000    $   127,755,000
Other Income	                                       2,121,000 	       1,525,000            681,000
                                               -----------------       -----------------    ---------------
		                                     111,862,000 	     124,626,000        128,436,000
                                               -----------------       -----------------    ---------------
Costs & Expenses:
Professional service costs                            79,173,000 	      88,510,000         91,751,000
Selling, general and administrative expenses          29,561,000 	      32,568,000         29,469,000
Depreciation and amortization                          1,898,000 	       1,828,000          1,891,000
                                               -----------------       -----------------    ---------------
		                                     110,632,000 	     122,906,000        123,111,000
                                               -----------------       -----------------    ---------------

Income before provision for taxes on income            1,230,000 	       1,720,000          5,325,000
Provision for taxes on income                            529,000 	         695,000          2,103,000
                                               -----------------       -----------------    ---------------
Net Income	                               $         701,000       $       1,025,000    $     3,222,000
				               =================       =================    ===============


Gilbert/Commonwealth, Inc.
Unaudited  Financial Statements

Statements of Cash Flows
- ------------------------

		                                            December 30, 1994  	December 31, 1993   January 1, 1993
		                                            -----------------   -----------------   ---------------

Net Income	                                                  $   701,000 	    $   1,025,000      $  3,222,000
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation and amortization                                    1,898,000 	        1,828,000         1,891,000
   Provision(benefit) for doubtful accounts                          (664,000)	           61,000            84,000
   Provision for estimated liability for contract losses            2,700,000                   0            32,000
   Provision(Benefit) from deferred income taxes                      (40,000)	       (1,345,000)          510,000
   Provision for postretirement benefits                                    0 	        1,380,000                 0
   Changes in current assets and current liabilities:
     Accounts receivable and unbilled revenue                       5,184,000 	        3,780,000         4,062,000
     Other current assets                                              27,000 	          541,000            28,000
     Acccounts payable                                               (300,000)	         (900,000)       (1,252,000)
     Salaries and wages                                              (848,000)	          116,000           276,000
     Accrued defined contribution retirement plan                    (471,000)	         (520,000)        1,296,000
     Estimated liability for contract losses                       (1,253,000)	         (272,000)         (413,000)
     Accrued former employee claims                                         0 	        2,200,000                 0
     Other current liabilities                                     (1,249,000)	         (657,000)          (71,000)
   Other, net	                                                       66,000 	           80,000          (113,000)
		                                            -----------------   -----------------   ---------------
     Net cash provided by operating activities                      5,751,000 	        7,317,000         9,552,000
		                                            -----------------   -----------------   ---------------
 Payments for furniture & equipment                                (2,041,000)	       (1,753,000)       (1,857,000)
 		                                            -----------------   -----------------   ---------------
 Long-term debt payment                                                     0 	                0     1,066,416,824
		                                            -----------------   -----------------   ---------------
Transfer to parent                                                 (3,710,000)	       (5,564,000)         (370,000)
		                                            -----------------   -----------------   ---------------
Cash and cash equivalents at end of period                      $           0 	    $           0     $           0


                         GILBERT/COMMONWEALTH, INC.
	  NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


	  For the Fiscal Years 1994, 1993 and 1992


	  Note 1.	Significant Accounting Policies:

	  	Fiscal Year: The company uses a 52-53 week fiscal year ending on the Friday nearest December 31. The 1994, 1993 and 1992 fiscal years comprised 52 weeks each and ended on December 30, 1994, December 31, 1993 and January 1, 1993, respectively.

	  	Recognition of Revenue: The company recognizes revenue on contracts entered into for professional services as the work is performed. Costs and expenses are charged to operations as incurred. Losses, estimated to be sustained upon completion of contracts, are charged to income in the year such estimates are determinable.

	  	Allocation of Costs: The company's statement of operations include corporate charges from Gilbert Associates, Inc. (GAI). Management believes these charges are reasonable and would have been incurred if the company was a stand alone company.

	  	Property, Plant and Equipment and Accumulated Depreciation and
	  Amortization: For financial reporting purposes, the company provides for depreciation and amortization of property, plant and equipment, including assets under capital leases, on the straight-line method over the estimated useful lives of the various classes of assets. For income tax purposes, the company uses accelerated depreciation where permitted.

	  	Cost of maintenance and repairs is charged to expense as incurred. Renewals and improvements are capitalized. Upon retirement or other disposition of items of plant and equipment, cost of the item and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

	  	Income Taxes: The company utilizes the liability method of accounting for income taxes. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates. Provision for taxes on income was allocated based upon GAI's overall effective income tax rate, prior to adjustments, which management believes to be proper and a reasonable allocation method as if the company was a stand alone company.

	  	Statements of Cash Flows: For purposes of the consolidated statements of cash flows, the company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

	  Note 2.	Joint Venture:

	  	The company is a partner in a joint venture with two unrelated companies. The joint venture was established to service one contract. The contract expires at the end of 1996 and has an option for two additional years. Each company has one-third equal voting rights and, therefore, the company's investment is accounted for under the equity method. The company receives 51% of the joint venture's profit, if any. For the years ended 1994, 1993 and 1992, the company has earned income, prior to taxes, of $2,080,000, $1,406,000 and $715,000, respectively. These amounts are recorded in other income on the statement of operations.

	  Note 3.	Postretirement Benefits:

	  	Substantially all regular, full-time employees of the company are participants in a defined contribution retirement plan. Employer contributions under this plan are generally at the discretion of the company, based upon profits and employees' voluntary contributions to the plan. Company contributions charged to operations in 1994, 1993 and 1992 totaled $2,561,000, $3,004,000
	  and $3,568,000, respectively.

	  	The company currently provides life insurance benefits to retirees. The company is self-insured for these benefits, which consist primarily of $5,000 policies. The accumulated benefit obligation was $1,727,000 and $1,607,000 at December 30, 1994 and December 31, 1993, respectively. These amounts are recorded in other non-current liabilities on the balance sheet. The accumulated benefit obligation is primarily unfunded and was determined using a 6% discount factor.

	  Note 4.	Special Charges:

	  	In the third quarter of 1994, the company recorded a charge to income of $2,200,000 associated with its nuclear service business. The charge is comprised of $400,000 for severance and idled leased facility costs to reflect the current market conditions. The charge also includes $1,800,000 to increase reserves to cover a specific audit issue for a contract completed in 1991. The audit issue was not known by the company until the third quarter of 1994. The total charge is included in selling, general and administrative expenses. The entire charge will not have a material impact on future results of operations.

	  	In the second quarter of 1993, the company recorded a charge to income of $2,200,000 to increase reserves for costs associated with resolving a series of claims filed by former employees of a subsidiary which was closed in 1988. After the income tax benefit of $880,000, net income was reduced by $1,320,000. The company is contesting these matters vigorously and is in the process of pursuing various legal actions. The timing of the final resolution is not yet known.

	  Note 5.	Operating Leases:

	  	The company leases, as lessee, facilities, data processing equipment, office equipment and automobiles under leases expiring during the next three years. Total rental expense under operating lease agreements amounted to $4,425,000 in 1994, $4,992,000 in 1993 and $4,989,000 in 1992. Minimum future rentals under noncancelable operating leases with initial or remaining terms in excess of one year at December 30, 1994 are as follows:

	  	1995                          $  752,000
	  	1996	                         426,000
	  	1997			         199,000
                                              ----------
	  	Total minimum rentals         $1,377,000
                                              ==========
	  Note 6.	Contingencies:

	  	Various lawsuits, claims and other contingent liabilities arise in the ordinary course of the company's business. While the ultimate disposition of these contingencies is not determinable at this time, management believes that any liability resulting therefrom will not materially affect the consolidated financial statements of the company.

                                                                       Annex A


                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT ("Agreement"), dated as of March 30, 1995, is among The Parsons Corporation, a Delaware corporation ("PARSONS"),

Gilbert/Commonwealth, Inc., a Delaware corporation ("G/C"), and Gilbert

Associates, Inc., a Delaware corporation and the holder of all the outstanding shares of G/C ("SHAREHOLDER").

     A.    At the date of this Agreement, G/C is authorized to have outstanding

1,000 common shares, $1.00 par value ("Common Shares"), all of which are currently outstanding and are owned by SHAREHOLDER.

     B.    PARSONS and SHAREHOLDER have heretofore entered into an Agreement in

Principle dated March 2, 1995 ("Agreement in Principle"), which Agreement in

Principle contemplates that PARSONS will purchase and SHAREHOLDER will sell, at the Closing Date (as hereinafter defined), all of the outstanding Common Shares of G/C for cash in the amount of Forty-Six Million Dollars ($46,000,000),

subject to the terms and provisions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, PARSONS, G/C and SHAREHOLDER agree as follows:


                    ARTICLE 1.  THE PURCHASE OF COMMON SHARES

     1.1.  The closing on the transactions contemplated by this Agreement (the

"Closing") shall take place at 10:00 a.m. on the second business day after the conditions and obligations set forth in Sections 5.1, 5.2, 6.4 and 6.7 hereof to be satisfied prior to Closing have been met, or on such other date as may be agreed upon in writing by the parties (the "Closing Date"), subject to the terms and conditions set forth in this Agreement, PARSONS agrees to purchase from

SHAREHOLDER and SHAREHOLDER agrees to sell, assign, transfer and convey to

PARSONS, all of the outstanding Common Shares on the terms set forth below.  On the Closing Date, SHAREHOLDER will deliver to PARSONS a certificate or certificates evidencing all of the outstanding Common Shares, together with duly executed stock transfer powers relating thereto, against payment by PARSONS in the amount contemplated by Section 1.2 hereof. The closing will take place at the offices of G/C, at 10:00 a.m. local time or at such other time and place as may be agreed upon by the parties.

     1.2.  Subject to the terms and conditions set forth in this Agreement, as payment of the purchase price for the Common Shares, PARSONS will pay, by wire transfer, to such bank account as SHAREHOLDER shall advise PARSONS in writing,

Forty-Six Million Dollars ($46,000,000).  The purchase price shall be adjusted as follows:

           1.2.1.   As soon as reasonably practical after March 31, 1995,

SHAREHOLDER and G/C shall prepare and deliver to PARSONS an adjusted consolidated balance sheet of G/C as of March 31, 1995 (the "Adjusted March

Balance Sheet").  Such Adjusted March Balance Sheet shall be prepared in accordance with generally accepted accounting principles, except as noted

thereon, using the same historic practices, methods and criteria employed by G/C in connection with its preparation of the adjusted consolidated balance sheet of

G/C as of December 30, 1994, as reviewed and accepted by PARSONS and attached hereto as Exhibit A (the "G/C Balance Sheet"), to the extent such practices,

methods and criteria are consistent with generally accepted accounting principles.  All expenses incurred in connection with the preparation of the

Adjusted March Balance Sheet shall be the responsibility of SHAREHOLDER.

           1.2.2.   The Adjusted March Balance Sheet shall become final and

binding upon the parties unless within 60 days following its submittal to

PARSONS, PARSONS notifies SHAREHOLDER of its objection thereto.  If PARSONS notifies SHAREHOLDER of any objection to the Adjusted March Balance Sheet,

PARSONS, SHAREHOLDER and G/C shall negotiate in good faith to resolve any differences.  If within 30 days following the receipt of such notice by

SHAREHOLDER any of such differences have not been resolved, they shall be resolved by a certified public accounting firm mutually acceptable to PARSONS and SHAREHOLDER whose opinion thereon and the resulting Adjusted March Balance

Sheet shall be final, binding and not subject to any appeal.  The fees and expenses of such certified public accounting firm shall be paid one-half by

PARSONS and one-half by SHAREHOLDER.  If resolution is not reached prior to the

Closing Date, a post-Closing Date adjustment to the Purchase Price shall be made.

           1.2.3.   After the Adjusted March Balance Sheet has been finally

determined, either (i) the purchase price for the Common Shares shall be increased, on a dollar-for-dollar basis, by the amount, if any, by which G/C's

Stockholder's Equity as of March 31, 1995, as set forth on the final Adjusted

March Balance Sheet, exceeds $15,000,000, or (ii) the purchase price for the

Common Shares shall be reduced by the amount, if any, by which $15,000,000 exceeds G/C's Stockholder's Equity as of March 31, 1995, as set forth on the final Adjusted March Balance Sheet, as the case may be.  If the Closing Date does not occur prior to May 1, 1995, PARSONS agrees to pay interest at the IBOR rate plus 75 basis points, calculated on the basis of actual days elapsed, on the purchase price, as adjusted pursuant to this Section 1.2.3, from May 1, 1995 until the earlier of the Closing Date or the termination of this Agreement in accordance with its provisions.

           1.2.4.   Nothing in this Section 1.2 shall preclude any party from

exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder or otherwise for any misrepresentation or breach of warranty hereunder, but neither PARSONS,

SHAREHOLDER nor G/C shall have any right to dispute the Adjusted March Balance

Sheet or any portion thereof once it has been finally determined in accordance with Section 1.2.2 hereof.

           1.2.5.   The Purchase Price for the Common Shares shall be subject to further adjustment as set forth in Section 3.1.9.

     1.3.  SHAREHOLDER shall submit this Agreement to the holders of its Class B

Voting Common Stock (the "Class B Stockholders") for approval at a special meeting to be held as soon as practicable and will use its reasonable best efforts to hold such meeting as soon as possible in accordance with Sections 4.2 and 4.3 hereof.

     1.4.  SHAREHOLDER represents and warrants that its board of directors has determined that the sale of the Common Shares pursuant to this Agreement is fair to and in the best interests of SHAREHOLDER's stockholders, has approved this

Agreement and has resolved to recommend approval of this Agreement by its stockholders.  SHAREHOLDER further represents and warrants that Dillon, Read &

Co. Inc., SHAREHOLDER's financial advisor, has advised its board of directors that the price to be paid to SHAREHOLDER for the outstanding Common Shares is fair to SHAREHOLDER and its stockholders from a financial point of view. In addition, SHAREHOLDER represents and warrants that,

to the best of its knowledge, each of its directors and executive officers intends to vote his or her shares of SHAREHOLDER common stock in favor of approval of this Agreement.



                        ARTICLE 2.  RELATED TRANSACTIONS

     2.1.  It is understood that the names "Gilbert" and "Gilbert/Commonwealth"

have value in the market place.  All rights to the name, "Gilbert/Commonwealth"

will become the property of PARSONS upon Closing hereunder.  After the Closing

Date SHAREHOLDER shall have no continuing right to use the name "Gilbert" in combination with the word "Commonwealth" and/or the name of PARSONS or any of its affiliates.  SHAREHOLDER shall however, have the continuing right to use the name "Gilbert" in any combination, other than with the word "Commonwealth"

and/or the name of PARSONS or any of its affiliates, and the abbreviation "GAI"

in the name of its Subsidiary corporation "GAI - Tronics Inc." and its products and services or any other use.  Additionally, SHAREHOLDER shall have the limited right to use the name, "Gilbert/Commonwealth" for the 12 months immediately following Closing, for the sole purpose of allowing a transition period for

SHAREHOLDER to identify itself as the former owner of G/C.

     2.2.  The parties specifically acknowledge and agree that ownership of certain real estate, personal property, inter-company note and intercompany advances and indebtedness and stock in Subsidiary corporations shall prior to the Closing Date be transferred to the SHAREHOLDER and shall not be part of the sale to PARSONS contemplated hereunder, all as more specifically described in

Exhibit B hereto.

     2.3.  SHAREHOLDER shall retain responsibility for certain liabilities after

Closing hereunder, including the TVA Sequoyah Contract Settlement, liability relative to the Mazur Case, payments under the Dividend Unit Plan, open window pensions, post retirement life insurance policies, and post retirement medical benefits to the individuals listed on Exhibit E all as more specifically described in Exhibit B hereto.  PARSONS shall, however, assume responsibility for any bonds, guarantees and the like which have been issued or granted by

SHAREHOLDER in support of G/C's operations.

     2.4.  The parties specifically acknowledge that PARSONS will not be obligated to become responsible for any existing welfare or retirement benefit plans in which G/C employees participate.  SHAREHOLDER shall be solely responsible for any expenses associated with the termination of any such plans not continued by PARSONS subsequent to the Closing Date.  Should PARSONS continue any such welfare benefit plans after the Closing Date, to the extent that continued participation therein by SHAREHOLDER and its Subsidiaries can be achieved at no cost to PARSONS, SHAREHOLDER and its Subsidiaries shall be allowed continued participation.  SHAREHOLDER shall retain participant accounts under the Retirement Savings Plan for Employees of Gilbert Associates, Inc. and

The Gilbert Associates, Inc. Stock Purchase Program for the benefit of employees of G/C and the Included Subsidiaries who participated in such plans prior to the

Closing Date and shall continue to administer, modify or terminate such accounts, at its cost and expense, in accordance with the terms of the plans.

     2.5.  The parties specifically acknowledge and agree that G/C and

SHAREHOLDER share many operating facilities and systems.  PARSONS hereby agrees that SHAREHOLDER shall be allowed to share joint use and access to such facilities and systems for the time periods and under such arrangements as more specifically described in Exhibit C hereto.

     2.6.  PARSONS and G/C shall execute a lease agreement, substantially in the form of Exhibit D hereto, providing for the lease from SHAREHOLDER of not less than 200,000 square feet of space for a term of not less than 10 years.  Said

Lease shall become effective upon the Closing Date.

     2.7.  The Parties specifically agree that March 31, 1995 shall be the date that the Parties shall use to identify the effective transfer of operations of

G/C from SHAREHOLDER to PARSONS (the "Deal Date").  From this date forward, G/C shall be operated for the account of PARSONS as if the Closing Date had actually occurred.

     2.8.  PARSONS and SHAREHOLDER will jointly elect to treat the purchase of the outstanding Common Shares of G/C, and the deemed purchases of the outstanding stock of Gilbert/Commonwealth of Ohio, a Ohio corporation, Gilbert

Investment Company, a Delaware corporation, and GAICO Corporation, a Delaware corporation, as a purchase of assets under Section 338(h)(10) of the Internal

Revenue Code of 1986,
as amended (the "Code") pursuant to the regulations thereunder, and will treat each such corporation as a section 338(h)(10) target, and will each timely file

IRS Form 8023 and any other forms required by law or regulation.  Subsequent to the transactions contemplated by this Agreement, neither PARSONS, G/C or

SHAREHOLDER will take any actions inconsistent with this election.  The parties will additionally, after the Closing, use their best efforts to jointly prepare a schedule setting forth the fair market value of each category of assets transferred hereunder in order to allow computation of gain on the sale and establish the cost of the assets purchased.



                   ARTICLE 3.  REPRESENTATIONS AND WARRANTIES


     3.1.  SHAREHOLDER and G/C, jointly and severally, represent, warrant and covenant that the following statements and representations are true and correct.

           3.1.1.   G/C is a Delaware corporation duly organized, validly

existing and in good standing under the laws thereof.  The information set forth in Recital A to this Agreement is true and correct as of the date hereof and will be true and correct as of the Closing Date.  All of the outstanding Common

Shares are, and will be as of the Closing Date, duly authorized, validly issued,

fully paid and nonassessable, were not issued in violation of the terms of any agreement or understanding binding upon G/C and were issued in compliance with all applicable charter documents of G/C and all applicable federal, state and foreign securities laws, rules and regulations.  There are, and have been, no preemptive rights with respect to the issuance of the Common Shares or any other capital shares of G/C.

           3.1.2.   Except as set forth in the Schedule entitled "Corporate

Data," separately provided to PARSONS prior to the date hereof, (a) G/C has no

Subsidiary corporation and has no interest in any partnership, firm or corporation; (b) no shareholder, and to the best of Shareholder's knowledge, no director or officer of G/C or any Subsidiary (as hereinafter defined) has any interest in any partnership, firm or corporation, which was or is doing business, directly or indirectly, as professional engineers, other than shareholder and guardianships interests of less than one percent of the outstanding shares of publicly held corporations; (c) each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and the outstanding shares of capital stock of each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable; (d) G/C holds beneficially and of record all of the issued and outstanding shares of capital stock and the entire voting power of each

Subsidiary; and (e) all shares of capital stock of Subsidiaries shown to be held beneficially or of record by G/C or one of its Subsidiaries in the aforementioned Schedule at the Closing Date will be free and clear of all liens,

encumbrances, claims, restrictions and other charges of every kind except as disclosed on the aforementioned Schedule.  All partnerships, firms or corporations set forth on such Schedule as subsidiaries are herein collectively referred to as the "Subsidiaries" and individually referred to as a

"Subsidiary."

           3.1.3.   Except as set forth in the Schedule entitled "Corporate

Data," separately provided to PARSONS prior to the date hereof, neither

SHAREHOLDER, G/C nor any Subsidiary has any commitment or obligation, either firm or conditional, to issue, sell or purchase, whether under offers, rights of first refusal, stock option agreements, stock bonus agreements, warrants,

conversion rights, partnership or joint venture agreements or otherwise, any shares of capital stock or other securities or interests of G/C or any

Subsidiary.  SHAREHOLDER has full right, power and authority to execute and deliver and, subject only to the requisite approval of its stockholders and compliance with the Hart-Scott-Rodino Antitrust Improvements Act (the "H-S-R

Act"), to perform this Agreement.  This Agreement has been duly executed and delivered by SHAREHOLDER and constitutes the legal, valid and binding obligation of SHAREHOLDER and is enforceable against SHAREHOLDER in accordance with its terms.  Except as set forth in such Schedule, SHAREHOLDER has no claim, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, against G/C or any Subsidiary for any reason.  SHAREHOLDER holds beneficially and of record, and on the Closing Date will convey to PARSONS, all of the issued and outstanding shares of capital stock and the entire voting power of G/C, and all shares of capital stock of G/C are free and clear of all liens, encumbrances, claims restrictions and other charges of every kind except as disclosed in the aforementioned Schedule and approved in writing by PARSONS.

All outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable
and held of record and beneficially by SHAREHOLDER, free and clear of all liens,

encumbrances, claims, restrictions or other charges of every kind.

           3.1.4.   G/C and each Subsidiary have power and authority to own

their properties and to carry on their businesses as they are presently conducted in all jurisdictions in which such businesses are being conducted.

G/C and each Subsidiary are qualified to do business as a foreign corporation and licensed to do business as professional engineers in each jurisdiction in which G/C or any such Subsidiary, as the case may be, is required under applicable laws to be so qualified and licensed, except where the failure to be so qualified or licensed would not result in a material liability or disability to G/C and its Subsidiaries, and G/C and each such Subsidiary are doing business as professional engineers in such jurisdictions in accordance with the laws applicable thereto, in all material respects, and in a form of business entity permitted thereby, and each of the businesses of G/C and each Subsidiary is currently being conducted in all material respects in compliance with all applicable laws and other requirements of governmental authorities, including without limitation Environmental Laws (as hereinafter defined); labor and safety laws, statutes, ordinances and regulations; the Foreign Corrupt Practices Act;

and the Export Administration Act.

           3.1.5.   At the date of the G/C Balance Sheet, there were no material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, that were of a type customarily reflected in the balance sheets prepared by or on behalf of G/C and notes thereto and that are not so reflected in the G/C Balance Sheet or notes thereto and all material liabilities which have arisen since the date of the G/C Balance Sheet were incurred in the ordinary course of business.

           3.1.6.   Since the date of the G/C Balance Sheet, (a) G/C and each

Subsidiary has conducted its businesses only in the ordinary and usual course,

and there has been no material adverse change in the condition, financial or other, of G/C and any of its Subsidiaries, and (b) the businesses, properties and assets of G/C and the Subsidiaries have not been materially and adversely affected as the result of any strike, fire, explosion, earthquake, disaster,

accident or other catastrophic event or casualty.  Neither G/C nor any

Subsidiary is liable for or subject to any material liability as of the date hereof except for (i) those liabilities and obligations adequately and specifically disclosed on the G/C Balance Sheet and not heretofore paid or discharged; (ii) those liabilities and obligations arising in the ordinary course of its business consistent with past practice under any contract,

commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and (iii) those liabilities and obligations incurred, consistent with its past practice, in the ordinary course of its business and either not required to be shown on the G/C Balance Sheet or arising since the date of the

G/C Balance Sheet, which liabilities and obligations in the aggregate are of a character and magnitude consistent with its past practice.

           3.1.7.   Except for property acquired or disposed of in the ordinary course of business since the date of the G/C Balance Sheet, and for property,

real or personal, leased by G/C or any Subsidiary, the G/C Balance Sheet reflects all of the property owned or leased by G/C and each Subsidiary in their businesses, and G/C or one or more of its Subsidiaries has good title, free and clear of any imperfections of title, lien, claim, encumbrance, restriction,

charge or equity of any nature whatsoever, to all property (real and personal)

owned by G/C or any Subsidiary having a value in excess of $50,000, except for

(i) such assets which are not material to the conduct of the business of G/C or any Subsidiary; (ii) assets being leased under capitalized leases; (iii) minor imperfections of title which do not materially restrict the use of such assets;

or (iv) those items disclosed in the Schedule entitled "Liens" provided separately to PARSONS prior to the date hereof.  All of the tangible properties owned or leased by G/C or any Subsidiary, having a value in excess of $25,000,

are in satisfactory operating condition except for ordinary  wear and tear.

           3.1.8.   Since the date of the G/C Balance Sheet, except as

contemplated by this Agreement, neither G/C nor any Subsidiary has: (a) issued any stocks, bonds, notes, or other securities or instruments convertible into equity securities or warrants, options or other rights to acquire equity securities; (b) voluntarily incurred any material obligation or liability

(absolute or contingent) except in the ordinary course of business; (c)

discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the

G/C Balance Sheet, current liabilities incurred since the date of the G/C

Balance Sheet in the ordinary course of business, liabilities shown on the

Schedules entitled "Contracts for Services of G/C" and "Commitments of G/C"

attached hereto, and obligations incurred and due under contracts entered into in the ordinary course of business; (d) declared or made any payment, dividend, or distribution to the shareholders or holders of beneficial interest of G/C or any Subsidiary as such, or purchased or redeemed any of the capital stock or beneficial interests of G/C or any Subsidiary; (e)

mortgaged, pledged, or subjected to lien or any other encumbrance any of the assets, tangible or intangible, having a value exceeding $50,000, of G/C or any

Subsidiary, except in connection with surety and bonding contracts made in the ordinary course of business; (f) sold or transferred any of the assets of G/C or any Subsidiary except in the ordinary course of business; (g) suffered any extraordinary damage, destruction or loss, whether or not covered by insurance,

or waived any right of substantial value; (h) entered into any transactions other than in the ordinary course of business, except transactions in connection with the making and performing of this Agreement and transactions expressly permitted hereby or approved in writing by PARSONS;  (i) paid or committed itself to pay to or for the benefit of any of the directors, officers,

shareholders, holders of beneficial interest or employees of G/C or any

Subsidiary any compensation of any kind other than wages and salaries at rates then in effect or agreed to in writing by PARSONS and normal fringe benefits and bonuses paid in the normal course; (j) made any capital expenditure or capital addition or betterment except for such as may be involved in the ordinary repair, maintenance and replacement of their assets; or (k) made or suffered any amendment to or termination of any material contract or commitment to which they are or were a party or by which they or any of their properties are or were bound.

           3.1.9.   SHAREHOLDER shall be responsible for reporting and paying

all income taxes and all franchise or excise taxes based on income or net worth of G/C and its Subsidiaries for all periods, partial periods, and dates ending on or before the Closing Date (collectively, Pre-closing IFE Taxes or Tax

Returns).  Any Pre-closing IFE Tax overpayments shall be refunded to

SHAREHOLDER.  G/C or its successor shall execute all documents and take all actions, in each case reasonably necessary to facilitate SHAREHOLDER's receipt and negotiation of checks refunding such tax overpayments.

     SHAREHOLDER shall be responsible for scheduling, conducting and resolving all audits, examinations or reviews by taxing authorities of Pre-closing IFE Tax

Returns and waiving or extending the applicable statutes of limitation with respect to such returns; provided, however, that SHAREHOLDER shall secure the prior
written consent of G/C (which shall not be unreasonably withheld) before disposing or otherwise resolving any issues which could affect the tax liability of G/C or any of its Subsidiaries for any period or partial period after the

Closing Date.  G/C or its successors shall provide SHAREHOLDER's designated employees or other representative and tax auditors reasonable access to data and information relevant to the preparation and audit of Pre-closing IFE Tax Returns during normal business hours as long as the applicable statute of limitation for any such return remains open.  Any amounts owing as the result of such audits shall be the sole responsibility of SHAREHOLDER.

     As an adjustment to the purchase price set forth in Section 1.2 hereof, G/C shall pay SHAREHOLDER within 45 days following the Closing Date an amount equal to 40% of the pre-tax book income of G/C and its Subsidiaries (excluding Green

Hills Management Company) for the period commencing April 1, 1995 and ending on the Closing Date (periods of less than one accounting month will be prorated on a daily basis).

     As an adjustment to the purchase price set forth in Section 1.2 hereof,

SHAREHOLDER shall pay G/C within 45 days following the Closing Date an amount equal to 40% of the pre-tax book loss of G/C and its Subsidiaries for the period commencing April 1, 1995 and ending on the Closing Date (periods of less than one accounting month will be prorated on a daily basis).

     Except as set forth in the Schedule entitled "Tax Matters", separately provided to PARSONS prior to the date hereof, G/C and its Subsidiaries have filed all federal, foreign, state, county and local income, excise, property and other tax returns or statements ("Returns") which are required to be filed by law on or before the Closing Date and all such Returns are complete and correct in all material respects and correctly reflect the liability of G/C and its

Subsidiaries for Taxes (as hereinafter defined) for the periods, properties or events covered thereby.  Except as set forth on such Schedule, all Taxes shown as due on the Returns or otherwise due thereunder, and all Taxes accruable or otherwise attributable to events occurring on or prior to the Closing Date,

including all liability for taxes from the Section 338(h)(10) election described in Section 2.8 hereof, whether disputed or not, whether or not shown on any

Return, and whether or not currently due or payable, have been paid or will have been paid in full prior to the Closing Date.  The federal income tax returns of

G/C for its fiscal years through December 31, 1990 have been examined by the

Internal Revenue Service ("IRS"),
and all assessments asserted have been paid.  No issue has been raised by the

IRS which can reasonably be expected to result in a material deficiency for any fiscal year not so examined that has not been recorded on an accrual basis on the G/C Balance Sheet.  The G/C Balance Sheet includes adequate provision, on an accrual basis under generally accepted accounting principles, for all unpaid

Taxes other than income and franchise or excise taxes based on income or net worth for which SHAREHOLDER is responsible hereunder with respect thereto for all periods through the date of the G/C Balance Sheet, whether or not currently payable.  All payroll taxes and other Taxes required to be withheld by G/C and its Subsidiaries from its employees, creditors or third parties have been withheld, deposited with the proper authorities without material delays, or shown as a liability in the G/C Balance Sheet if not yet due for deposit, and accounted for in accordance with generally accepted accounting principles.  No deficiency in respect of any Taxes which has been assessed against G/C or any

Subsidiary remains unpaid and neither SHAREHOLDER nor G/C has any knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against G/C or any Subsidiary with respect to any Taxes.  Except for income tax returns and franchise or excise tax returns based on income or net worth due in 1995 prior to the Closing Date, there is in effect no extension for the filing of any Tax Return and neither G/C nor any Subsidiary has extended or waived the application of any statute of limitations of any jurisdiction

regarding the assessment or collection of any Tax.   No claim has ever been made

by any Tax authority in a jurisdiction in which G/C or any Subsidiary does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

There are no liens for Taxes upon any asset of G/C or any Subsidiary except for liens for current Taxes not yet due.  No issues have been raised in any examination by any Tax authority with respect to G/C or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.  Neither G/C nor any

Subsidiary is a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to any Taxes.

           For purposes of this Agreement, "Taxes" means any taxes, duties,

assessments, fees, levies or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any taxing authority,

wherever located (i.e. whether federal, state, local, municipal or foreign),
                  ----

including without
limitation all net income, gross income, gross receipts, net receipts, sales,

use, transfer, franchise, privilege, profits, social security, disability,

withholding, payroll, unemployment, employment, excise, severance, property,

windfall profits, value added, ad valorem, occupation or any other similar
                               -- -------

governmental charge or imposition.

           3.1.10.  Except as disclosed in the Schedule entitled "Claims,"

separately provided to PARSONS prior to the date hereof, there is no litigation,

action, suit, government investigation, claim or proceeding pending against, or to the best knowledge of SHAREHOLDER, G/C and each Subsidiary threatened against or affecting, G/C or any Subsidiary, at law or in equity or before any federal,

foreign, state, municipal, local or other governmental authority or any arbitration panel, nor is there any known basis for any such litigation, action,

suit, investigation, claim or proceeding in the future, and neither G/C nor any

Subsidiary (a) is subject to or in default under any judgment, order, writ,

injunction or decree of any court or any federal, foreign, state, municipal,

local or other governmental authority or any arbitration panel, or (b) to the best knowledge of SHAREHOLDER, G/C and each Subsidiary, has been cited for or become aware of the existence of any material violation of any federal, state,

municipal, local or other governmental law, rule or ordinance with regard to the environment, occupational health and safety or discrimination on the basis of race, sex, age, national origin, marital status, handicap or veteran status or

(c) is a direct party to any labor dispute or union organization attempt.

           3.1.11.  The Schedule entitled "Contracts for Services of G/C,"

separately provided to PARSONS prior to the date hereof, is a full and complete list of each partially or wholly executory contract or agreement for the performance of services by G/C or any Subsidiary which has resulted in or is expected to result in revenues to G/C exceeding $100,000, such Schedule being as of the date recorded in the headings thereof.  To the best knowledge of

SHAREHOLDER, G/C and each Subsidiary, no such contracts are subject to renegotiation or other possible reduction of fees or other payments to G/C or any Subsidiary.  No such contract is reasonably expected, to the best knowledge and belief of SHAREHOLDER, G/C and each Subsidiary, to result in any material loss which has not been recorded in G/C's financial statements.  Except as may be disclosed on the aforementioned Schedule, each of the agreements, contracts,

commitments, arrangements,
leases and other instruments, documents and undertakings listed on the aforementioned Schedule hereto, to the best knowledge of SHAREHOLDER, G/C and each Subsidiary, is valid and enforceable in accordance with its terms, and the parties thereto are in compliance with the material provisions thereof, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; furthermore, except as may be disclosed on the aforementioned Schedule, no such agreement, contract, commitment, arrangement,

lease or other instrument, document or undertaking, in the reasonable opinion of

SHAREHOLDER or G/C, contains any contractual requirement with which there is a reasonable likelihood G/C, any Subsidiary or any other party thereto will be unable to comply, provided that no representation or warranty is made with respect to the future profitability of any such agreement, contract, commitment,

arrangement, lease or other instrument, document or undertaking.

           3.1.12.  The Schedule entitled "Commitments of G/C," separately provided to PARSONS prior to the date hereof, constitutes a full and complete list (except as otherwise indicated thereon) of each partially or totally executory contract or agreement obligating G/C or any Subsidiary to pay or provide services in the amount of $75,000 or more such Schedules being as of the date recorded in the headings thereof, other than such contracts or agreements listed in the Schedule entitled "Contracts for Services of G/C," including,

without limiting the generality of the foregoing, (a) all contracts for consulting, engineering or other professional services rendered to G/C or any

Subsidiary; (b) all notes, mortgages, loan agreements, security agreements,

guarantees, credit agreements and other evidences of indebtedness; (c) all contracts and agreements with employees, directors, officers, consultants,

holders of beneficial interest or shareholders, including without limitation those relating to salary, bonus and other remuneration or reimbursement arrangements; (d) all leases, subleases and other agreements relating to real or personal property used or occupied by or intended to be used or occupied by G/C or any Subsidiary, except for those that are terminable at the option of G/C or any Subsidiary on 30 days or less notice; (e) all agreements and contracts relating to ownership of the Common Shares or the ownership by G/C or any

Subsidiary or any third party of securities in Subsidiaries that are corporations, or partnership or other interests in Subsidiaries that are not corporations; (f) all licenses,
sublicenses and other contracts and agreements to which G/C or any Subsidiary is party or otherwise subject relating to patents, trademarks, trade names or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; and (g) all contracts and agreements between labor unions and G/C or any Subsidiary.  As used in this

Section 3.1.12 the terms "contract" and "agreement" mean and include every contract, agreement and promise, whether written or oral, if enforceable against

G/C or any Subsidiary.  Except as may be disclosed on the aforementioned

Schedule, each of the agreements, contracts, commitments, arrangements, leases and other instruments, documents and undertakings listed on the aforementioned

Schedule hereto, to the best knowledge of SHAREHOLDER, G/C and each Subsidiary,

is valid and enforceable in accordance with its terms, and the parties thereto are in compliance with the provisions thereof, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; furthermore, except as may be disclosed on the aforementioned

Schedule, no such agreement, contract, commitment, arrangement, lease or other instrument, document or undertaking, in the reasonable opinion of SHAREHOLDER or

G/C, contains any contractual requirement with which there is a reasonable likelihood G/C, any Subsidiary or any other party thereto will be unable to comply, provided that no representation or warranty is made with respect to the future profitability of any such agreement, contract, commitment, arrangement,

lease or other instrument, document or undertaking.

           3.1.13.  G/C and its Subsidiaries have in full force and effect, with all billed premiums thereon paid, the policies of insurance set forth in the

Schedule entitled "Insurance," separately provided to PARSONS prior to the date hereof, which Schedule constitutes a full and complete list of all policies of insurance to which G/C or any Subsidiary is a party, other than life insurance policies and insurance policies related to employee benefit plans shown on the

Schedule entitled "Employee Benefits," separately provided to PARSONS prior to the date hereof.  No notice of cancellation or termination has been received with respect to any such policy, and neither SHAREHOLDER, G/C nor any Subsidiary has any knowledge of any act or omission which could reasonably be expected to result in cancellation of any such policy prior to its scheduled expiration date.  Neither G/C nor any Subsidiary has been refused any insurance with respect to any
aspect of the operations of its business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years.  G/C and each Subsidiary have duly and timely made all claims they have been entitled to make under each policy of insurance.  Since January 1, 1990, all general liability policies maintained by or for the benefit of G/C and each Subsidiary have been

"occurrence-based" policies, and all professional and umbrella liability policies maintained by or for the benefit of G/C and each Subsidiary have been

"claims made" policies.  Except as may be disclosed in the Schedule entitled

"Claims" separately provided to PARSONS prior to the dater hereof, there is no claim by G/C or any Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither SHAREHOLDER, G/C nor any Subsidiary knows of any basis for denial of any claim under any such policy.  Such policies are sufficient in all material respects for compliance by G/C and the Subsidiaries with all requirements of law and with the requirements of all material contracts to which they are parties.

           3.1.14.  The Schedule entitled "Corporate Data," separately provided to PARSONS prior to the date hereof, contains a full and complete list of (a)

all direct and indirect Subsidiary corporations of G/C, all partnerships, firms and corporations in which G/C has any interest, and all partnerships, firms or corporations which were or are doing business, directly or indirectly, as professional engineers and in which any director or officer of G/C has any interest other than interests of less than one percent in publicly held corporations; (b) all states or equivalent governmental entities, including without limitation foreign countries, in which G/C or any Subsidiary is qualified as a foreign corporation or is licensed to do business and the manner in which licensed (e.g., engineer, etc.); (c) all states or equivalent governmental entities, including without limitation foreign countries, in which

G/C or any Subsidiary is obligated to register as an employer or pay taxes,

during the last two years; (d) all investments of G/C and each Subsidiary in debt securities having a maturity in excess of 90 days, and equity securities;

(e) the jurisdictions, domestic and foreign, in which G/C and each Subsidiary currently is doing business and it is necessary for an individual to be licensed as a professional engineer or otherwise in order for G/C or any Subsidiary to conduct its business in such jurisdiction, including without limitation the name and position held with G/C or any Subsidiary of each such individual except where the failure to be so qualified or licensed would not result in a material liability or disability to G/C and its Subsidiaries; and

(f) all SHAREHOLDER guarantees or bonds issued on behalf of G/C which are to be assumed, reissued or guaranteed by PARSONS.

           3.1.15.  There are no receivables of G/C or any Subsidiary owing by directors, officers, employees, holders of beneficial interest or shareholders of G/C or any Subsidiary or, to the best knowledge of SHAREHOLDER, G/C and each

Subsidiary, owing by corporations, partnerships, firms and organizations in which directors, officers, employees, holders of beneficial interest or shareholders of G/C or any Subsidiary have any interest, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses.

           3.1.16.  For purposes of this Agreement, the term "Employee Plan"

includes any pension, retirement, savings, disability, medical, dental, health,

life (including without limitation any individual life insurance policy under which any employee of G/C or any Subsidiary is the named insured and as to which

G/C or any Subsidiary makes premium payments, whether or not G/C or such

Subsidiary is the owner, beneficiary or both of such policy), death benefit,

group insurance, profit-sharing, deferred compensation, stock option, bonus,

incentive, vacation pay, severance pay, or other employee benefit plan, trust,

arrangement, contract, agreement, policy or commitment (including without limitation any pension plan as defined in Section 3(2) of the Employee

Retirement Income Security Act of 1974, as amended ("Pension Plan"), and any welfare plan as defined in Section 3(1) of the Employee Retirement Income

Security Act of 1974, as amended ("Welfare Plan")), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any or all employees of G/C or any

Subsidiary, and (i) to which G/C or any Subsidiary is a party or by which G/C or any Subsidiary (or any of the rights, properties or assets of G/C or any

Subsidiary) is bound, or (ii) with respect to which G/C or any Subsidiary has any liability or potential liability (whether or not G/C or any Subsidiary still maintains or ever maintained such plan, trust, arrangement, contract, agreement,

policy or commitment).  With respect to the Employee Plans:

                    (i)    There are no Employee Plans other than those

disclosed in the Schedule entitled "Employee Benefits," separately provided to

PARSONS prior to the date hereof.

                    (ii)   No Pension Plan is a "multiemployer pension plan"

within the meaning of Section 3(37) of the Employee Retirement Income Security

Act of 1974, as amended ("ERISA"), nor has G/C or any ERISA Affiliate at any time after January 1, 1986 contributed, or had any obligation to contribute, to a multiemployer pension plan.  An "ERISA Affiliate" is any entity that is or has been at any time during the five years preceding the Closing Date (i) a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which G/C or any Subsidiary is or was a member; (ii) a trade or business under common control with G/C or any Subsidiary, within the meaning of

Section 414(c) of the Code; (iii) a member of an affiliated service group with

G/C or any Subsidiary, within the meaning of Section 414(m) of the Code; or (iv)

related to G/C or any Subsidiary within the meaning of Section 414(o) of the

Code or the proposed regulations thereunder.

                    (iii)  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that the plan meets the requirements of the Code, including without limitation the requirements of the Tax Equity and Fiscal Responsibility

Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of

1984, and that the trust associated with the plan is tax-exempt under Section

501(a) of the Code, copies of which determination letters have been furnished to

PARSONS.  Each such Employee Plan has been operated and administered in material compliance with all applicable requirements under Section 401(a) of the Code and

(i) has received a favorable determination from the IRS that the plan meets the requirements of the Tax Reform Act of 1986 and all applicable legislation and regulatory requirements for tax qualification that become effective for the plan prior to January 1, 1995 ("TRA 86 letter"); or (ii) has been submitted to the

IRS with an application for a TRA 86 letter but no determination has yet been made by the IRS; or (iii) will be submitted to the IRS with an application for a

TRA 86 letter before the end of the applicable remedial amendment period under

Section 401(b) of the Code.

                    (iv)   To the best knowledge of SHAREHOLDER, G/C and each

Subsidiary, no facts exist that could be reasonably expected to affect adversely the tax-qualified status of any Employee Plan that has received a favorable determination letter from the Internal Revenue Service.

                    (v)    No lawsuits, claims (other than routine claims for

benefits) or complaints to, or by, any person or governmental entity have been filed, are pending or, to the best knowledge of SHAREHOLDER, G/C or any

Subsidiary, have been threatened, and no facts or contemplated event exist that could be expected to give rise to any such lawsuit, claim (other than a routine claim for benefits) or complaint, with respect to any Employee Plan where G/C or any Subsidiary may be either (i) liable directly on such lawsuit, claim or complaint, or (ii) obligated to indemnify any person, group or persons, or entity with respect to such lawsuit, claim or complaint.

                    (vi)   Each Employee Plan, the administrator and fiduciaries

of each Employee Plan, and G/C, its Subsidiaries and SHAREHOLDER have complied in all material respects with the applicable requirements of ERISA (including without limitation the fiduciary responsibilities imposed by Part 4 of Title I,

Subtitle B of ERISA), the Code and any other applicable law (including without limitation regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms to the extent consistent with all such requirements of law.

                    (vii)  Neither G/C nor any Subsidiary has made, or committed to make, any payment, contribution or award into, or under, any Employee Plan except in accordance with the terms of such Employee Plan.

                    (viii) Neither G/C nor any Subsidiary is delinquent as to

contributions or payments to or in respect of any Employee Plan as to which G/C or any Subsidiary is in any way obligated, directly or indirectly, to make contributions or payments, nor has G/C or any Subsidiary failed to pay any assessments made with respect to any such Employee Plan by any governmental authority or the fiduciaries of such Employee Plan.  All contributions and payments with respect to Employee Plans that are required to be made by G/C or any Subsidiary with respect to periods ending on or before the Closing Date

(including without limitation periods from the first day of the then current plan or policy year to and including the Closing Date) have been made or will be accrued before the Closing Date by G/C or such Subsidiary in accordance with the appropriate accounting standards or insurance contracts or arrangements.

                    (ix)   With respect to each Employee Plan, there has not

occurred, nor is any person or entity contractually bound to enter into, any non-exempt "prohibited transaction" within the meaning of Section 4975 of the

Code or Section 406 of ERISA which would result in the imposition of any liability to G/C or any Subsidiary.

                    (x)    Neither G/C nor any ERISA Affiliate does currently or

has at any time since September 2, 1974, sponsored, adopted, contributed,

maintained or been obligated to contribute to any single employer plan (as defined in Section 4001(15) of ERISA, including without limitation a plan described in Section 4063 and 4064 of ERISA) which is or was subject to Title IV of ERISA.

                    (xi)   Neither G/C nor any Subsidiary has engaged in any

transaction, failed to make required contributions, committed any act or omission, or otherwise incurred any liability for any excise tax under Section

4971 through 4980B of the Code, inclusive, other than excise taxes that have heretofore been paid and fully reflected in the G/C Balance Sheet, which would result in the imposition of any liability to G/C or any Subsidiary.

                    (xii)  As of the Closing Date, there will be no accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, with respect to any Pension Plan or any pension plan (as defined in

Section 3(2) of ERISA) sponsored, maintained or contributed by any ERISA

Affiliate.

                    (xiii) Neither SHAREHOLDER, G/C nor any Subsidiary has

knowledge of any investigative proceedings, administrative review or other administrative agency process which could result in imposition on G/C or any

Subsidiary of any penalty or other assessment in connection with any Employee

Plan.

                    (xiv)  Neither G/C nor any Subsidiary has any obligation to provide health care, life insurance or death benefits to or with respect to any former employee, except for statutory obligations and such obligations that

SHAREHOLDER has assumed hereunder, including the obligation to provide health care benefits to the individuals listed on Exhibit E hereto.

           3.1.17.  Neither SHAREHOLDER, GILBERT nor any Subsidiary or holder of beneficial interest of GILBERT or any Subsidiary has incurred, or will incur,

directly or indirectly, any liability for brokerage, finder's, financial advisor's or agent's fees or commissions in connection with this Agreement or any transaction contemplated hereby, except for SHAREHOLDER's engagement of

Dillon, Read & Co. Inc., whose fees and expenses are the sole responsibility of

SHAREHOLDER.

           3.1.18.  Except as set forth in the Schedule entitled "Liens,"

separately provided to PARSONS prior to the date hereof, the execution of this

Agreement and, subject only to the requisite approval of SHAREHOLDER's stockholders, the performance of its obligations under this Agreement will not

(a) conflict with or constitute a default under the articles of organization and by-laws of SHAREHOLDER, G/C or of any Subsidiary that is a corporation, or under the partnership agreement or other organic document of any Subsidiary that is not a corporation, or under any note, debt instrument, security agreement or mortgage, or any other agreement or commitment, binding upon G/C or any

Subsidiary or any of their properties; (b) result in the creation or imposition of any lien, possibility of lien, encumbrance, equity or restriction on G/C or any Subsidiaries; (c) contravene or violate any law, rule or regulation to which

SHAREHOLDER or G/C is subject; (d) contravene or violate any judgment, order,

writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to SHAREHOLDER or

G/C; or (e) violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent which has not been obtained of any other party to, any contract, commitment, agreement, lease, license, permit,

authorization, document or other understanding, oral or written, to or by which

SHAREHOLDER or G/C is a party or otherwise bound or affected.  Except for (i)

filings pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, (ii) the running of the waiting period under the H-S-R Act, and (iii) such consents or approvals as may be required under the state securities or anti-takeover laws, no notice to nor consent or approval of any governmental authority or third party is required to be obtained in order for SHAREHOLDER and G/C to carry out the transactions contemplated hereby which will not have been obtained prior to Closing.

           3.1.19.  G/C and each Subsidiary has in all respects performed, or is now performing, the obligations of and is not in default (and would not by the lapse of time and/or the giving of notice be in default) in respect of, any note, debt instrument, security agreement or mortgage, or any other financing agreement or commitment binding upon it.  Each of the instruments, commitments and obligations shown on the Schedules referred to in this Agreement is a legal,

binding and enforceable obligation by or against G/C or a Subsidiary, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization,

moratorium or other similar laws affecting the enforcement of creditors' rights generally and by applicable law that may affect the availability of remedies

(regardless of whether enforcement is sought in a proceeding in equity or at law).

           3.1.20.  Except as set forth in the Schedule entitled "Directors and

Officers Interests," separately provided to PARSONS prior to the date hereof, to the best knowledge of SHAREHOLDER, G/C and each Subsidiary no officer or director or G/C or any Subsidiary has a direct or indirect financial interest in, or receives any compensation or other benefits from, any individual or business firm (i) from which G/C or any Subsidiary purchases supplies, materials or property; (ii) which renders any service to G/C or any Subsidiary; (iii)

which is a party to leases or assignments to or from G/C or any Subsidiary; (iv)

to which G/C or any Subsidiary sells or leases any of its services, facilities or properties; or (v) which has any other contractual relations or business dealings with G/C or any Subsidiary; provided that ownership of one percent or less of the outstanding shares of a publicly held corporation need not be disclosed hereunder.  No officer or director of G/C or any Subsidiary has any contractual relations or business dealings (except for his employment by G/C or any Subsidiary) with G/C or any Subsidiary, except as set forth on such

Schedule.

           3.1.21.  (i)    G/C and each Subsidiary are in compliance in all

material aspects with all Environmental Laws; there is no Environmental Claim pending against G/C or any Subsidiary; and, to the best knowledge of

SHAREHOLDER, G/C and each Subsidiary there are no past or present events,

conditions, circumstances, activities, investigations, inquiries, practices,

incidents, notices, actions, omissions or plans which could reasonably be expected to result in noncompliance by G/C or any Subsidiary with any

Environmental Law, or which could reasonably be expected to give rise to liability under any Environmental

Law, or otherwise form the basis of any Environmental Claim, including without limitation Environmental Claims against G/C, any Subsidiary or any person whose liability for such Environmental Claims G/C or any Subsidiary has retained,

assumed or incurred, whether contractually or by operation of law.

                    (ii)   G/C and each Subsidiary has obtained all material

Permits which are required under the Environmental Laws for operation of its business, delivery of professional engineering or consulting services, and use of G/C's and each Subsidiary's assets or leased properties, including without limitation those for the storage, treatment, recycle, transportation, release,

emission or disposal of Hazardous Materials used or produced by or otherwise relating to the G/C's or any Subsidiary's business, assets or properties, and

G/C and each Subsidiary is in compliance in all material respects with the requirements of said Permits.  For purposes of this Section 3.1.21, "Permit"

means any permit, approval, authorization, license, variance, permission,

agreement or similar item required pursuant to or under any of the Environmental

Laws.

                    (iii)  To the extent that G/C or any Subsidiary is subject to or is required to comply with, or has responsibility for compliance with,

Permits, orders, decrees or judgements of others for whom G/C or any Subsidiary provides services or has in the past provided services, G/C and each Subsidiary is now and has been in compliance in all material respects with the requirements of such Permits, orders, decrees and judgements.

                    (iv)   To the best knowledge of G/C, SHAREHOLDER and each

Subsidiary, there are no Environmental Claims pending or threatened against any person whose liability for such Environmental Claims G/C or any Subsidiary has or may have retained, assumed or incurred, whether contractually or by operation of law, including without limitation claims arising under CERCLA.

                    (v)    Neither G/C nor any Subsidiary has reported (a) any

actual or threatened or suspected releases, discharges, emissions, spilling,

leaking or dumping of Hazardous Materials into the environment (including without limitation ambient air, surface water, groundwater or land) or (b) any violation of any Permit term or other requirement of any Environmental Law within the past five years.

                    (vi)   Other than the normal costs of performing existing

Agreements for Professional Services which are recoverable from the other contracting party, to the best knowledge of

SHAREHOLDER, G/C and each Subsidiary, neither G/C nor any Subsidiary has any obligation or liability with respect to the cleanup of any site or facility with respect to any Hazardous Materials.

                    (vii)  To the best knowledge SHAREHOLDER, G/C and each

Subsidiary, there is no site or facility under investigation by any federal,

state, local or foreign court, governmental, public or self-regulatory body,

agency or other authority, at which G/C or any Subsidiary has disposed or treated or arranged for disposal or treatment (with a transporter or otherwise)

of any Hazardous Material.

                    (viii) During the past three years, neither G/C nor any

Subsidiary has received a governmental request under any of the Environmental

Laws for information or to take any action relating to any activities,

operation, business, assets or properties of G/C or any Subsidiary, including without limitation activities conducted at the properties of other persons for whom for it has in the past or currently provides professional services.

                    (ix)   None of the properties owned by G/C or any Subsidiary

and, to the best knowledge of SHAREHOLDER, G/C and each Subsidiary, none of the properties leased by G/C or any Subsidiary at any time, are now, or were in the past, listed on the National Priorities list of Superfund Sites (the "NPL"), the

CERCLA Information System ("CERCLIS") or any other comparable state or local environmental database.

                    (x)    The sale, purchase and transfer of stock that is the

subject of this Agreement will not require any governmental approvals under the

Environmental Laws.

                    (xi)   SHAREHOLDER and G/C agree to cooperate with PARSONS

in connection with the PARSONS's application for the transfer, renewal or issuance of any Permits necessary to satisfy any regulatory requirements in connection with the assets, leased properties, operations or business of G/C or any Subsidiary.

                    (xii)  G/C's and each Subsidiary's operations in conducting its business do not now involve (and have not in the past involved direct responsibility for) the generation, transportation, treatment, recycle or disposal of hazardous waste, as defined under 40 CFR Parts 260-270, or of any waste
regulated under Environmental Laws pertaining to radioactive materials or the nuclear power industry, including without limitation requirements under Volume

10 of the Code of Federal Regulations.

                    (xiii) Without in any way limiting the foregoing, to the

best knowledge of SHAREHOLDER, G/C and each Subsidiary, (a) all onsite and offsite locations where G/C or any Subsidiary has stored, disposed or arranged for the disposal of Hazardous Materials are identified in the Schedule entitled

"Environmental Matters," separately provided to PARSONS prior to the date hereof, (ii) all underground storage tanks or storage impoundments, and the contents of such tanks or impoundments, known to exist on property now operated,

managed or leased by G/C or any Subsidiary are identified in the such Schedule,

and (iii) to the best of knowledge of SHAREHOLDER, G/C and each Subsidiary, no polychlorinated byphenyls ("PCBs") are used or stored at any property operated,

managed or leased by G/C or any Subsidiary.

                    (xiv)  "Hazardous Material(s)" shall mean those substances,

whether waste materials, raw materials, finished products, coproducts,

byproducts or any other material or article, that are regulated by, form the basis of liability, or are defined as, hazardous, extremely hazardous or toxic,

under any of the Environmental Laws, including without limitation petroleum or any byproducts or fractions thereof, any form of natural gas, asbestos,

polychlorinated biphenyls ("PCBs"), radon or other radioactive substances

(including without limitation source, special nuclear and byproduct material as defined by the Atomic Energy Act, as amended, 42 U.S.C. Sec.Sec. 2011 et seq.
                                                                      -- ---

and special nuclear material), infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives or any other material or substance which constitutes a health, safety or environmental hazard to any person, property or natural resource.

                    (xv)   "Environmental Law(s) shall mean, without limitation,

any and all federal, state, local and foreign laws, regulations or requirements relating to health, safety or pollution or protection of the environment,

including without limitation those relating to emissions, discharges, releases or threatened releases of Hazardous Materials into or impacting the environment or natural resources (including without limitation ambient air, surface water,

groundwater or land), or otherwise relating to the manufacture, processing,

distribution, use, treatment, recycle, storage, disposal, transport or handling of Hazardous Materials.  Such Environmental Laws shall include without limitation the Comprehensive Environmental

Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sec.Sec. 9601 et seq.) ("CERCLA"),
                                                         -- ---

the Hazardous Materials Transportation Act (49 U.S.C. Sec.Sec. 1801 et seq.),
                                                                    -- ---

the Resource Conservation and Recovery Act (42 U.S.C. Sec.Sec. 6901 et seq.),
                                                                    -- ---

the Clean Water Act (33 U.S.C. Sec.Sec. 1251 et seq.), the Clean Air Act
                                             -- ---

(42 U.S.C. Sec.Sec. 7401 et seq.), the Federal Insecticide, Fungicide, and
                         -- ---

Rodenticide Act (7 U.S.C. Sec.Sec. 136 et seq.), the Emergency Planning and
                                       -- ---

Community Right-to-Know Act (42 U.S.C. 11001 et seq.), the Safe Drinking
                                             -- ---

Water Act (42 U.S.C. Sec.Sec. 300(f) et seq.), the Toxic Substances Control
                                     -- ---

Act (15 U.S.C. Sec.Sec. 2601 et seq.), the Atomic Energy Act (42 U.S.C.
                             -- ---

Sec.Sec. 2011 et seq.), and the Occupational Safety and Health Act (29 U.S.C.
              -- ---

Sec.Sec. 651 et seq.), as such laws have heretofore been and hereafter may be
             -- ---

amended or supplemented, and any analogous state, local or foreign laws, and all rules, orders, regulations and requirements promulgated pursuant to any of such federal, state, local or foreign laws, and any common law cause of action relating to the environment, natural resources, safety, health, or the management of Hazardous Materials as defined herein.

                    (xvi)  "Environmental Claim" shall mean any investigative,

enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action, at any time instituted pursuant to any applicable Environmental Law, against G/C or any Subsidiary, and any claim at any time, made by any person against G/C or against any Subsidiary, relating to damage (including without limitation natural resource damage), contribution,

cost recovery, compensation, loss, injury, fine or penalty resulting from any

Hazardous Material or any Environmental Law.

           3.1.22.  Information furnished by G/C and contained in the Schedules referred to in this Agreement is not, and will not be, false or misleading in any material respect, and does not and will not omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, not misleading, it being understood that representations relating to the G/C Balance Sheet are made on the basis set forth in Section 3.1.5 hereof and that all representations and warranties and all statements furnished on Schedules are correct and complete except as otherwise indicated on such Schedules, and any underlying documents incorporated in the Schedules referred to in this Agreement or otherwise furnished to PARSONS by G/C are true and correct copies, and there are no amendments or modifications thereto except as set forth in Schedules in which such documents are incorporated or as otherwise noted on any such document.

           3.1.23.  None of the statements included in the Proxy Statement will,

(a) at the time the Proxy Statement is mailed to SHAREHOLDER's Class B

Stockholders or (b) at the time of the meeting of stockholders to which the

Proxy Statement relates, be false or misleading with respect to any material fact in light of the circumstances under which they were made or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The Proxy Statement will comply in all material respects, as to form and otherwise, with the requirements of the

Exchange Act and the applicable rules and regulations promulgated by the SEC thereunder.  No representation is made with respect to any information supplied by PARSONS for inclusion in the Proxy Statement.

           3.1.24.  The representations and warranties of Shareholder and G/C in

Article 3 are the only representations and warranties made by such parties with respect to the purchase and sale of the Common Stock.  SHAREHOLDER and G/C disclaim any liability or responsibility for any representation or warranty that may have otherwise been made or alleged to have otherwise been made or communicated to PARSONS, including but not limited to, any opinion, information or advice provided to PARSONS by any director, officer, employee, agent,

consultant or representative of SHAREHOLDER or G/C (or any of their affiliates)

in respect of any future cash flows or projections of G/C and its Subsidiaries.

           3.1.25.  As used herein, knowledge and best knowledge of SHAREHOLDER,

G/C or G/C Subsidiaries shall mean the knowledge or best knowledge of directors,

officers and key personnel of the entity to whom the representation applies.

     3.2.  PARSONS represents, warrants and covenants that:

           3.2.1.   PARSONS has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

           3.2.2.   PARSONS has, and at all relevant times had, the corporate

power and authority to enter into and perform this Agreement and all transactions contemplated herein. This Agreement has been duly executed by PARSONS and constitutes the legal, valid and binding obligation of PARSONS and is enforceable against PARSONS in accordance with its terms.

           3.2.3.   PARSONS has taken all necessary corporate action to

authorize this Agreement, its execution, delivery and performance and all transactions contemplated herein, and except for the running of the waiting period under the H-S-R Act, and such consents or approvals as may be required under state securities or anti-takeover laws, no consent or approval of any domestic governmental agency or authority is required to be obtained in order for PARSONS to carry out the transactions contemplated hereby.

           3.2.4.   The execution, delivery and performance of this Agreement

and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any contractual obligation of PARSONS, or a default under (a) the certificate of incorporation or bylaws of PARSONS, (b) any law, rule or regulation to which PARSONS is subject, (c) any judgment, order,

writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to PARSONS, or (d)

any term, condition or provision of, or require the consent, which has not been obtained, of any other party to, any contract, commitment, agreement, lease,

license, permit, authorization, document or other understanding, oral or written, to or by which PARSONS is a party or otherwise bound or affected.

           3.2.5.   None of the statements relating to PARSONS that is supplied by PARSONS for inclusion in the Proxy Statement will, (a) at the time the Proxy

Statement is mailed to SHAREHOLDER's Class B Stockholders or (b) at the time of the meeting of stockholders to which the Proxy Statement relates, be false or misleading, in light of the circumstances under which such statements are made,

with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is otherwise made by

PARSONS with respect to the Proxy Statement.

           3.2.6.   PARSONS has not retained any broker, finder or agent in

connection with the purchase of the Common Shares.

           3.2.7.   PARSONS acknowledges that:  (a) it had the opportunity to

visit with SHAREHOLDER and G/C and meet with their respective officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of G/C and its Subsidiary; and (b) all materials and information requested by PARSONS have been provided to PARSONS's reasonable satisfaction.

           3.2.8.   PARSONS acknowledges that it has made its own independent

examination, investigation, analysis and evaluation of G/C and its Subsidiaries,

including its own estimate of the value of the Common Shares.

           3.2.9.   PARSONS acknowledges that it has undertaken such due

diligence (including a review of the assets, liabilities, books, records and services of G/C and its Subsidiaries) as PARSONS deems adequate, including that described in Sections 3.2.7 and 3.2.8 hereof.  To the best of PARSON's knowledge, based upon such due diligence none of the representations of

SHAREHOLDER or G/C herein are inaccurate in any material respect.

           3.2.10.  PARSONS is purchasing the Common Shares for investment, for its own account and not wit a view to distribute the Common Shares within the meaning of applicable securities laws.



                         ARTICLE 4.  CERTAIN AGREEMENTS

     4.1.  From the date hereof until the Closing Date:

           4.1.1.   Except for matters expressly required or permitted by this

Agreement and such other matters, if any, as may be consented to by PARSONS in writing, G/C will, and will cause each Subsidiary to, conduct its business and affairs only in the ordinary and usual course and will not engage in any activity or enter into any material transaction outside the ordinary and usual course of business.

           4.1.2.   Except as contemplated by this Agreement, G/C will not, and will not permit any Subsidiary to, without PARSONS' prior written consent, (a)

declare or make any payment of dividends or distributions to the stockholders of or holders of beneficial interest in G/C or any Subsidiary as such (other than by a Subsidiary to its parent corporation or to G/C), or purchase or redeem any of the Common Shares, or (b) issue or sell, whether under offers, stock option agreements, stock bonus agreements, warrants, conversion rights or otherwise, any shares of capital stock or other securities of G/C or any Subsidiary, or enter into any commitments or obligations, either firm or conditional, so to issue or sell any shares of capital stock or other such securities.

           4.1.3.   G/C will use its reasonable best efforts to preserve its own and each Subsidiary's business organization intact and to preserve the goodwill of G/C and each Subsidiary as to clients and others having business relations with them.

           4.1.4.   G/C will promptly correct any statement in any earlier

information furnished by it under this Agreement which has become false or misleading in any material respect.

           4.1.5.   G/C will use its reasonable best efforts to keep, and to

cause each Subsidiary to keep, their respective properties and operations protected by insurance for the risks they customarily cover and in the amounts of coverage they customarily carry; provided that PARSONS will reimburse

SHAREHOLDER for the pro rata portion of premiums paid by SHAREHOLDER attributable to G/C's operations for the period from the Deal Date through and including the Closing Date.  Any deductibles, self-insured retentions or other amounts which are not covered by SHAREHOLDER's insurance during the period from the Deal Date through and including the Closing Date shall be paid by PARSONS as soon as practical after the Closing Date.

           4.1.6.   G/C will permit PARSONS and its officers, attorneys,

accountants and representatives to examine the property, books and records of

G/C and its subsidiaries and such officers, attorneys, accountants and representatives shall be afforded reasonable access during normal business hours to such property, books and records, and G/C and its Subsidiaries will upon request furnish PARSONS with any information reasonably required in respect to their property, assets and business.

           4.1.7.   Except as stated on the Schedule entitled "Officers'

Salaries," separately provided to PARSONS prior to the date hereof, G/C will maintain the salary and benefit structure in effect on December 31, 1994 subject to annual increases in accordance with G/C's standard business practice effective January 1, 1995 until the Closing Date, PARSONS acknowledges that G/C anticipates that it will enter into employment contracts with certain officers listed in the aforementioned Schedule in the form attached hereto as

Exhibit F.  No new senior officers will be appointed after the date hereof, nor will the compensation of any officer except as set forth above be modified after the date hereof, without PARSONS' prior consent.

           4.1.8.   The Parties will cooperate with one another in the

preparation and filing of all notices and reports required pursuant to the H-S-R

Act and will comply with the requirements for providing information made pursuant thereto.

     4.2.  As soon as reasonably practicable following the date of this

Agreement, SHAREHOLDER shall take all action necessary in accordance with the

Exchange Act, the laws of the State of Delaware and its Certificate of

Incorporation and By-laws to call, give notice of and convene a meeting (the

"Meeting") of its stockholders to consider and vote upon the approval of this

Agreement and for such other purposes as may be necessary or desirable.  The board of directors of SHAREHOLDER shall, subject to its fiduciary duties and responsibilities, recommend without qualification of any nature that

SHAREHOLDER's stockholders vote to approve this Agreement and any other matters to be submitted to SHAREHOLDER's stockholders in connection therewith.  The board of directors of SHAREHOLDER shall, subject to its fiduciary duties and responsibilities, use its reasonable best efforts to solicit and secure from

Class B Stockholders of SHAREHOLDER such approval, which efforts shall include without limitation causing SHAREHOLDER to diligently solicit stockholder proxies therefor and to advise PARSONS promptly upon its request from time to time as to the status of the stockholder vote then tabulated.

     4.3.  Promptly following the date of this Agreement, SHAREHOLDER shall prepare and file with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, a preliminary draft of the Proxy

Statement.  PARSONS shall cooperate fully with SHAREHOLDER in the preparation and filing of the Proxy Statement and any amendments and supplements thereto.

The Proxy Statement shall not be filed, and no amendment or supplement thereto shall be made by SHAREHOLDER, and no material communication with the SEC shall be had with respect to any matters relating to PARSONS or the transactions contemplated by this Agreement without in each case prior consultation with

PARSONS and its counsel.  SHAREHOLDER shall cause to be mailed a definitive

Proxy Statement to its Class B Stockholders entitled to vote at the Meeting as promptly as possible following completion of any review by, or in the absence of such review, the termination of any applicable waiting period of, the SEC.

     4.4.  Effective as of the Closing Date in respect of The Parsons

Corporation Employee Stock Ownership Plan, or as soon thereafter as is practicable, in respect of The Parsons Corporation Retirement Savings Plan,

PARSONS shall enroll in such plans each employee of G/C and the Included

Subsidiaries who are eligible to participate in such plans in accordance with the terms thereof.  PARSONS shall enroll employees of G/C and the Included

Subsidiaries in welfare benefit plans it maintains for its employees no later than January 1, 1996.  PARSONS acknowledges that SHAREHOLDER will not be responsible for continuing to maintain any employee welfare or retirement benefit plans for employees of G/C or any Included Subsidiary except as set forth in Sections 2.3 and 2.4 hereof.

     4.5.  From the date of this Agreement until the Deal Date, SHAREHOLDER and

G/C shall take all reasonable effort to establish G/C as an independent corporation.  From the Deal Date forward, there will be no further capital contributions by SHAREHOLDER to G/C nor any cash distributions from G/C to

SHAREHOLDER.  All inter-company transactions between G/C and the SHAREHOLDER or subsidiaries of SHAREHOLDER shall from the Deal Date forward be treated as arm-

length transactions and handled within the ordinary scope of G/C's business.

This shall include, but not limited to, implementation of the Leasing

Arrangement provided in Exhibit D to the Stock Purchase Agreement, reimbursement by PARSONS for the pro rata portion of premiums paid by SHAREHOLDER attributable to G/C's operations from the Deal Date to the Closing Date and of deductibles,

self-insured retentions and other amounts not covered by SHAREHOLDER's insurance during that period and any other expenses or costs incurred by SHAREHOLDER or its Subsidiaries to the extent that such costs and expenses are for the benefit of G/C and truly a cost of the operation of G/C.

     4.6.  Should G/C require capital beyond that generated by its normal operations during the period from the Deal Date to the Closing Date, G/C will either request advances from the separate line of credit arranged for G/C by

SHAREHOLDER or obtain such advances from PARSONS.  After the Deal Date, the

SHAREHOLDER shall no longer have any obligation to make such advances, and any advances made under the separate line of credit arranged by SHAREHOLDER shall be repaid by PARSONS within three business days after the Closing Date. G/C shall invest all surplus capital, if any, in interest bearing accounts, which shall become the property of PARSONS at the

Closing Date.

     4.7.  Should G/C in the ordinary course of business be required to obtain parent company guarantees, bonds, or the like, SHAREHOLDER shall provide such guarantees subject to the approval of PARSONS (not to be unreasonably withheld or delayed), and with the understanding that any such guarantees would be assumed by and become the obligation of the PARSONS at the Closing Date.



              ARTICLE 5.  CONDITIONS ON OBLIGATIONS OF SHAREHOLDER

     The obligations of SHAREHOLDER to consummate the transactions contemplated by this Agreement and thus to cause the Closing Date to occur shall be subject to the following conditions, except as SHAREHOLDER may waive the same in writing in accordance with Section 9.1 below:

     5.1.  The waiting period under the H-S-R Act shall have expired; no action or proceeding brought by or on behalf of any governmental body or regulatory authority shall be pending or threatened questioning the validity of this

Agreement or seeking to restrain the consummation of the transactions contemplated by this Agreement.

     5.2.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of SHAREHOLDER's stockholders.

     5.3.  Those transactions that are identified in Exhibit B hereto shall have been consummated in a manner reasonably satisfactory to SHAREHOLDER and G/C and consistent with the terms of this Agreement.

     5.4.  The parties shall have entered into a Lease substantially in the form of Exhibit D hereto.

     5.5.  The representations and warranties of PARSONS set forth in Article 3 hereof shall be correct in all material respects on the date of this Agreement and at the Closing Date as if made again at and as of such time, and PARSONS shall have delivered to SHAREHOLDER a certificate in form and substance satisfactory to SHAREHOLDER dated the Closing Date to such effect.

     5.6.  All notices, approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been given or received,

as the case may be.

     5.7.  SHAREHOLDER shall have received from Dillon Reed a written opinion,

for inclusion in the definitive Proxy Statement and dated the date thereof satisfactory in form and substance to SHAREHOLDER, to the effect that the price to be paid by PARSONS for the Common Stock is fair from a financial point of view, and such opinion shall not have been withdrawn prior to the Closing Date.



                ARTICLES 6.  CONDITIONS ON OBLIGATIONS OF PARSONS

     The obligations of PARSONS to consummate the transactions contemplated by this Agreement and thus to cause the Closing Date to occur shall be subject to the following conditions, except as PARSONS may waive the same in writing in accordance with Section 9.1 below:

     6.1.  G/C shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or satisfied by G/C on or prior to the Closing Date, including without limitation the agreements contained in Sections 4.2 and 4.3 hereof.

     6.2.  The representations and warranties of SHAREHOLDER and G/C set forth in Article 3 hereof shall be correct in all material respects on the date of this Agreement and at the Closing Date as if made again at and as of such time,

subject to any transactions or changes which may have taken place after the date of this Agreement and which are contemplated or expressly permitted by this

Agreement, and SHAREHOLDER and G/C shall have delivered to PARSONS a certificate in form and substance satisfactory to PARSONS dated the Closing date to all such effects.

     6.3.  From the date of the G/C Balance Sheet to the Deal Date, there shall have been no material adverse change in the financial condition or results of operations or business of G/C or any of its Subsidiaries.

     6.4.  The waiting period under the H-S-R Act shall have expired; no action or proceeding brought by or on behalf of any governmental body or regulatory authority shall be pending or threatened questioning the validity of this

Agreement or seeking to restrain the consummation of the transactions contemplated by this Agreement or to materially frustrate the ability of PARSONS to control and operate G/C after the Closing Date and no action or proceeding brought by or on behalf of any other person or entity (including without limitation any action or proceeding pending or threatened on the date of this

Agreement) shall be pending, which in the judgment of counsel for PARSONS may reasonably be expected to result in any order, judgment or decree (other than a judgment for money damages) that would materially frustrate the ability of PARSONS to control and operate G/C or any

Subsidiary after the Closing Date.

     6.5.  All notices, approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been given or received,

as the case may be, and sufficient evidence thereof shall have been delivered to

PARSONS.

     6.6.  Berlack, Israels & Liberman, counsel for SHAREHOLDER and G/C, shall,

on the Closing Date, deliver to PARSONS their opinion, dated the Closing Date and addressed to PARSONS, in form and substance reasonably satisfactory to counsel for PARSONS, to the following effect: (a) G/C is a corporation validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its property and assets and to conduct its business as it is presently being conducted; (b) Gilbert/Commonwealth of Ohio,

Gilbert Investment Company and GAICO Corporation are corporations validly existing and (in the case of corporations) in good standing under the laws of their respective jurisdictions of incorporation or organization and each of them has full power and authority to own its property and assets and to conduct its business as it is presently being conducted; (c) the information as to the capital stock of G/C set forth in Recital A to this Agreement is true and correct as of the Closing Date and, to the best of their knowledge, neither G/C nor any Subsidiary has any commitment, firm or conditional, to issue or sell any of its capital stock or other securities of G/C or any Subsidiary or other interest therein; (d) all Common Shares which are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and owned of record by SHAREHOLDER; (e) all shares of capital stock of Gilbert/Commonwealth of Ohio, Gilbert Investment Company and GAICO Corporation which are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable,

and the ownership of all shares of or interests in such Subsidiaries is to the best of their knowledge, as shown on the Schedule entitled "Corporate Data"; (f)

this Agreement and the transactions contemplated hereby have been duly authorized on behalf of SHAREHOLDER and G/C by all requisite corporate and shareholder action; (g) this Agreement constitutes a legal, valid and binding obligation of SHAREHOLDER and G/C enforceable in accordance with its terms,

except as enforcement thereof may be
limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and by applicable law that may affect the availability of remedies

(regardless of whether enforcement is sought in a proceeding in equity or at law); (h) the Proxy Statement, as of the date of mailing and the date of the

Meeting, complied in all material respects with the requirements of the Exchange

Act and the applicable rules and regulations of the SEC thereunder as to form;

and (i) with respect to information relating to SHAREHOLDER or G/C and their businesses, properties, management, stockholders or securities, as to which counsel has made no independent investigation, such counsel has participated in the preparation of the Proxy Statement and no facts have come to their attention to lead such counsel to believe that the Proxy Statement on the date of mailing or the date of the Meeting contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     6.7.  This Agreement shall have been approved by the requisite vote of

SHAREHOLDER's Class B Stockholders.

     6.8.  Those transactions that are identified in Exhibit B hereto shall have been consummated in a manner reasonably satisfactory to PARSONS and consistent with the terms of this Agreement.

     6.9.  The parties shall have entered into a Lease substantially in the form of Exhibit D hereto.

     6.10. SHAREHOLDER and G/C shall furnish to PARSONS on the Closing Date certificates dated the Closing Date to the effect that, to the best of their knowledge and belief, the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4,

6.5, 6.6, 6.7, 6.8 and 6.9 hereof have been satisfied.



                           ARTICLE 7.  INDEMNIFICATION

     7.1.  Subject to the terms and conditions of this Article 7, SHAREHOLDER hereby agrees to indemnify, defend and hold harmless PARSONS, its officers,

directors, employees, agents and controlled (including without limitation after the Closing, G/C and the Subsidiaries) and controlling persons (hereinafter

"Affiliates") from and against all Claims asserted against, resulting to,

imposed upon, or incurred by PARSONS or any Affiliate, directly or indirectly,

by reason of, arising out of, in connection with or resulting from:

           (i)      the inaccuracy or breach of any representation or warranty of SHAREHOLDER or G/C contained in or made pursuant to this Agreement (including without limitation any omission from any Schedule),

           (ii)     the breach of any covenant or agreement of SHAREHOLDER or

G/C contained in this Agreement,

           (iii)    any Employee Benefit Plan liability arising out of acts or omissions of SHAREHOLDER or G/C which occur prior to the Closing Date,

           (iv)     Claims asserted, relating to or arising out of occurrences prior to the Closing Date relating to or arising out of the business, operations or assets of G/C or the Subsidiaries or the actions of G/C's or the

Subsidiaries' directors, officers, shareholders, employees or agents, to the extent SHAREHOLDER actually recovers proceeds or reimbursement from insurance coverage applicable to such claims,

           (v)      Claims by past or present shareholders, officers, directors or employees of G/C for indemnification arising out of or in any way related to any act, error or omission on or prior to the Closing Date,

           (vi)     any Tax of any affiliated group of corporations asserted

against G/C pursuant to Treas. Reg. Sec.1.1502-6, or any similar or successor provision thereto under federal, state, local or foreign law relating to any taxable period ending on or before the Closing Date,

           (vii)    any liability or obligation of any kind, whether absolute,

accrued, contingent or otherwise, concerning the Environmental Laws (including without limitation violations thereof and common law claims), arising out of the operation or conduct of the business of G/C or any Subsidiary or any product supplied or service performed by G/C or any Subsidiary, or the use, operation or condition of the properties or assets of G/C or any Subsidiary prior to or on the Closing Date and

           (viii)   the imposition or assertion against PARSONS or any Affiliate of any liability, demand or obligation under CERCLA or equivalent state or local law arising out of or in connection with (i) Contaminated Properties previously owned, operated or leased by G/C or any Subsidiary, where such contamination was caused by actions of G/C or any Subsidiary prior to or on the Closing Date, or was part of the existing condition of the Contaminated Properties prior to or on the Closing Date (whether the source or cause of that condition be located on or from G/C's or any Subsidiary's properties or elsewhere), (ii) G/C's or any

Subsidiary's performance of services to other persons in the course of their business operations or (iii) G/C's or any Subsidiary's actions in arranging for disposal or treatment, or arranging with a transporter for disposal or treatment, of Hazardous Materials at properties owned by other parties.

     As used in this Article 7, the term "Claim" shall include (i) all debts,

liabilities, taxes and obligations; (ii) all losses, damages (including without limitation consequential damages), judgments, awards, settlements, costs and expenses (including without limitation interest (including without limitation prejudgment interest in any litigated matter)), penalties, fines, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions,

costs of investigation (including without limitation consultants, contractors,

experts and laboratories), causes of action, proceedings and assessments of any and every kind or character, contingent or otherwise, matured or unmatured,

known or unknown, foreseeable or unforeseeable, whether or not ultimately determined to be valid.  As used in this Article 7, "Contaminated Properties"

refers to properties, assets, facilities, improvements or vessels from which there has been or is a release or threatened release of Hazardous Materials.

     7.2.  Subject to the terms and conditions of this Article 7, PARSONS hereby agrees to indemnify, defend and hold harmless SHAREHOLDER and its Affiliates from and against all Claims asserted against, resulting to, imposed upon or incurred by SHAREHOLDER or any Affiliate, directly or indirectly, by reason of,

arising out of, in connection with or resulting from:

           (i)  the inaccuracy or breach of any representation or warranty of

     PARSONS contained in or made pursuant to this Agreement;

           (ii)  the breach of any covenant or agreement of PARSONS contained in this Agreement;

           (iii) any additional tax interest, penalties, legal or accounting fees incurred because of statements, actions, or failures to act by any employees or agents of PARSONS or G/C after the Closing Date including,

     without limitation any additional tax, interest, penalty or other amount resulting from the failure of the transactions contemplated by this

     Agreement to be taxed as a sale and purchase of assets under Section

     338(h)(10) of the Code.

           (iv)  any litigation, claim or judgment brought or continued (except for matters that are being defended by SHAREHOLDER's insurers) against

     SHAREHOLDER after the Closing Date, arising out of the activities or operation of G/C unless specifically retained by SHAREHOLDER as set forth in Exhibit B.

           (v)   any claim attributable to the operation of G/C and its

     Subsidiaries after the Closing Date.

     7.3.  The obligations and liabilities of SHAREHOLDER to indemnify PARSONS and its Affiliates and PARSONS to indemnify SHAREHOLDER under this Article 7 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

           7.3.1.   The party or parties to be indemnified (whether one or more,

the "Indemnified Party") will give SHAREHOLDER or PARSONS, as the case may be

(the "Indemnifying Party") prompt written notice of any such Claim, and the

Indemnifying Party will undertake the defense thereof by representatives chosen by it.  Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 7, except to the extent the Indemnifying

Party is prejudiced thereby.  So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim.  The Indemnified party shall make available to the Indemnifying

Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim,

and shall in other respects give reasonable cooperation in such defense.

           7.3.2.   If the Indemnifying Party, within a reasonable time after

notice of any such Claim, fails to defend such Claim actively and in good faith,

the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying

Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein, provided,

however, that no such failure to defend shall be deemed an admission that such claim is subject to indemnification hereunder.

           7.3.3.   Anything in this Section 7.3 to the contrary

notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying

Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim;

     7.4.  Except for any willful or knowing breach or fraud, as to which claims may be brought without limitation as to time or amount, no claim or action shall be brought under this Article 7 or otherwise under this Agreement for breach of a representation or warranty after the lapse of two years following the Closing

Date.  Regardless of the foregoing, however, or any other provision of this

Agreement:

           7.4.1.   Claims or actions brought for breach of any representation or warranty made by SHAREHOLDER or G/C in or pursuant to Section 3.1.1, 3.1.2,

3.1.3, 3.1.17 or 3.1.21 hereof shall be brought in accordance with all applicable statutory limitation periods with respect thereto.

           7.4.2.   Any claim or action brought for breach of any representation or warranty made by SHAREHOLDER or G/C in or pursuant to Section 3.1.9 hereof may be brought at any time until the underlying Tax is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

           7.4.3.   Any claim made by a party hereunder for breach of a

representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

           7.4.4.   If any act, omission, disclosure or failure to disclose

shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

           7.4.5.   Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing,

each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein, unless the party relying upon such representation or warranty had actual knowledge that it was false prior to the date hereof.

           7.4.6.   SHAREHOLDER shall not be liable to PARSONS or any Affiliate under Section 7.1 hereof or otherwise under this Agreement nor shall PARSONS be liable to SHAREHOLDER under Section 7.2 hereof or otherwise under this Agreement

(a) for any misrepresentation or breach of warranty until the aggregate amount for which they would otherwise (but for this provision) be liable to any or all such parties for all such misrepresentations and breaches of warranty exceeds in the aggregate $50,000, or (b) for any amount in excess of $46,000,000 in the aggregate.

           7.4.7.   Nothing herein shall be deemed to prevent the Indemnified

Party from making a claim hereunder for potential or contingent claims or demands provided the claim notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the

Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.


                             ARTICLE 8.  TERMINATION

     8.1.  This Agreement may be terminated prior to the Closing Date: (a) by mutual written consent of SHAREHOLDER and PARSONS, authorized by their respective directors; or (b) by written notice from SHAREHOLDER to PARSONS, if the conditions provided in Article 5 shall not be satisfied by August 31, 1995,

or the date of such notice, whichever is later; or (c) by written notice from

PARSONS to SHAREHOLDER, if the conditions provided in Article 6 shall not be satisfied by August 31, 1995, or the date of such notice, whichever is later.

     8.2.  In the event of the termination and abandonment hereof pursuant to the provisions of this Article 8, this Agreement shall become void and have no effect (except for Articles 7 and 8 hereof and Sections 9.3, 9.4 and the last sentence of Section 9.6 hereof with respect to governing law), without any liability on the part of PARSONS, SHAREHOLDER or G/C or the directors, officers or shareholders of PARSONS, SHAREHOLDER or G/C in respect of this Agreement.

Notwithstanding the foregoing, if such termination is due to the intentional nonfulfillment of any covenant or agreement hereunder or the fraud on the part of either party hereto, such party shall be liable to the other party hereto (i)

to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby and (ii) in the case of a fraud or intentional non-fulfillment of a covenant or an agreement, for damages.


                            ARTICLE 9.  MISCELLANEOUS

     9.1.  Any of the provisions of this Agreement may be waived at any time prior to the Closing Date by PARSONS or Shareholder, whichever is or are entitled to the benefit thereof.  Any of the provisions of this Agreement may be modified at any time prior to the Closing Date by agreement in writing between the parties and executed in the same manner, but not necessarily by the same persons, as this Agreement.

     9.2.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by telefax (with confirming telefax receipt) or delivered by recognized courier service (with receipt acknowledged) addressed as follows (or addressed in such other manner as the party or parties receiving such notice may specify by notice to the other parties):

     If to SHAREHOLDER:       GILBERT ASSOCIATES, INC.
                              Attn.: President and Chief Executive Officer
                              P.O. Box 1498 (19603)
                              Route 10 and Pheasant Road
                              Reading, PA 19607
                              Telefax: 610-856-5399

                              with a required copy to:

                              Berlack, Israels & Liberman
                              Attn: Douglas Davidson, Esq.
                              120 West 45th Street
                              New York, NY  10036
                              Telefax: 212-704-0196

     If to PARSONS:           THE PARSONS CORPORATION
                              Attn:  Senior Vice President and
                              Chief Financial Officer
                              100 West Walnut Street
                              Pasadena, CA 91124
                              Telefax: 818-440-2630

                              with a required copy to:

                              Morgan, Lewis & Bockius
                              Attn: Timothy Maxwell, Esq.
                              2000 One Logan Square
                              Philadelphia, PA 19103
                              Telefax: 215-963-5299

or to such other address as any party shall furnish to the other by notice given in accordance with this Section 9.2.  Each such notice, request, demand,

application, service of process and other communication shall be deemed to have been given as of the date telefaxed, delivered or mailed, or, if given by any other means, shall be deemed given only when actually received by the addressee.

     9.3.  All information disclosed heretofore or hereafter by any party to any other party in connection with this Agreement shall be kept confidential by such other party, and shall not be used by such other party otherwise than for use in connection with this Agreement, except to the extent as was known to such other party when received or as it is or hereafter becomes lawfully obtainable from other sources, or to the extent such duty as to confidentiality and non-use is waived by such disclosing party.  Such obligation as to confidentiality and non-

use shall survive termination of this Agreement.  In the event of termination of this Agreement each party shall use its reasonable best efforts to return to the other parties all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exception contained in the first sentence of this Section 9.3.

     9.4.  If this Agreement is terminated pursuant to Article 8 hereof, or for any other reason, PARSONS, on the one hand, and SHAREHOLDER and G/C, on the other hand, shall bear their respective expenses incurred in connection with or arising out of this Agreement or its termination.

     9.5.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement may be amended only by instrument in writing executed and authorized as provided herein.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, including without limitation the Agreement in Principle, are superseded by this Agreement.

     9.6.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto and their respective shareholders any rights or remedies under or by reason of this Agreement.  The captions on this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This

Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall be governed by and construed in accordance with the local law of the State of Delaware.

     IN WITNESS WHEREOF, PARSONS, G/C and SHAREHOLDER, each intending to be legally bound, have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the day and year first above written.



                         THE PARSONS CORPORATION


                         BY:_____________________________________


                         GILBERT/COMMONWEALTH, INC.


                         BY:_____________________________________


                         GILBERT ASSOCIATES, INC.


                         BY:_____________________________________

                                  EXHIBIT A

                                G/C Balance Sheet


     Gilbert/Commonwealth
     Balance Sheet
     (000's)

                                                                          Adjusted
                               Per Operating Trial                       Bal. Sheet
                                  Balance 12/30/94      Adjustments       @12/30/94

     Accounts Receivable                    11,659            (A)            11,659
     Bad debt reserve                      (1,738)       1,338(B)             (400)
     Unbilled Revenue                        8,488                            8,488
     Deferred Income Taxes                     220       (220)(I)                 0
     Other Current Assets                      728       (302)(C)               473
                                      ------------   ------------      ------------
      Total Current Assets                  19,357         863               20,220

     Deferred Income Taxes                     170       (170)(I)                 0

     Equipment & Furniture                  22,197       2,506(D)            24,703
     Accumulated Depreciation             (18,465)     (2,116)(D)          (20,581)
                                      ------------   ------------      ------------
     Net Book Value                          3,732         390                4,122
                                      ------------   ------------      ------------
     Total Assets                           23,259       1,083               24,342
                                      ============   ============      ============

     Accounts Payable                        1,460                            1,460
     Accrued Salaries and Wages              4,247                            4,247
     Accrued Income Taxes                      679       (679)(E)                 0
     Billing in Excess of
       Recognized Revenue                    1,921                            1,921
     Accrued medical & dental                  816                              816
     Accrued 401K match                        743                              743
     Reserve for contract
       disallowances                             0                                0
     Other Accrued Liabilities               1,436         212(F)             1,570
                                                          (78)(K)

      Total Current Liabilities             11,302       (545)               10,757
                                      ------------   ------------      ------------
     Postretirement benefits                   528       (528)(G)                 0
     Open window pension accrual             1,387     (1,387)(G)                 0
     Other Long Term Obligations               326       (326)(H)                 0
     Deferred Income Taxes                       0                                0
                                      ------------   ------------      ------------
      Total liabilities                     13,543     (2,786)               10,757
     Stockholders' Equity                    9,716       3,869               13,585
                                      ------------   ------------      ------------
     Total Liabilities &
       Stockholders' Equity                 23,259       1,083               24,342
                                      ============   ============      ============

Gilbert/Commonwealth(G/C)
Adjustments to the 12/30/94 Balance Sheet
(000's)



(A)	To remove miscellaneous accounts receivables relative to GHMC activities which are not part of the transaction.
(B)	To reduce the bad debt reserve to $400.
(C)	To remove prepaid real estate taxes.
(D)	Add reprographics and communication equipment:

	                    Costs           Acc. Dep        NBV
                         -------------     ------------     ----------
	Reprographics            1,576            1,442            134
	Communications             930              674            256
                         -------------     ------------     ----------
	                         2,506            2,116            390
                         =============     ============     ===========

(E)	To remove state income tax accrual.
(F)	To remove debit balance relative to legal bills for the age
           discrimination case.
(G)	To remove retirement liabilities not assumed.
(H)	To remove dividend unit award accrual.
(I)	To remove state deferred taxes.
(J)	To add prepaid maintenance agreement relative to the phone switch.

(K)	To remove Pennsylvania and Tennessee franchise tax liabilities.

NOTE:	The above operating trial balance does not reflect the TVA
        settlement, age discrimination case and intercompany and equity accounts. The balance sheet will have to be adjusted for other GHMC related accounts, if any, in G/C's operating trial balance which are excluded from the transactions.

                         	  EXHIBIT B

                	  Pre-Closing Transactions

	As contemplated by Sections 2.2 and 2.3 of the Agreement, the following assets and liabilities of G/C and its Subsidiaries are excluded from the sale and shall be transferred to Shareholder in a manner reasonably satisfactory to shareholder, G/C and Parsons on or before the Closing Date (in accordance with Sections 5.3 and 6.8 of the Agreement):

	The G/C Balance Sheet attached as Exhibit A excludes, and the Adjusted March Balance sheet prepared in accordance with Section 1.21 will exclude, the following items.

1.) Stock of Excluded Subsidiaries and all assets and liabilities of Excluded Subsidiaries.

2.) All real property owned by G/C and the Excluded Subsidiaries and all assets related to such real property, including but not limited to prepaid real estate taxes, prepaid insurance and expenses, deferred rental income and all assets used in the real estate management business conducted by GHMC and all liabilities related to such assets and business except for telecommunication and reprographics.

3.) All intercompany advances and indebtedness owed by Shareholder to Gilbert Investment Company.

4.) All intercompany advances and indebtedness owed to or by G/C and its Included Subsidiaries by or to Shareholder and any of its subsidiaries other than G/C and its Included Subsidiaries.

5.) All assets and liabilities associated with taxes of G/C and its Subsidiaries relating to income, franchise or excise taxes based on the income or net worth of G/C and the Included Subsidiaries for any period ending on or before the closing date.

6.) Accrued liabilities, reserves and assets relating to TVA Sequoyah Contract Settlement, G/C Inc. of Michigan v. Stanley F. Mazur(Age Discrimination Case), Dividend Unit Award Plan, Open Window Pension, Post retirement Life Insurance Program and post retirement medical benefits.

7.) The amount by which the bad debt reserve recorded by G/C and its Included Subsidiaries exceeds $400,000.

8.) Any workers compensation claims made on or before March 31, 1995 against G/C and Included Subsidiaries.

For workers compensation insurance specifically provided to GAICO's customer (Delmarva) prior to closing, the Shareholder shall be permitted to charge G/C or will be required to reimburse G/C for worker compensation costs, as finally determined in a manner consistent with prior years, to the extent permitted in the Delmarva's contract. The final determination of worker compensation will be completed once the policy years have been closed.

A more detailed listing of the items set worth above will be supplied by SHAREHOLDER on or before Shareholder's submittal of the Adjusted March Balance Sheet to Parsons as provided for in Section 1.2.2.

	As used herein, "Excluded Subsidiaries" shall mean Green Hills Management Company (GHMC), GAI Inc., Gilbert Associates (Europe) Limited and "Included Subsidiaries" shall mean G/C Subsidiaries other than Excluded Subsidiaries. Included Subsidiaries are as follows:

GAICO, Inc.
Gilbert Architectural Company
Gilbert Construction Company
Gilbert Investment Company
Gilbert Associates of VA, Inc.
Gilbert/Commonwealth Inc. of Ohio
Gilbert Associates (Australia) Pty., LTD
Gilbert/Commonwealth Overseas Ltd.
Gilbert Associates - S.A.E. Engineers and Consultants
P/G Investments, Inc.

                                   EXHIBIT C
                            Use of Operating Systems




Continued Use of Systems and Services
- -------------------------------------
For a period up to six months following the date of closing, G/C will continue to provide the following services:

1.)	Accounting system - G/C will continue to allow the Shareholder and GHMC to use the accounting system and will continue to process all accounting transactions for the Shareholder and GHMC. These transactions include, but are not limited to, monthly financial closing, preparation of journal entries, generation of monthly financial reports and other related accounting duties. The monthly close will continue to be completed by the fifth business day following the Shareholder's month end.

2.)	Use of the telecommunication switch, network and other related services.

3.)	Computer Network and Services - G/C will continue to allow the
Shareholder and GHMC the use of the computer network and provide both hardware and software support.

OFFICE LEASE
BETWEEN

GREEN HILLS MANAGEMENT COMPANY (GHMC)

and

GILBERT/COMMONWEALTH, INC. (Lessee)








						Premises:

						Green Hills Corporate Center
						Rt. 10 & Pheasant Road
						Phase I
						Green Hills, Reading, PA  19607

                    COMMERCIAL OFFICE LEASE

THIS AGREEMENT OF LEASE, entered into as of the          day of , 1995,
                                               ----------
by and between GREEN HILLS MANAGEMENT CO., a corporation authorized to do business in the Commonwealth of Pennsylvania, P.O. Box 1498, Reading, Pennsylvania, 19603, Lessor, hereinafter referred to as "GHMC" and GILBERT/COMMONWEALTH, INC., Route 10 &
Pheasant Road, Reading, Pennsylvania, 19607, a corporation authorized to do business in the Commonwealth of Pennsylvania, hereinafter referred to as "Lessee".

                         W I T N E S S E T H:

GHMC does hereby lease to Lessee, 200,000 rentable square feet of office space located in Green Hills Corporate Center, Reading, Pennsylvania, the Demised Premises. See Schedule "A" attached. This Lease is made upon the following terms and conditions:

1.   Term
     ----

     This Lease is made for an initial term of 120 months commencing on the date of closing pursuant to the Stock Purchase Agreement between Lessee and Gilbert Associates, Inc., and expiring 120 months later . Lessee shall have the option to extend this lease for two additional 60 month periods by giving GHMC written notice at least six (6) months prior to the expiration date set out herein.

2.	Rental
        ------
	a.  Base Rental
	    The initial base rental shall be Fifteen Dollars ($15.00) per office rentable square foot per year and Four Dollars ($4.00) per storage rentable square foot per year. Said rental shall be payable in advance on or before the fifth day of each and every month during the term hereof, in equal monthly installments of $250,000.00, provided, however, that said rental shall be prorated for partial months at the beginning and end of the term. Escalation of the aforementioned rental shall be calculated at three percent (3%) per annum on lease anniversary date. Schedule "B" (attached) defines the existing rental stream of this agreement.

	b.  Renewal Rental
	    In the event that Lessee desires to exercise its option to renew for an additional 60 month term, the base rental shall be negotiated based on the then existing market conditions.

	c.  Late Payment
	    Any installment of rent accruing hereunder and any other sum payable hereunder, if not paid when due shall bear interest at the highest rate authorized by law until paid.

3.   Use of Demised Premises
     -----------------------

     Lessee shall, during standard business hours (7:00 A.M. through 7:00 P.M., Monday through Friday) use the Demised Premises for general office purposes, and for no other use or purpose, or at other times, without the prior written consent of GHMC. Lessee shall not conduct significant operations within the Demised Premises at other than standard business hours , but nothing contained herein shall prevent Lessee from casual, not routinely scheduled, overtime work at other than standard business hours as may be required. This limitation shall, however, not apply to Lessee's operation of a print or reproduction facility in the Demised Premises, which shall be permitted. Any costs incurred by GHMC, over and above the costs experienced by GHMC elsewhere in the Demised Premises for general office purpose operation shall, however, be added to the Base Rental provided hereunder and treated as additional rent. Such cost shall include but not be limited to high electrical consuming machinery and equipment ,environmental compliance and excessive water and sewer usage.

4.   Parking
     -------

     Lessee shall be entitled to the use 115 reserved parking spaces in GHMC's parking areas (See Schedule "C" attached). General parking is represented in Schedule "C" as parking available on a first come-first served basis by all clients at Green Hills

     Corporate Center. From time to time maintenance is required on parking facilities. Cooperation is requested of all GHMC clients while preventive maintenance is accomplished.

5.   Services and Utilities
     ----------------------

     GHMC covenants and agrees so long as the Lessee is not in default under any of the covenants of this Lease to furnish:

	a. Heat and air conditioning, in season, during normal business hours, in such amounts and at such temperatures as are considered by GHMC to be reasonable, consistent with those supplied in the past to the Premises and at substantially the same temperatures maintained throughout the building (excluding special air conditioning for any electronic data processing machines, computers or similar machines of high electrical consumption, the use of which has not been expressly approved by GHMC);

	b. Hot and cold water and sewage removal at those points of supply or removal provided for general use of tenancy (excluding high water and sewage usage by the reproduction and print shop unless such additional costs are paid for by Lessee);

	c.  Automatic elevator service;

	d. Electric current for ordinary office use, and additionally, as required for any normal office machines, excluding electronic data processing machines, computers or similar machines of high electrical consumption, the use of which has not been expressly approved by GHMC. Extraordinary use of electrical services shall require separate metering by GHMC for direct payment by Lessee.

	e.  Janitorial services for cleaning of the Demised
	    Premises five (5) days weekly in the manner and to the extent provided by GHMC for itself elsewhere in the building;

   	f. Electric lighting service in the manner and to the extent provided by GHMC for itself elsewhere in the building;

	g.  Use of the reception area of the building;

	h. Electronic security services in the manner and to the extent provided for by GHMC itself elsewhere in the building;

	i. Trash and snow removal to the same extent provided by GHMC for itself in other areas of the building.

	j.  Repairs and maintenance to building and grounds
	    throughout Green Hills Corporate Center.  Not included
	    but fee available:
		-	Tenant improvement services,
		-	Architectural space design services,
		-	Move and change planning and implementation,
		-	Conference room setup services; conference center
services,
		-	Computer setup services
		-	Security guard services

     GHMC reserves the right to stop the above-defined services at any time when necessary or desirable in the judgment of GHMC by reason of accident or emergency or for repairs, maintenance, alterations, replacements or improvements.
     GHMC shall use reasonable diligence to repair, maintain, alter, replace, or improve same promptly, but Lessee shall have no claim for rebate or reduction of rent or for damages on account of any interruptions in said services occasioned thereby or resulting therefrom.

     If the Demised Premises are rendered totally or partly untenable for a period of twenty (20) consecutive days, Lessee is permitted to reduce its monthly base rental in exact proportion to the rental space made untenable. The rent abatement shall be calculated in exact proportion to the number of days that the Demised Premises were made untenable. For purposes of this Lease, and the rental abatement period, even though Lessee must wait twenty (20) days before abating the rent, once the twenty (20) days are up, the rent abatement shall include the twenty (20) days' period.

     The term untenable shall include floods to the premises, the need for structural repairs affecting Lessee's demised premises, or any other situations where Lessee cannot physically gain access to its premises during a regular business day.

6.   Preparation of Demised Premises
     -------------------------------

     Demised premises, as occupied by Lessee is considered an "as is" lease.

     Lessee shall make no changes in or to the Demised Premises. In the event that Lessee may from time to time require electrical supply hook-ups for its equipment in the Demised Premises or shall require other modifications of the Demised Premises or installation of other equipment within the Demised Premises, it shall so inform GHMC. If approved by GHMC, GHMC will, on a mutually agreed upon schedule, provide the necessary service. GHMC shall charge Lessee for service on a time and material basis, at GHMC's scheduled rates. GHMC shall bill Lessee for such service and Lessee shall reimburse GHMC for the cost of such service within thirty
     (30) days of the receipt of billing.

     Should Lessee believe that GHMC's scheduled rates and estimated time to complete any task requested by Lessee hereunder, not be competitively priced; Lessee shall have the right to obtain competitive bid or bids from qualified outside contractors to perform the specified task. Should such outside contractor or contractors provide a lower total bid to complete such task, GHMC will, at its discretion, either reduce its price to equal the lowest qualified bid or authorize the outside contractor to perform the specified task directly for Lessee.

7.   Security
     ---------

     Security will be provided either by GHMC's standard security force and / or electronic security. Lessee agrees that its employees assigned to work within the Demised Premises and any of its visitors to the Demised Premises shall observe all

     GHMC security procedures which may from time to time be in effect and that such procedures may include, without limitation, the wearing of identification badges, signing of building registers, photographing, and all other procedures which GHMC may deem necessary or desirable.

8.   Care of Premises
     ----------------

     Lessee agrees that it will take good care of the Demised Premises, fixtures and appurtenances, and suffer no waste or injury; that it will be responsible to pay for all repairs to the Demised Premises, fixtures and appurtenances necessitated by the negligence or willful acts of Lessee, its agents, employees or guests; that in its use of the Premises it will conform to all laws, orders and regulations of the Federal, State and County authorities or any of their departments, and will not through its act or neglect cause any situation to exist in or about the Leased Premises which would constitute a violation of any Federal, State, or County code, regulation or ordinance governing use, occupancy, health, sanitation or fire (but nothing herein shall make Lessee liable for any repairs or alterations to the Premises or the building necessitated by the fault of Lessor, its agents, employees, guests, or other tenants). Lessee further agrees that it will not do, or permit anything to be done, in the Premises which will in any way increase the fire insurance premium on the building, or conflict with the fire insurance policies on the building. Lessee will defend and save harmless GHMC from any liability arising from injury to person or property caused by any negligence or willful act or omission of Lessee, its agents, employees, or guests. Lessee will surrender the Leased Premises at the expiration of the term (or the sooner termination thereof for any reason) in as good condition as they were at the beginning of the term, ordinary wear and tear excepted. Should Lessee fail to occupy the premises for sixty (60) days due to any cause other than breach by the Lessor, all alterations, additions, renovations or improvements to the premises made by Lessee shall become, at GHMC's option, a part of the real estate and belong to GHMC without payment of any consideration and shall remain in and be surrendered with the premises as part thereof at the expiration or sooner termination of the lease. If GHMC elects not to have ownership of the alterations made to its property, Lessee shall be obligated to restore the premises, at its costs and expense, to the condition at the time of leasing.

9.   Insurance
     ---------

     It is understood that GHMC insures the building of which the Demised Premises are a part for its own protection and that it shall have no obligation to carry insurance on any of the property of Lessee or its employees assigned to work in the building. Lessee further agrees to procure and maintain at Lessee's expense throughout the continuance of this Lease, comprehensive general liability insurance with a minimum of One Million Dollars ($1,000,000) per occurrence for bodily injury including death and property damage, from a reputable company. Such comprehensive general liability insurance shall include, but not be limited to, contractual liability insurance covering the hold harmless agreements contained in Paragraphs entitled "Indemnification" and "Care of Premises" of this Lease. Lessee also agrees to procure and maintain fire legal liability insurance, either by endorsement to the afore-mentioned comprehensive general liability policy or by a separate policy, with a minimum of Two Million Dollars ($2,000,000) covering Lessee's legal liability for damages to the leased Premises. Evidence of insurance coverage and providing for thirty (30) days prior written notice to GHMC of any material change in or cancellation of the foregoing policy(ies) shall be furnished to GHMC promptly after the date of execution of this Lease.

10.  Damage, Destruction, or Eminent Domain
     --------------------------------------

     In the event that the Demised Premises or the building of which they are a part shall be materially damaged or if the said building of any material part thereof be taken in any eminent domain proceedings and if, as a result thereof, Lessee shall be substantially prevented from conducting its operations within the Demised Premises for a period of thirty (30) consecutive days, Lessee may thereupon terminate this Lease by written notice to GHMC. Should only a portion of the Demised Premises be unavailable for Lessee's use then the rent on such space or spaces shall abate proportionately on such space which was rendered unusable until such time as such space can be repaired, restored or replaced, after which the full amount of rent shall once again be payable as herein set forth.

11.  Notices
     -------

     Any notice required or permitted to be given hereunder shall be in writing and mailed, postage prepaid, by certified or registered U.S. mail, return receipt requested, to the address set forth herein for each notice. Notices shall be deemed to have been given when mailed, as evidenced by receipt for said mailing.

12.  Signs and Advertising
     ---------------------

     No sign, advertising or notice shall be inscribed, affixed or displayed on any part of the outside or inside of the building, nor shall any advertising medium be used within the Demised Premises, except as approved in writing in advance by GHMC. Lessee shall obtain and pay for all permits and licenses, if any, required in connection with any approved sign and shall be responsible for the proper installation and maintenance thereof. Copies of all such required permits and licenses in connection with any approved sign shall be delivered to GHMC within a reasonable time after they are issued.

     If any sign, advertisement or notice is improperly exhibited, GHMC shall have the right to remove the same, and Lessee shall be liable for any and all expenses incurred by GHMC in said removal. Any such permitted use, including directories and name plates, shall be at the sole expense and cost of the Lessee, except as otherwise provided. GHMC shall have the right to prohibit any advertisement of Lessee which in its option tends to impair the reputation of the building or its desirability as a high-quality office building, and, upon written notice from GHMC, Lessee shall immediately refrain from and discontinue any such advertisement.

13.  Inspection of Premises
     ----------------------

     Lessee agrees it will allow GHMC, its agents or employees, to enter the Demised Premises at all reasonable times, but only after giving Lessee advance notice, without charge therefore to GHMC and without diminution of the rent payable to Lessee, to examine, inspect or to protect the same, or to prevent damage or injury to the same, or to make such alterations and repairs as GHMC may deem necessary or to exhibit the same to prospective tenants. The above referenced advance notice requirement shall not apply to security, maintenance, or janitorial personnel or emergency situations.

14.  Assignment - Subleasing
     -----------------------

     The Lessee shall not assign or sublet the whole or any part of the leased Premises without GHMC's prior written consent, which consent shall not be unreasonably withheld. Lessee shall not, however, be required to obtain GHMC's written consent to sublease to any company owned by Lessee or which is owned by The Parsons Corporation. These related party subleases shall be effective on notice to GHMC. Notwithstanding such consent or notice, Lessee shall remain liable to GHMC for the payment of all rent and for the full performance of the covenants and conditions of this Lease, unless GHMC specifically agrees in writing to release Lessee from such obligations.

15.  Default and Bankruptcy
     ----------------------

     In the event that:

     a.	    Lessee shall default in the payment of any installment
	    of rent or other sum herein specified and such default shall continue for ten (10) days after written notice thereof; or

     b.	    Lessee shall default in the observance or performance
	    of any other of the Lessee's covenants, agreements or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof; or

     c.	    Lessee shall be declared bankrupt or insolvent
	    according to law, or if any assignment shall be made of Lessee's property for the benefit of creditors, then GHMC shall have the right thereafter, while such default continues, to re-enter and take complete possession of the leased Premises, to declare the term of this Lease ended, and remove Lessee's effects, without prejudice to any remedies which might be otherwise used for arrears of rent or other default. The Lessee shall indemnify GHMC against all loss of rent and other payments which GHMC may incur by reason of such termination during the residue of the term. If the Lessee shall default, after reasonable notice thereof, in the observance or performance of any conditions or covenants on Lessee's part to be observed or performed under or by virtue of any of the provisions in any article of this Lease, GHMC, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Lessee.

16.  Subordination
     -------------

     This Lease shall be subject to and subordinate at all times to the lien of any mortgages and/or deeds of trust now or hereafter made on the Demised Premises, and to all advances made or hereafter to be made thereunder. This subordination provision shall be self-operative and no further instrument of subordination shall be required.

     Lessee shall, at any time during the term of this Lease, within twenty (20) days after written request by GHMC, certify by written instrument, the form of which shall be furnished by GHMC, duly executed and acknowledged, to any lender or proposed lender of the property containing the Demised Premises: (a) as to whether this Lease has been supplemented or amended and if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease in accordance with its tenor as then constituted; (c) as to the existence, to Lessee's knowledge, of any default hereunder; (d) as to the commencement and expiration dates of the term of this Lease; and (e) as to any other matters as may be reasonably so requested.

17.  Indemnification
     ---------------

     Lessee will hold GHMC exempt and harmless for and on account of any damage or injury to any person, or to the goods, wares and merchandise, of any person, arising from the use of the Premises or common areas of the building by Lessee, or arising from the failure of Lessee to keep the Premises in good condition as herein provided. Lessee agrees to protect, indemnify, and save harmless GHMC on account of any injury or damage to persons or their property, whether on the Premises or in the common areas of the building, caused or resulting from Lessee's occupancy of the Premises and the building. GHMC shall not be liable to Lessee for any damage by or from any act or negligence of any other occupant of the same building. Lessee agrees to pay for all damage to the building, and to defend, indemnify and hold GHMC harmless with respect to damage to tenants or occupants thereof to the extent such damage is caused by Lessee's negligence or willful act on said Premises, its apparatus or appurtenances.

18.  Expansion / Surrender of Space
     ------------------------------

     Lessee shall have the right of first refusal on any space adjacent to the Demised Premises that may become available during the terms of this lease, provided that at least twenty-four (24) months remain on the term, and that such right has not been granted to Penske (Penske has already been granted a right of first refusal on space in the existing complex, but has only exercised such right on space contigious to their existing space). GHMC will, however, exert all reasonable effort to meet Lessee's space needs, including where possible relocation of existing tenants. Such space to be rented "as-is". GHMC shall notify Lessee in writing of the availability of any such space and Lessee shall have ten (10) days to respond to such offering.

     Beginning after Lessee has paid GHMC 60 monthly rental payments, hereunder, and continuing through the remainder of the original term, Lessee shall have the right, upon six (6) months advance written notice to GHMC to surrender up to 10,000 rentable square feet of office space per annum to GHMC. Such space shall be in contiguous units of not less than 5,000 rentable square feet of office space and shall be situated in such a fashion as to allow for re-rental by GHMC to third party or parties. The maximum square footage which may be returned under this Paragraph shall not exceed 10,000 square feet per year and 50,000 square feet over the term of this Agreement.

19.  Lessee's Covenants
     ------------------
     Lessee agrees that it will keep the Demised Premises and the fixtures therein in good order and condition, and will, at the expiration or other termination of the term hereof, surrender and deliver up the same in like good order and condition as the same now is or shall be at the commencement of the term hereof, ordinary wear and tear, and damage by the elements, fire and other unavoidable casualty not due to the negligence of Lessee, excepted. The Lessee further agrees not to make any additions or alterations, structural or otherwise, in or upon the Demised Premises, or the building of which they are a part, without first having obtained GHMC's written consent; and that any such additions or alterations much conform to any and all applicable building code standards, as well as any and all other applicable requirements of the federal, state and local government. It is distinctly understood that any and all additions, alterations, installations, changes, replacements or improvements upon the Demised Premises shall remain upon the Demised Premises, and be surrendered with the Demised Premises at the expiration or other termination of this Lease without disturbance, molestation or injury.

     Should GHMC elect that certain alterations, installations, changes, replacements, additions to or improvements upon the Demised Premises be removed upon expiration or other termination of this Lease, or any renewal period hereof, Lessee hereby agrees to cause the same to be removed at Lessee's sole cost and expense, and to repair any damage to the Demised Premises arising from the installation of or the removal of same, and should Lessee fail to remove the same, then and in such event, GHMC shall cause same to be removed at Lessee's sole risk and expense, and Lessee hereby agrees to reimburse GHMC for the cost of such removal, together with any and all damages which GHMC may suffer and sustain by reason of the failure of Lessee to remove the same.

20.  Notices
     -------

     All notices under this Lease shall be in writing and sent by registered or certified mail as follows:

To Tenant:		Green Hills Corporate Center
			Rt. 10 and Pheasant Road
			Reading, PA   19607

To Landlord:		Green Hills Management Company
			Attention:  Director, Real Estate Services
			P. O. Box 1498
			Reading, PA   19603-1498

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed by their duly authorized representatives as of the date and year first above written.

WITNESS:					GREEN HILLS MANAGEMENT CO.

By:						By:
                                                   --------------------------

						Title:
                                                      -----------------------


WITNESS:					GILBERT/COMMONWEALTH, INC.

By:						By:
                                                   --------------------------

						Title:
                                                      -----------------------


                        GUARANTY OF LEASE

In partial consideration of the covenants, conditions and obligations contained in the Stock Purchase Agreement, to which this Lease is attached as an Exhibit. The Parsons Corporation hereby guarantees to GHMC and its successors and assigns the full and punctual performance and observation by Lessee of all of the material terms, covenants and conditions of this Lease. This guaranty shall include any liability of Lessee or any related company which may be occupying space pursuant to Section 14 of the Lease. If, at any time, default shall be made by Lessee or such related company, in the performance or observance of any of the material terms, covenants or conditions, The Parsons Corporation will keep, perform, and observe the same, as the case may be, in their place and stead upon written notice from GHMC.

WITNESS:					THE PARSONS CORPORATION

By:_________________________________       By:________________________________

                              EXHIBIT E

                         Health Care Benefits



				Robert Hagenbaugh

				Sally Magner

				Mary Ann Shaw

				Eunice Smith

				Russell Smith

				Richard A. Stoudt

				Mike Tokolics

				La Var Winsor

				Shirley Adams

				Peter L. Bretz

				Janice M. Dobrosky

                      EXHIBIT F

                 Employment Agreement



              	  EMPLOYMENT AGREEMENT


	AGREEMENT, made as of the date of Closing, pursuant to the Stock Purchase Agreement between Gilbert Associates, Inc. and The
Parsons Corporation, between  Gilbert/Commonwealth, Inc. a
Delaware corporation (the "Company") and _________________ ["the
Employee").

	WITNESSETH:

	WHEREAS, the Company desires to retain the services of Employee and Employee desires to be employed by Company upon the terms and conditions hereinafter set forth;

	NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

	1.	EMPLOYMENT.  The Company hereby employs Employee, and
Employee hereby agrees to serve in such position as shall be assigned to Employee by the Company, for the period hereinafter defined. Employee agrees to perform such services as shall from time to time be assigned to him by the Company and, in the absence of such assignment, such services customary to such position as are necessary to the operations of Company. Employee further agrees to use his best efforts to promote the interests of the Company and to devote his full time, attention and energies to the duties of his position and the business and affairs of the Company during the Term of Employment (as hereinafter defined).

	2.	TERM OF EMPLOYMENT.  The employment hereunder shall be
for a period of two [2] years (the "Term of Employment") which shall commence on the effective date hereof and shall end twenty four [24] months later unless earlier terminated (i) upon the death of Employee, (ii) at the option of the Company upon 30 days' prior written notice to Employee, in the event of the inability of the Employee to perform his duties hereunder, whether by reason of injury (physical or mental), illness or otherwise, incapacitating Employee for a continuous period exceeding 180 days or (iii) upon the discharge of Employee by the Company for cause as determined by the Company. For purposes of this paragraph 2(iii), "discharge for cause" shall mean:

	a.	willful or intentional violation of Company policies or
procedures, dereliction of Employee's duties or responsibilities, insubordination, or any other actions knowingly taken in conflict with the Company's interest and objectives;

	b.	commission of any grossly negligent, fraudulent or
dishonest act by Employee in connection with his employment with the Company; or

	c.	the commission of any felony or act of moral turpitude.

	3.	COMPENSATION.

	(a)	Base Salary.  As compensation for services hereunder,
the Company shall pay Employee an annual salary of $___________, or such greater amount as may be established by Company, which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of the Company. The salary rate for the Employee shall be periodically adjusted in accordance with the salary administration policy of the Company, but in no event shall such salary rate be decreased below the salary rate in effect as of the date hereof.

	(b)	Vacation and Benefits.  Employee shall receive paid
vacation days each year in accordance with prevailing Company policies and shall participate on the same basis as other employees of the Company in any other Company employee benefit programs. The period of Employee's employment with Company prior to the date hereof shall be credited in full to determine the Employee's years of service for purposes of determining eligibility for vacation and benefits.

	(c)	Payment Upon Early Termination.  In the event of early
termination of employment for any reason specified in paragraph
2(i), (ii) or (iii) hereof, the Company shall no longer be obligated to make any further compensation payments of any kind under this Agreement to Employee or his estate. In particular, the Employee shall not be entitled to any bonus payment for any portion of the year in which his employment so terminates or for any succeeding year except that in the case of death, the Employee's estate shall be entitled to a pro rated bonus, if so earned, for the portion of the year worked by the Employee prior to his death. Any base salary payments earned but not yet paid shall be made by the Company to Employee or his estate.

	4.	COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY;
     CONFIDENTIALITY

	(a)	Covenant Not To Compete.  Until one [1] year after
Closing Date, Employee shall not without the Company's prior written consent, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of a type and character engaged in and competitive with that conducted by the Company. For these purposes, Employee's ownership of securities of a public company not in excess of 1% of any class of such securities shall not be considered to be engaging in competition with the Company.

	  For the period set forth in the immediately preceding paragraph, Employee agrees to refrain from interfering with the employment relationship between the Company and its other employees by soliciting any such individuals to participate in independent business ventures or to accept other employment and agrees to refrain from soliciting business from any client of the Company for himself or for any entity in which Employee has an interest.

	It is the desire and intent of the parties that the provisions of this paragraph 4(a) shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this paragraph 4(a) shall be adjudicated to be invalid or unenforceable, this paragraph 4(a) shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

	Employee acknowledges and agrees that these provisions are necessary for the Company's protection and are not unreasonable because (i) his means of livelihood is not materially affected by his abiding by the provisions hereof, and (ii) he is able to obtain employment with companies whose businesses are not competitive with those of the Company.

	(b)	Intellectual Property.  During the Term of Employment,
Employee will disclose to the Company all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Company or its subsidiaries or affiliates, including, without limitation, any process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that such will be the property of the Company and that he will at the Company's request and cost do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to the Company.

	(c)	Confidentiality.  Employee agrees that without the prior
written consent of the Company, such consent to be given only by the Board of Directors of the Company, he will not use, publish or otherwise divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge of or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources).


	(d)	Survival.  Employee agrees that it is necessary for the
protection of the Company that paragraphs 4(a), 4(b) and 4(c) shall survive the Term of Employment until the date set out in paragraph 4(a).

	5.	REIMBURSEMENT OF EXPENSES.  Employee shall be entitled
to be reimbursed for reasonable travel and other expenses incurred in connection with the services to the Company pursuant to and during the term of this Agreement upon a basis consistent with the policies of the Company.

	6.	BREACH BY EMPLOYEE.  Both parties recognize that the
services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of this Agreement to be performed by him, including, but not limited to the obligations in paragraph 4 herein, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Employee, or to enjoin Employee from performing services for any such other person, firm or corporation.

	7.	ASSIGNMENT.  This Agreement is a personal contract and,
except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company. In the event of any attempted assignment or transfer of rights hereunder by Employee, contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

	8.	GOVERNING LAW; CAPTIONS.  This Agreement contains the
entire Agreement between the parties and shall be governed by the laws of the Commonwealth of Pennsylvania except with respect to the Commonwealth of Pennsylvania's laws concerning the conflict of laws. This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

	9.	PRIOR AGREEMENTS.  This Agreement supersedes and
terminates all prior agreements between the parties relating to the subject matter herein addressed, including, without limitation, any executive benefits, incentives, severance, deferred compensation, salary continuation, retirement, pensions, etc. which are not made generally available to Company employees under the Company's standard employee and management benefit plans.

	10.	NOTICES.  Any notices or other communications required
or permitted hereunder shall be in writing and shall be deemed effective when mailed by Certified Mail, Return Receipt
Requested, to the party at his or its address as follows (or at such other address as the party may specify by written notice to the other):

	If to the Company:	Gilbert/Commonwealth, Inc.
				2675 Morgantown Road
				Reading, Pennsylvania 19607


	With copies to 	        President

			If to the Employee



	11.	CONDITIONS OF EMPLOYMENT.  The Company acknowledges
that it is the Employee's understanding that his principal place of employment will initially be in the area of his current employment, but that Company retains the right to require the Employee to accept assignments at other locations from time to time. Employee additionally acknowledges that he will be expected to work reasonable business hours and engage in travel away from his principal place of employment in accordance with the Company's business practices.


	12.	ACKNOWLEDGMENT.  Employee hereby acknowledges that he
has been given the opportunity to review the terms and conditions of this Agreement with any legal or other advisor of his choice and that he fully understands and knowingly consents to the terms and conditions thereof.

	IN WITNESS WHEREOF, the Company has, by its appropriate officer, signed this Agreement and Employee has signed this Agreement, on and as of the day and year set forth below.




DATE	                 	EMPLOYEE
        -----------------
                                          ----------------------------



DATE                    	GILBERT/COMMONWEALTH, INC.
     -------------------

				By:
                                       -------------------------------

           			Title:
                                       -------------------------------

                                                     ANNEX B

	  DILLON, READ & CO. INC.




	  535 Madison Avenue
	  New York, New York 10022
	  (212) 906-7000


	  							April 10, 1995




	  The Board of Directors
	  Gilbert Associates, Inc.
	  Green Hills Corporate Center
	  Morgantown Road
	  Reading, Pennsylvania  19603

	  Gentlemen:

	  You have advised us that Gilbert Associates, Inc. (the "Company") has entered into a Stock Purchase Agreement (the "Agreement") with The Parsons Corporation ("Parsons") dated as of March 30, 1995, whereby Parsons would acquire all of the outstanding shares of common stock of Gilbert/Commonwealth, Inc. (the "Business"), a wholly-owned subsidiary of the Company, for an aggregate purchase price of $46 million in cash, subject to certain adjustments, as more fully described in the Agreement (the "Transaction").

	  You have requested our opinion as to whether the consideration to be paid by Parsons, as set forth in the Agreement, is fair to the holders of the common stock of the Company (the "Stockholders") from a financial point of view, as of the date hereof.

	  Dillon, Read & Co. Inc. ("Dillon Read"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dillon Read is acting as financial advisor to the Company in connection with the Transaction and will receive a fee upon consummation thereof in addition to the fee Dillon Read is receiving for rendering this opinion. In the ordinary course of business, we have traded securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

	  In arriving at our opinion, we have, among other things: (i) reviewed the Agreement and the exhibits thereto, (ii) reviewed a draft of the Proxy Statement dated April 10, 1995, relating to the Special Meeting of Stockholders to be held in connection with the Agreement; (iii) reviewed certain publicly available business and financial information relating to the Company; (iv) reviewed the reported price and trading activity for the Common Stock of the Company; (v) reviewed certain internal financial information and other data provided to us by the Company relating to the business and prospects of the Business, including financial projections prepared by the management of the Company and the Business, (vi) conducted discussions with members of the senior management of the Company and the Business, (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we considered relevant; (viii) reviewed publicly available financial and securities market data pertaining to certain publicly-held companies in lines of business similar to those of the Business; (ix) considered the results of the limited auction of the Business conducted at the Company's request by Dillon Read; and
	  (x) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary and appropriate.

	  In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all material respects. We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information, including the projections, provided to us by the Company's management was prepared in good faith and was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Business, and was based upon the historical performance of the Business and certain estimates and assumptions which were reasonable at the time made. In addition, our opinion is based on economic, monetary and market conditions existing on the date hereof.

	  In rendering this opinion, we are not rendering any opinion as to the value of the Company or making any recommendation to the Stockholders with respect to the advisability of disposing of or retaining shares held in the Company. This opinion does not address the fairness of the Transaction to the Stockholders in any capacity, including, without limitation, as employees, other than as holders of the Company's common stock. In addition, we are not making any recommendation regarding whether or not it is advisable for Stockholders to vote in favor of the Transaction.

	  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid by Parsons in connection with the Transaction is fair to the Stockholders from a financial point of view.

	  						Very truly yours,

	  						DILLON, READ & CO. INC.


	  						By:   /s/ Aaron C. Hill
	  							Aaron C. Hill
	  							Vice President

                            GILBERT ASSOCIATES, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR SPECIAL MEETING--JUNE 16, 1995

   The undersigned hereby appoints ALEXANDER F. SMITH and TIMOTHY S. COBB, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at a Special Meeting of Class B stockholders of Gilbert Associates, Inc. to be held on Friday, June 16, 1995, and at any adjournment or adjournments thereof, and thereat to vote all shares of Class B Common Stock that the undersigned would possess if personally present:

(INSTRUCTION: PLEASE MAKE YOUR CHOICE IN /X/ DARK INK.)

   1. Sale of the common stock of Gilbert/Commonwealth, Inc. to The Parsons Corporation;

              FOR / /        AGAINST / /      ABSTAIN / /

   2. In their discretion upon such other matters as may properly come before the meeting; all as set forth in the Notice of Special Meeting and Proxy Statement, dated May 26, 1995, receipt of which is hereby acknowledged.








                                    (continued and to be signed on reverse side)

UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE SALE OF THE COMMON STOCK OF GILBERT/COMMONWEALTH, INC. TO THE PARSONS CORPORATION.

                                              Dated......................., 1995

                                               .................................
                                                  (Signature of Stockholder)

                                               .................................
                                              Please sign above exactly as your
                                              name appears on the certificate
                                              representing your shares of Class
                                              B Common Stock.

                                               .................................
                                                 (Print Name as Signed Above)